UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Aramark

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2023 NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2023 Annual Meeting of Stockholders Friday, February 3, 2023 at 10:00 EST Meeting live via: www.virtualshareholdermeeting.com/ARMK2023

A Message from Our Chief Executive Officer

To Our Shareholders,

Fiscal 2022 was a year of strong performance for Aramark. As a Company, we’ve moved from “recovery mode” to “growth mode,” ending our fiscal year on strong footing. We believe we are well-poised to continue the strategic transformation we initiated at the beginning of fiscal 2020.

Across the globe, our approximately 274,000 team members continue to embody the client-focused, profitable growth culture we set out to establish. This mindset helped us reach new milestones, as we achieved the highest annual revenue result in Company history and a second consecutive year of record Net New Business1.

Revenue and Net New Business are only part of the story. Despite a challenging operating environment, our teams have remained focused on providing high quality hospitality services, while working closely to mitigate costs and drive additional value for our clients.

Our commitment to “Reach for Remarkable” led to measurable success, and it is with immense pride I share with you some of the highlights and hard work that defined it.

Fiscal 2022 Highlights

•	We signed a historic high $1.6 billion of Annualized Gross New Business in the year and retention rates were above 95% for the second consecutive year, as we maintained a step change improvement.

•	Net New Business increased by more than 50% compared to fiscal 2021—from $505 million to $790 million—and was over 8.5x greater than the historical five-year average from fiscal 2016 to fiscal 2020.

•	Revenue grew 35% year-over-year to exceed $16.3 billion for the full year, and operating income margin more than doubled compared to fiscal 2021.

Performance in fiscal 2022 was broad-based across multiple lines of business and geographies:

Our Food and Support Services (“FSS”) United States segment delivered over $400 million of Net New Business—more than 40% higher than fiscal 2021 and about 20 times greater than fiscal 2019. In addition to the strong level of new account wins and high retention rates, our U.S. business drove ongoing progress and higher activity levels. Collegiate Hospitality and Student Nutrition introduced new concepts, including innovative culinary offerings, technological advances, and enhanced dining spaces. Both Sports & Entertainment and Destinations experienced high attendance levels, which helped drive excellent performance. Accelerated return-to-office behavior in the workforce benefited our Workplace Experience Group. Healthcare+ saw increased patient and retail activity, and Facilities supported ongoing demand in core business offerings.

Net New Business in our FSS International segment doubled, with nearly $300 million in the year. Greater reopening activity and consistent multi-year net new business performance continued to drive strong results in the segment.

Our Uniform Services segment increased Net New Business by more than 25% over the previous year and drove growth in both recurring rental revenues and adjacency services. Additionally, margins continued to improve, supported by operational efficiencies and progress in route-based optimization.

Revenue and profits have been on the rebound. Cash flow is strong, and we are reducing our leverage. All of this keeps us on track to achieve our financial goals.

Beyond the bottom line

Because we are a people company, our commitment to environmental, social, and governance (ESG) issues is paramount. Our ESG plan, Be Well. Do Well., continues to drive positive results in the areas of sustainability, diversity, equity and inclusion, and community involvement. In fiscal 2022:

•	We trained more than 8,000 managers in inclusive leadership and the importance of equity. We also established ESG goals which include a focus on enhancing our representation of diverse managers.

•

We submitted for validation (approximately six-months ahead of schedule) enterprise-wide science-based targets to reduce our greenhouse gas emissions, in line with the Science Based Targets initiative (SBTi) Net Zero Standard.

•

Our new plant-forward menus and sustainable meals were embraced by clients across the portfolio, particularly in Healthcare+ and Collegiate Hospitality. In partnership with the Humane Society, we pledged that by 2025, at least 44% of our residential dining menu offerings will be plant-based.

•

We signed the Pacific Coast Food Waste Commitment as an extension of our existing promise to reduce food waste by 50% by 2030 and the World Resources Institute Cool Food Pledge, reflecting our commitment by 2030 to reduce our food-related emissions in the U.S. by 25%.

•	Our Aramark Building Community Days saw a return to in-person service projects. In 2022, thousands of volunteers pitched in to help in 88 cities and 11 countries.

Looking ahead

This coming year is one of opportunity and represents another step toward our longer-term goals.

In fiscal 2023, we plan to complete the spin-off of our Uniform Services business into an independent, publicly traded company in a transaction that is intended to be tax-free to Aramark and its stockholders. We believe this transaction will best position both companies to execute their respective strategies.

We’re excited about what we have been able to achieve—our Net New Business, service to clients, as well as our ongoing dedication to ESG. We have a strong growth strategy in place, a renewed focus on building margin through scale, and a commitment to achieve our established goals.

We remain on track to achieve long-term results, and we are confident in our ability to deliver value to you, our stakeholders.

We are Aramark, and our mission remains central to everything we do: Because we’re rooted in service, we do great things for our people, our partners, our community, and our planet.

And that’s what fiscal 2023 will be all about—delivering on what we stand for.

Thank you,

John Zillmer

[1]

Net New Business is an internal statistical metric used to evaluate Aramark’s new sales and retention performance. The calculation is defined as the annualized value of gross new business less the annualized value of lost business. See Annex A to this Proxy Statement.

Notice of 2023 Annual Meeting of Shareholders

DATE AND TIME:

Friday, February 3, 2023 at 10:00 am (Eastern Standard Time)

PLACE:

Meeting live via the internet – please visit www.virtualshareholdermeeting.com/ARMK2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on your Notice of Availability of Proxy Materials. You will not be able to attend the 2023 Annual Meeting in person.

ITEMS OF BUSINESS:

PROPOSAL 1.	To elect the 11 director nominees listed in the proxy statement to serve until the 2024 Annual Meeting of shareholders and until their respective successors have been duly elected and qualified;
PROPOSAL 2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as Aramark’s independent registered public accounting firm for the fiscal year ending September 29, 2023;
PROPOSAL 3.	To hold a non-binding advisory vote on executive compensation; and
PROPOSAL 4.	To consider and approve a proposal to approve the Aramark 2023 Stock Incentive Plan.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:

The Board of Directors has fixed December 12, 2022 as the record date for the meeting. This means that only shareholders as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting. A list of these stockholders will be open for examination by any stockholder electronically during the 2023 Annual Meeting at www.virtualshareholdermeeting.com/ARMK2023 when you enter your 16-Digit Control Number.

HOW TO VOTE:

Shareholders of record can vote their shares by using the internet or the telephone or by attending the meeting and voting online. Instructions for voting by using the internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Shareholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting and voting online.

By Order of the Board of Directors,

Harold B. Dichter
Secretary

December 23, 2022

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about December 23, 2022. You should read the entire proxy statement carefully before voting. For more information regarding the Company’s fiscal 2022 performance, please review Aramark’s Annual Report.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board’s Recommendation
Proposal 1. Election of 11 Director Nominees (page 2)	FOR Each Director Nominee
Proposal 2. Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2023 (page 24)	FOR
Proposal 3. Advisory Approval of Executive Compensation (page 28)	FOR
Proposal 4. Approval of the Aramark 2023 Stock Incentive Plan (page 67)	FOR

2023 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Friday, February 3, 2023 at 10:00 am EST

Record Date:	December 12, 2022

Place:	Meeting live via the internet – please visit www.virtualshareholdermeeting.com/ARMK2023

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Corporate Governance Matters

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to elect 11 director nominees listed below to serve on the Board of Directors for a one-year term. Information about the Board and each director nominee is included in this section.

Voting Recommendation

The Board recommends that you vote “FOR” each director nominee listed below. After consideration of the individual qualifications, skills and experience of each of our director nominees and his or her prior contributions to the Board, if applicable, it believes a Board composed of the 11 director nominees would be well-balanced and effective.

The Board, upon recommendation from the Nominating, Governance and Corporate Responsibility Committee (the “Nominating Committee”), has nominated 11 directors for election at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the Annual Meeting of shareholders to be held in 2024 or until his or her successor has been elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” each of the director nominees presented below. If, at the time of the meeting, one or more of the director nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining director nominees and for any substitute director nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board knows of no reason why any of the director nominees will be unavailable or unable to serve. Proxies cannot be voted for a greater number of persons than the director nominees listed.

The Board of Directors recommends a vote "FOR" each nominee for director

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OVERVIEW OF OUR DIRECTOR NOMINEES

Each of our 11 nominees has extensive leadership experience and relevant expertise and, except for Mr. Wills, currently serves as a director for the Company. The Board undergoes an annual self-assessment and review to ensure that it has a balanced mix of skills and attributes to best oversee our business. Daniel J. Heinrich is not standing for election at the Annual Meeting.

Director	Age	Background	Current Committee Memberships
Susan M. Cameron	64	Former Chairman and Chief Executive Officer, Reynolds American Inc.	Compensation and Human Resources Nominating, Governance and Corporate Responsibility
Greg Creed	65	Former Chief Executive Officer, Yum! Brands, Inc.	Finance and Technology Compensation and Human Resources
Bridgette P. Heller	61	Founder and Chief Executive Officer, The Shirley Procter Puller Foundation	Finance and Technology Nominating, Governance and Corporate Responsibility
Paul C. Hilal	56	Founder and Chief Executive Officer, Mantle Ridge LP	Compensation and Human Resources Nominating, Governance and Corporate Responsibility
Kenneth M. Keverian	65	Former Chief Strategy Officer, IBM Corporation	Audit Finance and Technology
Karen M. King	66	Former Executive Vice President, Chief Field Officer, McDonald’s Corp.	Audit Finance and Technology
Patricia E. Lopez	61	Former Chief Executive Officer, High Ridge Brands Co.	Audit Compensation and Human Resources
Stephen I. Sadove	71	Former Chairman and Chief Executive Officer, Saks Incorporated	Compensation and Human Resources Nominating, Governance and Corporate Responsibility
Kevin G. Wills	57	Chief Financial Officer, Pilot Company	New Director Nominee
Arthur B. Winkleblack	65	Former Executive Vice President and Chief Financial Officer, H.J. Heinz Company	Audit Nominating, Governance and Corporate Responsibility
John J. Zillmer	67	Chief Executive Officer, Aramark	None

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DIRECTOR NOMINEES

The following information describes certain information regarding our director nominees as of December 12, 2022.

Director Nominee Composition

TENURE 10 0-3 years 0 4-6 years 1 7+ years 2.8 yrs. Average Tenure DIVERSITY 36% Diversity 4 Women / 2 Racially/Ethnically Diverse

Director Nominee Skills, Experience, and Background

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described below, has recently re-evaluated these skills and qualifications to better align with the Company’s strategic vision, and business and operations. The following is a description of some of these skills, experience, and background:

Strategy Development Experience driving strategic direction and growth of an organization ARMK and Related Industry Experience Knowledge of or experience in one or more of the Company's specific industries (e.g., food, facilities management, and uniform services) Accounting & Finance Experience or expertise in financial accounting and reporting or the financial management of a major organization C-Suite Leadership Experience serving in a senior leadership role of a major organization (e.g., Chief Financial Officer, General Counsel, President, or Division Head) CEO Leadership Experience serving as the Chief Executive Officer of a major organization Compensation, Human Resources & Culture Experience or expertise in human resources and fostering organizational goals, values and behaviors Supply Chain Experience in the large-scale procurement and distribution of goods for an enterprise Disruptive Risk and Innovation Experience or expertise in preparing for and responding to natural or man made business disruptions Public Company Board Service Experience as a board member of another publicly-traded company Corporate Finance & Capital Markets Experience in capital structure strategy, corporate debt, capital market transactions, private equity or investment banking IT & Cyber Security Experience or expertise in information technology or the use of digital media or technology to facilitate business objectives International Operations Experience doing business internationally Traditional and Digital Marketing & sales Experience in creating, communicating and delivering offerings of goods and services for customers and clients through either traditional or digital means M&A and Business Development Experience and involvement with significant mergers and acquisitions

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The following is a summary of some of the skills, experience, and background that our director nominees bring to the Board:

SKILLS, EXPERIENCE AND BACKGROUND STRATEGY DEVELOPMENT 100% DISRUPTIVE RISK AND INNOVATION 58% CEO LEADERSHIP 50% TRADITIONAL AND DIGITAL MARKETING & SALES 75% M&A AND BUSINESS DEVELOPMENT 83% ARMK AND RELATED INDUSTRY BACKGROUND 67% PUBLIC COMPANY BOARD SERVICE 83% ACCOUNTING & FINANCE 75% IT & CYBER SECURITY 58% INTERNATIONAL OPERATIONS 83% SUPPLY CHAIN 67% C-SUITE LEADERSHIP 92% COMPENSATION, HUMAN RESOURCES & CULTURE 92% CORPORATE FINANCE & CAPITAL MARKETS 50% 12 Director Nominees

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Experience Highlights: CEO Leadership, Public Company Board Service, C-Suite Leadership, Compensation, Human Resources & Culture, Marketing & Sales, Strategy Development Independent Director Aramark Committees: Compensation & Human Resources (Chair); Nominating, Governance and Corporate Responsibility Other Public Boards: Tupperware Brands Corporation, nVent Electric plc Susan M. Cameron Director since: 2019 Age: 64 Former Chairman and Chief Executive Officer, Reynolds American Inc. Biography: Susan M. Cameron most recently served as the Non-Executive Chairman of Reynolds American Inc. from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its President and Chief Executive Officer and member of the board of directors from 2014 to December 2016 and 2004 to 2011. Prior to that, Ms. Cameron held various marketing, management and executive positions at Brown & Williamson Tobacco Corporation, a U.S. tobacco company. She currently serves as a director of nVent Electric plc and Tupperware Brands Corporation. Ms. Cameron previously served as a director of Reynolds American Inc., and R.R. Donnelley & Sons Company. Skills & Qualifications: Ms. Cameron's experience as a public company CEO, her experience on the boards of other public companies and her considerable experience in the marketing for international name-brand consumer products companies enable her to provide key leadership and strategic perspectives to the Board.

Experience Highlights: CEO Leadership, Public Company Board Service, Related Industry Experience, C-Suite Leadership, Strategy Development, International Operations, Traditional and Digital Marketing & Sales Independent Director Aramark Committees: Compensation & Human Resources; Finance and Technology (Chair) Other Public Boards: Whirlpool Corporation Delta Air Lines, Inc. Greg Creed Director since: 2020 Age: 65 Former Chief Executive Officer, Yum! Brands, Inc. Biography: Greg Creed most recently served as the Chief Executive Officer of YUM! Brands, Inc. from January 2015 to January 1, 2020, its Chief Executive Officer of Taco Bell Division from 2011 to 2014, and as President and Chief Concept Officer of Taco Bell U.S. from 2007 to 2011 after holding various other positions with the company since 1994. Mr. Creed currently serves as a director of Whirlpool Corporation, Delta Air Lines, Inc., and privately-held NetBase/Quid. He previously served as a director of YUM! Brands, Inc. and Sow Good Inc. Skills & Qualifications: Mr. Creed's expertise as a public company CEO for a leading global operator of quick service restaurants allows him to contribute key insights and strategic leadership to the Board. His international experience is also very valuable to the Board.

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Bridgette P. Heller Director since: 2021 Age: 61 Founder and Chief Executive Officer, The Shirley Procter Puller Foundation Biography: Bridgette P. Heller is the founder and CEO of the Shirley Proctor Puller Foundation, a small non-profit committed to generating better educational outcomes for underserved children in St. Petersburg, Florida. Previously, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone from July 2016 to August 2019. From 2010 to 2015, she served as Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care. Prior to joining Merck, Ms. Heller was President of Johnson & Johnson's Global Baby Business Unit from 2007 to 2010 and President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. She also worked for Kraft Foods from 1985 to 2002, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio. Ms. Heller serves as a director of Dexcom, Inc., Integral Ad Science Holding Corp., Novartis AG, and privately-held Newman's Own Inc. She previously served as a director of Tech Data Corporation and ADT Corporation. Skills & Qualifications: Ms. Heller's substantial experience and expertise in the food and nutrition industries provides the Board with key insights on that significant portion of the Company's business as well as consumer focused businesses generally. Experience Highlights: C-Suite Leadership, Strategy Development, Marketing & Sales, International Operations, Public Company Board Service Independent Director Aramark Committees: Finance and Technology; Nominating, Governance and Corporate Responsibility Other Public Boards: DexCom, Inc., Novartis AG, Integral Ad Science Corp.

Paul C. Hilal Director since: 2019 Age: 56 Founder and Chief Executive Officer, Mantle Ridge LP Biography: Paul C. Hilal is the Founder and Chief Executive Officer of Mantle Ridge LP. Prior to founding Mantle Ridge, Mr. Hilal was a Partner and Senior Investment Professional at Pershing Square Capital Management from 2006 to 2016. He serves as Vice Chairman on the board of directors of CSX Corporation as well as Dollar Tree, Inc. Mr. Hilal was formerly on the board of Canadian Pacific Railway Limited, where he chaired the Compensation Committee. Skills & Qualifications: Mr. Hilal's experience as a value investor, capital allocator, and engaged steward during corporate transformations, provides the Board with valuable financial acumen and experience. In addition, Mr. Hilal's experience on the boards of a number of public companies allows him to provide a key strategic perspective to the Board. Experience Highlights: Strategy Development, Public Company Board Service, Corporate Finance & Capital Markets, M&A & Business Development, C-Suite Leadership, IT & Cybersecurity Independent Director Aramark Committees: Compensation & Human Resources; Nominating, Governance and Corporate Responsibility Other Public Boards: CSX Corporation Dollar Tree, Inc.

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Experience Highlights: C-Suite Leadership, Strategy Development, M&A and Business Development, IT and Cyber Security, R&D and Innovation, Disruptive Risk and Innovation Independent Director Aramark Committees: Audit; Finance and Technology Other Public Boards: None Kenneth M. Keverian Director since: 2022 Age: 65 Former Chief Strategy Officer, IBM Corporation Biography: Kenneth M. Keverian currently serves as an Executive Advisor to IBM Corporation and a Senior Advisor to Boston Consulting Group. From 2014 until July 2020, Mr. Keverian was the Chief Strategy Officer of IBM Corporation. Prior to joining IBM Corporation, Mr. Keverian was a Senior Partner of Boston Consulting Group, where he served clients in the computing, transportation, consumer, retail, media and entertainment sectors from 1988 until 2014. Prior to that, he was a Development Team Leader for AT&T Bell Laboratories. Skills & Qualifications: Mr. Keverian's extensive experience developing business strategies and executable plans for complex organizations, including over 30 years in the technology industry, provides important insights to the Board.

Experience Highlights: C-Suite Leadership, Strategy Development, Related Industry Experience, Compensation, Human Resources & Culture, Marketing & Sales Independent Director Aramark Committees: Audit; Finance and Technology Other Public Boards: None Karen M. King Director since: 2019 Age: 66 Former Executive Vice President, Chief Field Officer, McDonald's Corp. Biography: Karen M. King is the former Executive Vice President, Chief Field Officer of McDonald's Corp. from 2015 to 2016. Prior to that, Ms. King held various management and executive positions at McDonald's Corp. since 1994, including having served as its Chief People Officer, President, East Division, Vice-President, Strategy and Business Development and General Manager and Vice President, Florida Region, among others. Skills & Qualifications: Ms. King's substantial experience and expertise in field operations and talent development for a high head count business in the quick service food industry provides the Board with key insights and perspective on operations, consumer focused marketing and service delivery.

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Patricia E. Lopez Director since: 2022 Age: 61 Former Chief Executive Officer, High Ridge Brands Co. Biography: Patricia E. Lopez most recently served as Chief Executive Officer and member of the board of directors of High Ridge Brands Co., a Clayton, Dubilier & Rice Company, from 2017 until April 2020. Before joining High Ridge Brands Co., Ms. Lopez served as a Senior Vice President of The Estee Lauder Companies Inc. from 2015 until 2016 and Chief Marketing Officer of Avon Products, Inc. from 2012 until 2015. Prior to that, Ms. Lopez worked for The Procter & Gamble Company from 1983 to 2012, where she held various roles in the Latin America and United States before ultimately serving as Vice President and General Manager of Eastern Europe in Russia. Ms. Lopez currently serves as a director of Domino's Pizza, Inc., Acreage Holdings, Inc., and Express, Inc. Skills & Qualifications: Ms. Lopez's diverse global business experience in both marketing and operations as well as her experience on the boards of other public companies provides key insights to the Board. Experience Highlights: C-Suite Leadership, Marketing & Sales, Strategy Development, International Operations Independent Director Aramark Committees: Audit; Compensation & Human Resources Other Public Boards: Domino's Pizza, Inc., Acreage Holdings, Inc., Express, Inc.

Stephen I. Sadove Director since: 2013 Age: 71 Former Chairman and Chief Executive Officer, Saks Incorporated Biography: Stephen I. Sadove is currently principal of Stephen Sadove & Associates and a founding partner of JW Levin Partners. He served as Chief Executive Officer of Saks Incorporated from 2006 until November 2013 and Chairman and CEO from May 2007 until November 2013. He was Chief Operating Officer of Saks from 2004 to 2006. Prior to joining Saks in 2002, Mr. Sadove was with Bristol-Myers Squibb Company from 1991 to 2002, first as President, Clairol from 1991 to 1996, then President, Worldwide Beauty Care from 1996 to 1997, then President, Worldwide Beauty Care and Nutritionals from 1997 to 1998, and finally, Senior Vice President and President, Worldwide Beauty Care. He was employed by General Foods Corporation from 1975 to 1991 in various managerial roles, most recently as Executive Vice President and General Manager, Desserts Division from 1989 until 1991. Mr. Sadove currently serves as a director of Colgate-Palmolive Company, Park Hotels & Resorts Inc., and Movado Group, Inc. and previously served as director of Ruby Tuesday, Inc., J.C. Penney Company, Inc. and privately-held Buy It Mobility. Skills & Qualifications: Mr. Sadove's extensive knowledge of financial and operational matters in the retail industry, including as to technology matters, and his experience as a public company Chief Executive Officer are highly valuable to the Board. In addition, Mr. Sadove's service on a number of public company boards provides important insights to the Board on governance and similar matters. Experience Highlights: CEO Leadership, C-Suite Leadership, Related Industry Experience, International Operations, Strategy Development, Marketing & Sales, Public Company Board Service Independent Director Aramark Committees: Compensation & Human Resources; Nominating, Governance and Corporate Responsibility Other Public Boards: Colgate-Palmolive, Company, Park Hotels & Resorts Inc., Movado Group, Inc.

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Experience Highlights: Accounting & Finance, Compensation, Human Resources & Culture, Corporate Finance & Capital Markets, C-Suite Leadership, International Operations, M&A and Business Development, Public Company Board Service, Strategy Development Independent Director Aramark Committees: New Nominee Other Public Boards: NoneKevin G. Wills Director since: New Nominee Age: 57 Chief Financial Officer, Pilot Company Biography: Kevin G. Wills is currently Chief Financial Officer of Pilot Company. Prior to joining Pilot Company, he served as the Chief Financial Officer of Tapestry Incorporated, a publicly traded company. Mr. Wills was formerly an independent director of Tivity Health, for which he was the Audit Committee Chair for two years and the Chairman of the Board for five years. Skills & Qualifications: Mr. Wills executive experience as a Chief Financial Officer for several large companies will provide the board with invaluable insights on accounting and auditing matters, strategy, corporate finance, and mergers and acquisitions.

Experience Highlights: C-Suite Leadership, Accounting & Finance, Corporate Finance & Capital Markets, M&A and Business Development, Strategy Development, Public Company Board Service Independent Director Aramark Committees: Audit; Nominating, Governance and Corporate Responsibility (Chair) Other Public Boards: The Wendy's Company, Church & Dwight Co., Inc. Arthur B. Winkleblack Director since: 2019 Age: 65 Former Executive Vice President and Chief Financial Officer, H.J. Heinz Company Biography: Arthur B. Winkleblack most recently provided financial, strategic planning and capital markets consulting services for Ritchie Bros. Auctioneers, where he has served as Senior Advisor to the CEO from 2014 to 2019. From 2002 to 2013, he served as Executive Vice President and Chief Financial Officer of H.J. Heinz Company. From 1999 to 2001, Mr. Winkleblack worked at Indigo Capital as Acting Chief Operating Officer of Perform.com and Chief Executive Officer of Freeride.com. Prior to that, he served as Executive Vice President and Chief Financial Officer of C. Dean Metropoulos Group from 1998 to 1999, as Vice President and Chief Financial Officer of Six Flags Entertainment Corporation from 1996 to 1998 and as Vice President and Chief Financial Officer of Commercial Avionics Systems, a division of AlliedSignal, Inc., from 1994 to 1996. Previously, he held various finance, strategy and business planning roles at PepsiCo, Inc. from 1982 to 1994. Mr. Winkleblack currently serves as a director of The Wendy's Company and Church & Dwight Co., Inc. He previously served as a director of Performance Food Group (PFG) Company, Inc. and RTI International. Skills & Qualifications: Mr. Winkleblack's executive experience enables him to provide our Board with knowledgeable perspectives on strategic planning, international operations and mergers & acquisitions. In addition, as a former public company CFO, he brings important insights on performance management, business analytics, capital structure, compliance and investor relations. The Board has determined Mr. Winkleblack to be an audit committee financial expert, and his governance skills are important to the Company.

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John J. Zillmer Director since: 2019 Age: 67 Chief Executive Officer, Aramark Biography: John J. Zillmer has been our Chief Executive Officer ("CEO") since October 2019. Prior to joining us, Mr. Zillmer served as Chief Executive Officer and Executive Chairman of Univar from 2009 until 2012. Prior to that, Mr. Zillmer served as Chairman and Chief Executive Officer of Allied Waste Industries from 2005 to 2008 and various positions at Aramark, including Vice President of Operating Systems, Regional Vice President, Area Vice President, Executive Vice President Business Dining Services, President of Business Services Group, President of International and President of Global Food and Support Services, from 1986 to 2005. Mr. Zillmer serves on the board of directors as Non-Executive Chairman of CSX Corporation, as well as a director of Ecolab, Inc. Mr. Zillmer was formerly on the board of directors of Veritiv Corporation, Performance Food Group (PFG) Company, Inc. and Reynolds American Inc. Skills & Qualifications: Having served as our CEO since October 2019 and with over 30 years of experience in the managed food and services hospitality industry, including 23 years with Aramark, Mr. Zillmer's extensive knowledge of the Company and the industries in which it is engaged are invaluable to the Board. In addition, Mr. Zillmer's experience prior to joining Aramark as a Chief Executive Officer of two public companies provides key leadership experience and perspective and is greatly valued by the Board. Experience Highlights: CEO Leadership, Strategy Development, Industry Experience, International Operations, M&A and Business Development, Supply Chain, Public Company Board Service Aramark Committees: None Other Public Boards: CSX Corporation, Ecolab, Inc.

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CORPORATE GOVERNANCE

Agreement with Mantle Ridge

On October 6, 2019, the Company entered into a Stewardship Framework Agreement (as amended, the “Stewardship Framework Agreement”) with MR BridgeStone Advisor LLC (“Mantle Ridge”), on behalf of itself and its affiliated funds (such funds, together with Mantle Ridge, collectively, the “Mantle Ridge Group”), which have a combined beneficial ownership interest in approximately 9.94% of the Company’s outstanding shares of common stock and an additional economic interest of approximately 10%. Pursuant to the Stewardship Framework Agreement, each of Messrs. Zillmer, Hilal and Winkleblack and Mses. Cameron and King were elected to the Board, and it was agreed that Mr. Creed would be nominated to the Board at the next annual meeting. Messrs. Zillmer, Hilal, Creed and Winkleblack and Mses. Cameron and King were then nominated for election to the Board and elected at the 2020 Annual Meeting. This group was then elected to the Board at the 2021 and 2022 Annual Meetings. Pursuant to the Stewardship Framework Agreement, Mr. Hilal was also appointed and remains Vice Chairman of the Board.

Pursuant to the Stewardship Framework Agreement, the Company had agreed to limit the size of the Board to eleven directors until October 6, 2022 and has agreed to permit Mr. Hilal to designate himself or another individual to be appointed to the Board during the term of the Stewardship Framework Agreement. On December 14, 2020 the Company and Mantle Ridge amended the Stewardship Framework Agreement to increase the limit on the size of the Board prior to October 6, 2022 to twelve directors; provided that if at any time prior to October 6, 2022, any director (other than Mr. Hilal or his designee) ceased to serve on the Board, then the limit would again be eleven directors. Calvin Darden retired from the Board in July 2021. On December 15, 2021, Mantle Ridge waived that limitation under the Stewardship Framework Agreement. This limitation has now expired.

Board Structure and Leadership

The Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation and Human Resources Committee (the “Compensation Committee”), the Nominating, Governance and Corporate Responsibility Committee (the “Nominating Committee”) and the Finance and Technology Committee (the “Finance Committee”). The Board is currently led by Mr. Sadove, our Chairman, and Mr. Hilal, our Vice Chairman.

The Board, upon the recommendation of the Nominating Committee, has determined that, at this time, having a separate Chairman and Chief Executive Officer is the best board organization for Aramark. Ten of the eleven Board nominees, if elected, will be independent directors. The Board’s committees are composed solely of, and chaired by, independent directors. Our independent directors meet at each regularly scheduled Board meeting in separate executive sessions, without Mr. Zillmer present, chaired by the Chairman.

Aramark’s strong Board, with an independent Chairman and Vice Chairman and independent committee chairs, ensures that the Board, and not the Chief Executive Officer alone, determines the Board’s areas of focus.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.aramark.com), the Board will consider all relevant facts and circumstances in making an independence determination. Our Corporate Governance Guidelines provide that none of the following relationships will disqualify any director or nominee from being considered “independent” and such relationships will be deemed to be an immaterial relationship with Aramark:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with Aramark;

•

A director’s service as an executive officer or director of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from Aramark for property or services in an amount which, in any fiscal year, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

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•

A director’s service as an executive officer of a charitable organization that received annual contributions from Aramark and its Foundation that have not exceeded the greater of $1 million or two percent of the charitable organization’s annual gross revenues (Aramark’s automatic matching of employee contributions will not be included in the amount of Aramark’s contributions for this purpose).

The policy of the Board is to review the independence of all directors at least annually. The Nominating Committee undertook its annual review of director independence and made a recommendation to the Board of Directors regarding director independence. In making its independence determinations, the Nominating Committee and the Board considered various transactions and relationships between Aramark and the directors or nominees or between Aramark and certain entities affiliated with a director or nominee. As a result of this review, the Board affirmatively determined that each of Messrs. Creed, Heinrich, Hilal, Keverian, Sadove, Wills, and Winkleblack, and Mses. Cameron, Heller, King and Lopez is independent and Mr. Dreiling and Ms. Esteves were independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and for purposes of applicable NYSE standards. In addition, at the committee level, the Board has also determined that each member of the Audit Committee is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each member of the Compensation Committee is independent for purposes of applicable NYSE standards.

Board Assessment

The Board is focused on enhancing its performance through a rigorous assessment process of the effectiveness of the Board and its committees in order to increase shareholder value. We have designed our Board evaluation process to solicit input and perspective from all of our directors on various matters, including:

•	the effectiveness of the Board and its operations;

•	the Board’s leadership structure;

•	board composition, including the directors’ capabilities, experiences and knowledge;

•	the quality of Board interactions; and

•	the effectiveness of the Board’s committees.

As set forth in its charter, the Nominating Committee oversees the Board and committee evaluation process. Annually, the Nominating Committee determines the appropriate form of evaluation and considers the design of the process to ensure it is both meaningful and effective. In 2022, the Board engaged an independent third party to assist in the evaluation of the Board and its committees. The results of this process were reviewed by the Chairman of the Nominating Committee and presented to the full Board by the independent third party.

Board Committees and Meetings

The Board held 5 meetings during fiscal 2022. During fiscal 2022, each director other than Ms. Irene Esteves, attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he or she served, in each case with respect to the portion of fiscal 2022 that they each served. Ms. Esteves did not stand for re-election at the 2022 Annual Meeting held on February 1, 2022. All Aramark directors standing for election are expected to attend the annual meeting of shareholders. All of the directors standing for re-election attended the 2022 Annual Meeting.

Each of our four standing committees operates under a written charter approved by the Board. The charters of each of our standing committees are available in the Investor Relations section of our website at www.aramark.com.

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The current composition of each Board committee is set forth below:

Director	Audit Committee*	Compensation Committee	Finance Committee	Nominating Committee

John J. Zillmer

Susan M. Cameron		Chair		X

Greg Creed		X	Chair

Daniel J. Heinrich	Chair#		X

Bridgette P. Heller			X	X

Paul C. Hilal, Vice Chairman		X		X

Kenneth M. Keverian	X		X

Karen M. King	X		X

Patricia E. Lopez	X	X

Stephen I. Sadove, Chairman		X		X

Arthur B. Winkleblack	X#			Chair

Meetings in fiscal 2022	9	5	4	5

*	All members of the Audit Committee are financially literate within the meaning of the NYSE listing standards
#	Qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K

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Committee	Responsibilities

Audit Committee

•  Prepares the audit committee report required by the U.S. Securities and Exchange Commission (the “SEC”) to be included in our proxy statement

•  Assists the Board in overseeing and monitoring the quality and integrity of our financial statements

•  Oversees the Company’s management of enterprise risk and monitors our compliance with legal and regulatory requirements

•  Oversees the work of the internal auditors and the qualifications, independence, and performance of our independent registered public accounting firm

Compensation and Human Resources Committee

•  Sets our compensation program and compensation of our executive officers and recommends the compensation program for our directors

•  Monitors our incentive and equity-based compensation plans and reviews our contribution policy and practices for our retirement benefit plans

•  Prepares the compensation committee report required to be included in our proxy statement and annual report under the rules and regulations of the SEC

• Oversees Human Capital Management

Nominating, Governance and Corporate Responsibility Committee

•  Identifies individuals qualified to become new members of the Board, consistent with criteria approved by the Board of Directors

•  Reviews the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders

•  Identifies Board members qualified to fill vacancies on any Board committee and recommends that the Board appoint the identified member or members to the applicable committee

•  Reviews the succession planning for the Chief Executive Officer

•  Reviews and recommends to the Board applicable corporate governance guidelines

• Oversees the evaluation of the Board and handles such other matters that are specifically delegated to the Committee by the Board from time to time

• Oversees the Company’s Environmental, Social and Governance activities except for those matters specifically reserved for other committees

Finance and Technology Committee

•  Reviews our long-term business and financial strategies and plans

•  Reviews with management and recommends to the Board our overall financial plans, including operating budget, capital expenditures, acquisitions and divestitures, securities issuances, incurrences of debt and the performance of our retirement benefit plans and recommends to the Board specific transactions involving these matters

•  Approves certain financial commitments and acquisitions and divestitures by the Company up to specified levels

•  Review and advise the Board on the Corporation’s technology strategy, including related to Information Technology (IT)

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Oversight of Risk Management

Aramark’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of Aramark’s risk management.

Our Audit Committee periodically reviews our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. In addition, our Audit Committee reviews risks related to compliance with ethical standards, including our Business Conduct Policy, the Company’s approach to enterprise risk management and operational risks, including those related to information security and system disruption. With respect to cybersecurity, the Audit Committee monitors Aramark’s cybersecurity risk profile, receives periodic updates from management on all matters related to cybersecurity and reports out to the full Board. Through its regular meetings with management, including the accounting, finance, legal, information technology and internal audit functions, our Audit Committee reviews and discusses the risks related to its areas of oversight and reports to the Board with regard to its review. Our Finance Committee focuses on financial risks associated with the Company’s capital structure and acquisitions and divestitures that the Company is considering. Our Compensation Committee oversees compensation-related risk management, as discussed further in this proxy statement under “Compensation Matters-Compensation Discussion and Analysis-Compensation Risk Disclosure.” Our Nominating Committee oversees risks associated with board structure and other corporate governance policies and practices. Our Finance, Compensation and Nominating Committees also regularly report their findings to the Board.

Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and the Audit, the Compensation, the Nominating and the Finance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. In addition, the Board receives periodic detailed operating performance reviews from management. Our Vice President of Internal Audit reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee. We believe that the leadership structure of the Board provides appropriate risk oversight of our activities.

Environmental Social Governance (ESG)

Board and Management Oversight

The Nominating, Governance and Corporate Responsibility Committee and the Board oversee Aramark’s Environmental, Social and Governance (ESG) goals and objectives, and support implementation of the Company’s ESG priorities. Our Be Well. Do Well. plan confirms and accelerates the Company’s ESG efforts and centers on positively promoting both people and planet as core elements of Aramark’s business strategy and purpose. The Vice President of Sustainability and other members of senior management report directly to the Nominating Committee at least twice per year and to the Board at least once per year, as well as other committees on an ad hoc basis, regarding key recommendations, progress, and outcomes related to our ESG Goals. The Vice President of Diversity, Equity and Inclusion reports to the Compensation Committee at least twice per year,

Execution of Aramark’s ESG strategy is overseen by Aramark’s executive leadership team. Aramark’s ESG Steering Committee, comprised of executive leaders who report to the CEO, are responsible for setting direction and driving accountability as we address material issues, work with key stakeholders, and measure and report our progress.

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Aramark’s ESG Operating Committee, a global cross-functional team, supports the ESG Steering Committee and is responsible for implementing our Be Well. Do Well. plan, accelerating our initiatives, identifying significant emerging issues, and driving measurable progress. A newly-formed Sustainability Community of Practice, comprised of a field and function network, advisory council, and international working collaborative, drives cross-business collaboration, strategic alignment, and program implementation across the global organization. Together, our subject matter experts, business teams, and governance bodies work to anticipate future challenges and opportunities, manage risks, and identify innovative ideas to drive continual performance improvements.

ESG Governance Framework

OWNERS ESG Streeing Committee (SteerCo) INTEGRATORS ESG Operating Committee (OpCo) IMPLEMENTORS Community of Practice responsible for enabling connectivity across all lines of business Executive leaders accountable for setting ESG tone and expectations, ensuring business ownership, and overseeing program delivery and performance Functional leaders responsible for driving intergration, tracking progress and reporting, and providing subject matter expertise Field & Function Network - cross-business engagement, support, and program implementation Advisory Council - leadership in strategic planning, traget setting, and risk oversight International Working Collaborative - cross-country collaboration and alignment of best practices Board of Directors Nominating, Governance and Corporate Responsibility Committee

Sustainability Begins with Integrity

Our commitment to making a positive impact on people and planet, to doing the right thing always, begins with integrity. We are committed to conducting business according to the highest ethical standards and in compliance with the law. Our Business Conduct Policy details our commitment to operating ethically and transparently. It explains the basic rules and principles that apply to every Aramark team member. Annual training addresses anti-corruption, human rights and the workplace environment, accurate books and records, privacy and confidentiality, and safety, as well as how to report potential Business Conduct Policy violations. As we updated our Business Conduct Policy in 2022, we added a sustainability section requiring that sustainability goals and performance reporting are accurate and truthful.

Priorities and Goals

Be Well. Do Well. accelerates our sustainability efforts and aligns with our vision for our future around two specific goals. Our people goal is to enable equity and well-being for millions of people, including our employees, consumers, communities, and people in our supply chain. Our planet goal is to promote planetary health on our path to net zero greenhouse gas (GHG) emissions. These goals convey our priorities and ambitions, focus our efforts, and inspire our organization. Our approach is to foster growth and longevity and to create long-term stakeholder value by considering every dimension of how our Company operates – ethical, economic, and environmental. Through this plan, we strive to contribute to bettering our world by making a positive impact on people and the planet.

Each goal is supported by four priorities, which align with the United Nations Sustainable Development Goals and are integrated with our business objectives. Our priorities include commitments to engage our employees; empower healthy consumers; support local communities; source ethically and inclusively; source responsibly; operate efficiently; minimize food waste; and reduce packaging. We have identified key performance indicators and internal targets tied to our business objectives to drive outcomes against these priorities.

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Be Well. Do Well. PEOPLE ENABLING EQUITY AND WELLBEING FOR MILLIONS PLANET REDUCE GREENHOUSE GAS EMISSIONS

We are proud of the progress we made in fiscal 2022, including:

• Under the leadership of the Executive Diversity Council, we focused our Diversity, Equity, and Inclusion efforts on attracting and recruiting diverse talent, growing and developing our people, and ensuring a culture of accountability. We’re proud that membership in our Employee Resource Groups (ERGs) has increased by more than 22 percent in fiscal 2022, and the ERGs have held over 112 events or engagement activities in the past year.

• In November 2021, we raised our ambition level on climate by committing to set enterprise-wide science-based targets to reduce greenhouse gas (GHG) emissions, in line with the Science-Based Targets initiative’s (SBTi) Net-Zero Standard. In October 2022, we submitted proposed targets to the SBTi for validation. We are building – and will soon share – our pathway to net zero, in anticipation of receiving validated targets by Spring, 2023.

• We target by 2025, 44% of Aramark’s residential dining menu offerings at more than 250 colleges and universities will be plant-based. This builds on the almost fifteen-year collaboration between Aramark and the Humane Society of the United States (HSUS). The HSUS food service innovation team collaborates with Aramark’s food service operations to increase the number of plant-based offerings at their dining facilities by developing culinary support services through recipes, menu concepts, culinary training, and marketing support.

•

Aramark is the first contract catering company in the U.S. to sign World Resources Institute’s (WRI’s) Cool Food Pledge, committing to drastically reduce the greenhouse gas (GHG) emissions associated with the food Aramark serves in the U.S. by 25% by 2030 from a 2019 baseline. In January 2023, Aramark will expand the availability of plant-forward, lower carbon footprint Cool Food Meals to all Collegiate Hospitality, Workplace Experience, and Healthcare+ accounts in the U.S.

•	The Company’s second reporting aligned to the Task Force for Climate-Related Financial Disclosure (TCFD) will be presented in Aramark’s upcoming Be Well. Do Well. Progress Report for fiscal year 2022.

•

In September, on the 2022 Aramark Building Community (ABC) Day, over 5,000 employee volunteers participated in projects that supported 120 nonprofit organizations, contributing to more than 101,360 community members. Additionally, volunteers assembled over 6,000 personal care kits, improved 32 community spaces, planted 10 community gardens, served 50,251 meals, and donated 7,580 pounds of food.

Public Reporting

On our journey of continuous improvement, we are committed to data transparency and accuracy as we work to deliver our Be Well. Do Well. commitments and targets. Aramark has been reporting to CDP (formerly Carbon Disclosure Project), a global non-profit that runs the world’s leading environmental disclosure platform, for more than 10 years and has made its CDP Climate and Forestry responses publicly available since 2020. Our 2022 Be Well. Do Well. Progress Report, to be released in January 2023, will report on our ESG commitments and goals. The data and Key Performance Indicators (KPIs) in our report align with multiple reporting frameworks and standards, including the Sustainability Accounting Standards Board (SASB), the Global Reporting Initiative (GRI), and the Task Force on Climate-Related Financial Disclosures (TCFD). They are also informed by the United Nations Sustainable Development Goals (UN SDGs).

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Management Succession Planning

The Board’s responsibilities include succession planning for the Chief Executive Officer and other executive officer positions. The Nominating Committee oversees the development and implementation of our succession plans for the Chief Executive Officer and the Compensation Committee oversees succession plans for other key executives. At least once annually, the Chief Executive Officer provides the Board with an assessment of senior managers and their potential to succeed to the position of Chief Executive Officer. This assessment is developed in consultation with the Chairman and the Chair of the Nominating Committee. High potential executives meet regularly with the members of the Board.

Executive Sessions

From time to time, and, consistent with our Corporate Governance Guidelines, at least at its regularly quarterly meetings, the Board meets in executive session without members of management present. The Chairman presides at these executive sessions.

Code of Conduct

Our Business Conduct Policy, which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, is available on the Investor Relations section of our website at www.aramark.com. Our Business Conduct Policy contains a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Committee Charters and Corporate Governance Guidelines

The charters of the Compensation Committee, the Nominating Committee, the Audit Committee and the Finance Committee and our Corporate Governance Guidelines are available under the Investor Relations section of our website at www.aramark.com. Please note that all references to our website in this Proxy Statement are intended to be inactive textual references only.

Copies of our Business Conduct Policy, the charters of the Compensation Committee, the Nominating Committee, the Audit Committee and the Finance Committee and our Corporate Governance Guidelines also are available at no cost to any shareholder who requests them by writing or telephoning us at the following address or telephone number:

Aramark

2400 Market Street

Philadelphia, PA 19103

Attention: Investor Relations

Telephone: (215) 409-7287

Director Nomination Process

The Nominating Committee does not set specific, minimum qualifications that directors must meet in order for the Nominating Committee to recommend them to the Board. Rather, it believes that directors and director candidates should be evaluated based on their individual merits, taking into account Aramark’s needs and the composition of the Board. In nominating a slate of directors, the Nominating Committee’s objective is to select individuals with skills and experience that can be of assistance in operating our business and providing effective oversight of the Company’s strategy and management. The Nominating Committee will consider candidates recommended by shareholders and all candidates are evaluated in the same manner regardless of who recommended such candidate for nomination. When reviewing the qualifications of potential director candidates, the Nominating Committee considers:

•

whether individual directors possess the following personal characteristics: integrity, education, accountability, business judgment, business experience, reputation and high performance standards, and

•

all other factors it considers appropriate, which may include accounting and financial expertise; industry knowledge; experience in compensation, human resources and culture; strategy development experience; CEO and senior management leadership experience; prior public company board service; international operations experience; corporate finance and capital markets experience, mergers and acquisitions and business development experience; supply chain experience; IT and cybersecurity experience; experience in R&D and innovation; both traditional and digital marketing and sales, experience with disruptive risk and innovation; age, gender and ethnic and racial background; civic and community relationships; existing commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations, such as antitrust issues; and the size, composition and combined expertise of the existing Board.

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The Board believes that, as a whole, it should strive to possess the following core competencies: accounting and finance, management, crisis response, industry knowledge, international leadership and strategy/vision, among others. While the Board does not have a formal policy with regard to diversity, the Nominating Committee and the Board strive to ensure that the Board is composed of individuals who together possess a breadth and depth of experience relevant to the Board’s oversight of Aramark’s business and strategy and a diversity of backgrounds and perspective in order to effectively understand the needs of our employees, clients and customers. The Company’s Corporate Governance Guidelines provide that, except as may be approved by the Nominating Committee, no person may serve as a non-employee director if he or she would be 75 years or older at the commencement of such term as a director.

Each of Messrs. Zillmer, Creed, Hilal and Winkleblack and Mses. Cameron and King were previously nominated for election at the 2020 Annual Meeting in accordance with the Stewardship Framework Agreement. Prior to their election to the Board, each of Messrs. Creed and Winkleblack and Mses. Cameron and King entered into an Engagement and Indemnity Agreement with Mantle Ridge pursuant to which Mantle Ridge agreed to pay each of them certain amounts, and reimburse them for expenses incurred, in connection with their time and efforts relating to potentially joining the Board. The Engagement Agreements however did not provide for any agreements or obligations among Mantle Ridge or any of them with respect to any period following their joining the Board. Mr. Zillmer was party to a consulting agreement with Mantle Ridge that terminated when Mr. Zillmer was appointed to serve as the Chief Executive Officer of the Company.

In connection with the nomination of Mr. Wills, the Nominating Committee retained an outside search firm to identify director candidates, in particular those with accounting and financial experience. A number of directors then met with such candidates by video conference or phone. Following that process, and upon recommendation by the Nominating Committee, the Board nominated Mr. Wills for election to the Board.

Proxy Access

Our By-laws, as amended, permit a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, to nominate and include in the Company’s annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. For further information regarding submission of a director nominee using the Company’s proxy access By-law provision, see “General Information – 2024 Annual Shareholders Meeting – How can I nominate a director or submit a Shareholder proposal for the 2024 Annual Meeting of Shareholders?”.

Board Refreshment

The Board and the Nominating Committee regularly consider the long-term make up of our Board and how the members of our Board change over time. The Board and Nominating Committee also consider the skills, experience, and backgrounds needed for the Board as our business and the industries and sectors in which we do business evolve. The Board and Nominating Committee also understand the importance of Board refreshment and aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. In connection with our entry into the Stewardship Framework Agreement in October 2019, the Nominating Committee and Board recommended and elected five new directors to the Board and four of our directors retired. These five members and Mr. Creed were then nominated for election and elected to the Board at the 2020 Annual Meeting and then at the 2021 and 2022 Annual Meetings. At the 2021 Annual Meeting Ms. Heller was elected to the Board and Mses. Heller and Lopez and Mr. Keverian were elected to the Board at the 2022 Annual Meeting. Assuming the election of this year’s proposed director nominees is successful, we believe we will have a good balance between directors with experience with the Company and new directors with fresh perspectives, constituting a strong, independent Board that will be well-positioned to navigate the current challenging business environment and accelerate the Company’s growth.

DIRECTOR COMPENSATION

Annual Cash Compensation for Board Service

In fiscal 2022 until August 2, 2022, each non-employee director received cash compensation at an annual rate of $100,000 for service on the Board, payable quarterly in arrears. The Chairman was eligible to receive an additional annual fee of $200,000 split equally between cash and equity, and the chairpersons of the Audit Committee,

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Compensation Committee, Nominating Committee and Finance Committee were eligible to receive an additional annual cash retainer of $20,000, provided, in each case, that such committee chairperson was a non-employee director. Effective August 2, 2022, the annual cash compensation amount increased to $105,000 and the additional cash retainers of the chairpersons of the Audit Committee and Compensation Committee increased to $30,000. Directors who join the Board during the fiscal year or serve as a committee chairperson for a portion of the fiscal year receive a prorated amount of the relevant annual cash compensation. Mr. Hilal has declined his receipt of any cash compensation for his service on the Board.

In fiscal 2022, Messrs. Creed, Heinrich, Sadove, and Winkleblack and Mses. Cameron and Esteves, each received additional fees for serving as Chairman and/or chairing the Nominating, Audit, Compensation or Finance Committee.

Annual Deferred Stock Unit Grant

Under the Company’s director compensation policy, which had been in effect since January 1, 2016 until August 2, 2022, non-employee directors were eligible for an annual grant of deferred stock units (“DSUs”) with a value of $160,000 on the date of the annual meeting of shareholders. Directors have the right to elect whether the DSUs granted will deliver shares on: (i) the vesting date of the DSUs or (ii) the first day of the seventh month after the date the director ceases to serve on the Board. On August 2, 2022, the value of the annual DSU grant was increased to $175,000 with the pro rata portion of such equity from August 2, 2022 to the date of the 2023 Annual meeting to be added to the annual DSU grant that will be granted on the date of the 2023 Annual Meeting.

In accordance with the director compensation policy, each member of the Board who was not an employee of the Company received a grant of approximately $160,000 worth of DSUs under the Amended and Restated 2013 Management Stock Incentive Plan (the “2013 Stock Plan”) in February 2022. All of these DSUs will vest on the day prior to the Company’s first annual meeting of shareholders that occurs after the grant date, subject to the director’s continued service on the Board through the vesting date and will be settled in shares of the Company’s common stock pursuant to each director’s election as described above. In connection with his retirement from the Board in April 2022, Mr. Dreiling’s DSUs granted on the date of the 2022 Annual Meeting were cancelled.

All DSUs accrue dividend equivalents from the date of grant until the date of settlement. The Chairman of the Board is also entitled to an additional grant of DSUs with a value of $100,000 on the date of each annual meeting of shareholders. Mr. Hilal has declined his receipt of any DSUs for his service on the Board.

Ownership Guidelines

The Board of Directors has adopted a minimum ownership guideline, providing that each director must retain at least five times the value of the annual cash retainer in shares of common stock or DSUs, and that the required level of ownership be attained five years after the director’s start date.

Director Deferred Compensation Plan

Non-employee directors are able to elect with respect to all or a portion of their cash board retainer fees to (i) receive all or a portion of such cash fees in the form of DSUs or (ii) defer all or a portion of such cash fees under our 2005 Deferred Compensation Plan. The DSUs that a director elects to receive in lieu of cash fees will be awarded under our 2013 Stock Plan or 2023 Stock Plan, if approved, and will be fully vested on grant and settled in shares of our common stock on the first day of the seventh month after the director ceases to serve on the Board. Cash amounts that a director elects to defer under the unfunded 2005 Deferred Compensation Plan are credited at an interest rate based on Moody’s Long Term Corporate Baa Bond Index rate for October of the previous year, which was 3.35% beginning January 1, 2022. From October 1, 2021 until December 31, 2021, we credited amounts deferred with an interest rate equal to 3.44%. The 2005 Deferred Compensation Plan permits participants to select a payment date and payment schedule at the time they make their deferral election, subject to a three-year minimum deferral period. All or a portion of the amount then credited to a deferral account may be withdrawn if the withdrawal is necessary in light of a severe financial hardship.

The interest rate for 2005 Deferred Compensation Plan will be adjusted on January 1, 2023, based on the Moody’s Long Term Corporate Baa Bond Index rate for October 2022 which was 6.26%.

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Other Benefits

All directors are eligible for an annual matching contribution to a college or other non-profit organization in an amount up to $10,000 and directors are also eligible for matching contributions in an amount up to $10,000 in response to natural disasters through the Company’s community involvement efforts to the same extent as employees of the Company.

Director Compensation Table for Fiscal 2022

The following table sets forth compensation information for our non-employee directors in fiscal 2022.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	All Other Compensa- tion(3) ($)	Total ($)
Susan M. Cameron	122,266	160,013	—	10,000	292,279
Greg Creed	114,052	160,013	—	5,000	279,065
Richard W. Dreiling(4)	51,099	—	—	35,000	86,099
Irene M. Esteves(5)	40,549	—	—	10,000	50,549
Daniel J. Heinrich	122,266	160,013	—	12,832	295,111
Bridgette Heller	100,755	160,013	—	10,000	270,768
Paul Hilal	—	—	—	—	—
Kenneth M. Keverian	67,239	160,013	—	—	227,252
Karen M. King	100,755	160,013	—	—	260,768
Patricia E. Lopez	67,239	160,013	—	—	227,252
Stephen I. Sadove	200,755	260,029	—	12,832	473,617
Arthur B. Winkleblack	120,755	160,013	—	—	280,768

(1)

Includes base director retainers at an annual rate of $100,000 until August 2, 2022, and $105,000 after that date, as well as a Chairman retainer at an annual rate of $100,000 for Mr. Sadove. Committee chairperson retainers at an annual rate of $20,000 were provided to each of Messrs. Heinrich, Creed and Winkleblack and Mses. Cameron and Esteves for chairing the Audit Committee, the Compensation Committee, the Nominating Committee, and the Finance Committee and effective August 2, 2022, Mr. Heinrich and Ms. Cameron’s chairperson retainers were increased to $30,000. Ms. Cameron elected to defer 25% of her cash retainers (inclusive of chair retainer) into DSUs and Messrs. Dreiling and Creed (inclusive of chair retainer) elected to defer 100% of their cash retainers into DSUs.

(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the 4,630 DSUs granted to all directors on February 1, 2022 with a grant date fair value of $34.56 per DSU except Mr. Sadove. Mr. Sadove was granted 7,524 DSUs on February 1, 2022 as Chairman. As of the end of fiscal 2022, directors held the following deferred stock units (including dividend equivalent units), all of which are vested except for those granted on February 1, 2022 and related dividend equivalents:

Name	DSUs and Equivalents	Name	DSUs and Equivalents
Cameron, Susan A	17,505	Hilal, Paul	—
Creed, Greg	20,682	King, Karen	9,134
Heinrich, Daniel J	43,003	Lopez, Patricia E	4,673
Heller, Bridgette	9,289	Sadove, Stephen I	37,707
Keverian, Kenneth M	4,673	Winkleblack, Art	4,673

For additional information on the valuation assumptions and more discussion with respect to the deferred stock units, refer to Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

(3)	The following are included in this column:

a)

Charitable contributions of $10,000 made in the name of or on behalf of each of Messrs. Heinrich and Sadove and Mses. Cameron, Esteves and Heller and $5,000 made in the name of or on behalf of Mr. Creed in accordance with the Company’s director charitable contribution matching program and a charitable contribution of $35,000 in the name and on behalf of Mr. Dreiling in recognition of his service on the Board.

b)

The dollar value of dividend equivalents accrued on deferred stock units granted prior to February 5, 2014 (the date the Company announced the payment of its first quarterly dividend), where dividends were not factored into the grant date fair value are required to be reported for such awards. The total value of dividend equivalents accrued on deferred stock units for the directors during fiscal 2022, in

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each case for awards granted prior to February 5, 2014 for Messrs. Heinrich and Sadove is $2,832 each. For awards granted on or after February 5, 2014, the value of dividend equivalents allocated to deferred stock units in the form of additional units with the same vesting terms as the original awards is not included in this column because their value is factored into the grant date fair value of awards. Additional units awarded in connection with dividend adjustments are subject to vesting and delivery conditions as part of the underlying awards.

(4)	Mr. Dreiling resigned from the Board on April 5, 2022.

(5)	Ms. Esteves did not stand for re-election at the 2022 Annual Meeting.

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Audit Committee Matters

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for fiscal 2023, which ends September 29, 2023. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee and the Board submit the selected firm to the Company’s shareholders as a matter of good corporate governance.

Voting Recommendation

The Board recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2023.

The Audit Committee has selected Deloitte to serve as the Company’s independent registered public accounting firm for fiscal 2023. Although action by the shareholders on this matter is not required, the Audit Committee values shareholder views on the Company’s independent registered public accounting firm and believes it is appropriate to seek shareholder ratification of this selection. If the shareholders do not ratify the appointment of Deloitte, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its shareholders. The Company has been advised that representatives of Deloitte are scheduled to attend the Annual Meeting, and they will have an opportunity to make a statement if the representatives desire to do so. It is expected that the Deloitte representatives will also be available to respond to appropriate questions.

The shares represented by your properly executed proxy will be voted “FOR” this proposal, which would be your vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023, unless you specify otherwise.

The Board recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP

The Audit Committee assists the Board in its oversight of the Company’s independent registered public accounting firm, which assistance includes the responsibility to appoint, compensate, retain, and oversee the firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence, and performance at least annually. In connection with this review, the Audit Committee considers whether there should be a regular rotation of the independent registered public accounting firm to assure continuing auditor independence. Further, in conjunction with the mandated rotation of the independent audit firm’s lead engagement partner, the Audit Committee is involved in the selection of the independent audit firm’s lead engagement partner.

Change in Auditors

For the fiscal year ended October 2, 2020 and prior years, KPMG LLP (“KPMG”) served as our independent public accounting firm, having served in this role since 2002. On December 1, 2020, following a competitive process undertaken by the Audit Committee, the Company informed Deloitte that the Audit Committee had selected Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ended October 1, 2021 (“fiscal 2021”). On the same date, the Company informed KPMG that the Audit Committee had determined to dismiss KPMG as the Company’s independent registered public accounting firm. KPMG’s dismissal became effective December 1, 2020, which followed the completion of KPMG’s audit of the Company’s consolidated financial statements for fiscal 2020 and the filing of the related Annual Report on Form 10-K.

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The audit reports of KPMG and Deloitte on the Company’s consolidated financial statements for the fiscal year ended September 30, 2022 (“fiscal 2022”) and fiscal 2021, respectively, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for the following:

The audit reports of Deloitte and KPMG, as applicable, on the effectiveness of internal control over financial reporting as of and for the fiscal years ending September 30, 2022 and October 1, 2021, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from October 2, 2020 to December 1, 2020, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The change in independent auditors was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2020. A copy of KPMG’s related letter, dated December 4, 2020, was included as an exhibit to such Form 8-K filing.

During fiscal 2020 and the period from October 2, 2020 to December 1, 2020, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s audited consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Considerations in Appointing Deloitte

The Audit Committee has appointed Deloitte as the independent registered public accounting firm for the fiscal year ending September 29, 2023. The Audit Committee believes that the appointment of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. In addition to Deloitte’s independence, the Audit Committee considered:

• Deloitte’s capabilities, qualifications and expertise; • The effectiveness and efficiency of Deloitte’s audit services;	• Deloitte’s compliance with regulations; and • Technological capabilities, relative benefits of tenure versus fresh perspective and fees.

Representatives of Deloitte are expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement if they desire to do so.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Set forth below is information relating to the aggregate fees billed by Deloitte for professional services rendered for each of the last two fiscal years as well as a description of each fee category.

	Fiscal 2021	Fiscal 2022

Audit Fees	$4,666,000	$4,920,048

Audit-related Fees	$360,000	$752,383

Tax Fees	$813,844	$1,278,791

All Other Fees	$303,800	$3,790

TOTAL	$6,143,644	$6,955,012

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Audit fees include the audit of annual financial statements, the review of quarterly financial statements, the performance of statutory audits, procedures and comfort letters related to registration statements.

Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under Audit Fees. Audit-related fees include: service organization internal control attest services, systems auditing and consultation procedures, including review of documentation and testing of new or changed systems, the audit of combined financial statements and the audit of carve-out financial statements.

Tax fees include U.S. federal, state, local, international, and other tax compliance, planning, advice and consultation services.

All other fees include participation in Executive workshops, various educational and informational programs, seminars, tools and related services including database subscriptions and actuarial and employee benefits consulting services.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte’s independence and concluded that it was.

Policy for the Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee annually reviews and pre-approves the services that may be provided by the Company’s independent registered public accounting firm without obtaining further specific pre-approval from the Audit Committee. The Audit Committee has also adopted a Pre-Approval Policy that contains a list of pre-approved services, which the Audit Committee may revise from time to time, based on subsequent determinations. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee, or in his absence or unavailability, to another specified member of the Audit Committee. The chairman of the Audit Committee or such specified member will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee or the chairman of the Audit Committee.

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REPORT OF AUDIT COMMITTEE

The Audit Committee represents and assists the Board and is composed solely of directors who satisfy the independence and financial literacy requirements, and the heightened independence criteria applicable to audit committee members, of the NYSE Rules and applicable securities laws. In addition, the Board has determined that each of Daniel J. Heinrich and Arthur B. Winkleblack is an audit committee financial expert as defined under the rules of the SEC.

The Audit Committee operates under a written charter approved and adopted by the Board, which sets forth its duties and responsibilities. This charter can be found on the Company’s website at www.aramark.com under the Investor Relations section. This charter is reviewed annually and updated as appropriate to reflect the Audit Committee’s evolving role, changes in regulatory requirements and oversight practices, and investor feedback.

The Audit Committee’s purpose is to assist the Board in its oversight of:

•	The performance of the Company’s internal audit function;

•	The qualifications, independence, and performance of the independent auditors;

•	The Company’s management of enterprise risk and compliance with legal and regulatory requirements; and

•	The accounting, reporting, and financial practices of the Company, including the quality and integrity of the Company’s financial statements.

The Audit Committee met nine times in fiscal 2022 and fulfilled each of its duties and responsibilities as outlined in its charter. The Audit Committee regularly conferred with Deloitte, the Company’s internal auditors, and senior management in separate executive sessions to discuss any matters that the Audit Committee, Deloitte, the Company’s internal auditors, or senior management believed should be discussed privately with the Audit Committee. The Audit Committee has direct access to Deloitte and the Company’s internal auditors, which each report directly to the Audit Committee.

2022 Audited Financial Statements and Internal Controls

The Company’s management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing the Company’s financial statements and disclosures. Deloitte, the Company’s independent registered public accounting firm for fiscal 2022, was responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversaw the performance of these responsibilities by Deloitte and management, including the processes by which these responsibilities are fulfilled.

In the performance of its oversight function and in accordance with its responsibilities under its charter, the Audit Committee has reviewed and discussed with management and Deloitte the Company’s audited financial statements as of and for the fiscal year ended September 30, 2022. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Finally, the Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC.

Members of the Audit Committee:
Daniel J. Heinrich, Chairman
Kenneth M. Keverian
Karen M. King
Patricia E. Lopez
Arthur B. Winkleblack

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Compensation Matters

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL SUMMARY

What Are You Voting On?

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote on a non-binding, advisory basis to approve the compensation paid to our Named Executive Officers, as disclosed in this proxy statement.

Voting Recommendation

The Board recommends that you vote “FOR” this proposal, because it believes that the Company’s compensation policies and practices effectively achieve the Company’s primary goals of attracting and retaining key executives, rewarding achievement of the Company’s short-term and long-term business goals, and aligning our executives’ interests with those of our shareholders to create long-term sustainable value.

This proposal calls for the approval of the following resolution:

“RESOLVED, the shareholders of the Company hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 30. This advisory proposal, commonly referred to as a “say on pay” proposal, is not binding on the Board. However, the Board takes shareholder feedback seriously and it and the Compensation Committee will review and consider the voting results when evaluating the Company’s executive compensation program.

The shares represented by your properly executed proxy will be voted “FOR” this proposal, which would be your vote to approve, on a non-binding basis, the compensation paid to our named executive officers, unless you specify otherwise.

The Board has adopted a policy of providing for annual “say on pay” votes, so the next “say on pay” vote will take place at the Company’s 2024 annual meeting.

The Board recommends that you vote "FOR" approval of executive compensation

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EXECUTIVE COMPENSATION

The following message from the Chair of the Compensation and Human Resources Committee highlights key aspects of our executive compensation program. A detailed discussion follows in the Compensation Discussion and Analysis (CD&A).

A Letter from the Chair of the Compensation and Human Resources Committee

Dear Fellow Shareholders,

As Chair of Aramark’s Compensation and Human Resources Committee, I wanted to share with you the Committee’s approach to executive compensation. Fiscal 2022 was a return towards normal for Aramark, after two years of COVID-19 pandemic disruption to our business, communities, and workplaces. We are proud of our leadership team’s achievements in fiscal 2022, delivering improved performance results and overcoming challenging conditions. Our key priorities over the past year were to:

•	Grow the business for the long term;

•	Enhance our margins, while making important investments for the future, and

•	Continue to ensure the safety and well-being of our employees and customers.

We recognize Aramark, along with the hospitality sector in general, is recovering from the pandemic, but at a slower pace than most other industries.

Our executive compensation program is designed to achieve strong alignment between our long-term goals and our shareholders’ interests, while providing a competitive total pay opportunity necessary to attract, motivate, and retain the executive talent we need to drive our business and develop the next generation of Aramark leadership.

Consistent with our strong focus on pay for performance in fiscal 2022:

•

We restored CEO compensation to normal levels in fiscal 2022. This followed two years of some volatility in CEO compensation due to the advanced timing of the fiscal 2021 long term incentive award which was made in fiscal 2020 and no long term incentive award in fiscal 2021.

•	The CEO’s compensation has not increased since his hire date and no changes to the CEO’s target compensation were made for fiscal 2023.

•	We made no special awards to our executives in fiscal 2022 and did not exercise discretion or make any changes to targets in assessing performance.

•

Our PSUs (performance stock units), representing 50% of the grant date target long term incentive award value for NEOs, paid out at 0% for fiscals 2020-2022, at 0% for fiscals 2019-2021 and at 29% for fiscals 2018-2020, reflecting the challenges we faced during COVID and its multi-year aftermath.

We received strong shareholder support for our annual say-on-pay vote in early fiscal 2022, reflective of our response to shareholder feedback and the restoration of our incentive plans to reflect a return to more normal business conditions.

Our annual incentive plan paid out at 109.3% of target for fiscal 2022, reflective of a year of strong growth, good cashflow and annual operating income margin that was impacted by supply chain and labor inflation. We made no discretionary adjustments to payouts under the annual incentive plan. The PSUs granted for the period fiscal 2020 to fiscal 2022 paid out at 0%, due to financial results impacted significantly by the two years of the pandemic. We did not exercise any discretion or make any special awards in connection with the PSUs that were forfeited due to the effects of the pandemic on our business.

Shareholders expressed support for incorporating ESG metrics into executive incentive plans. For fiscal 2022, we reinforced ESG metrics through each executive’s individual performance scorecard. For fiscal 2023, we included ESG metrics as a formal part of the fiscal 2023 annual incentive plan scorecard for our executive leaders, reflecting a focus area of the company.

These enhancements support our efforts to thoughtfully align our compensation plans with the interests of shareholders while also incentivizing long-term growth. We appreciate your support, welcome your feedback, and look forward to continued dialogue.

Sincerely,

Susan Cameron

Chair, Compensation and Human Resources Committee

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This Compensation Discussion and Analysis (CD&A) describes material elements of our Named Executive Officer (NEO) compensation and describes the objectives and principles underlying Aramark’s executive compensation programs, the compensation decisions we made under those programs, and factors we considered in making those decisions.

CD&A Contents

Our 2022 Named Executive Officers

John J. Zillmer Chief Executive Officer
Thomas Ondrof Chief Financial Officer
Lynn B. McKee Executive Vice President, Human Resources[1]
Marc Bruno Chief Operating Officer, United States Food & Facilities (F&F)
Lauren Harrington Senior Vice President, General Counsel

Aramark’s executive compensation program is designed to link pay with performance, while aligning senior leadership incentives with long-term shareholder interests. We believe it reflects appropriate governance practices and shareholder feedback, aligns with the needs of our business, and maintains a strong link between executive pay and successful execution of our strategy and long-term value creation.

(1)	Ms. McKee will retire from the Company effective as of December 31, 2022.

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CD&A EXECUTIVE SUMMARY

Aramark is a global hospitality, facilities, and uniform services provider. We proudly serve the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world.

Our executive compensation program is designed to retain and motivate executives and reward achievement of the Company’s performance goals aligned with value created for our shareholders. This is important because our Company’s performance is very much dependent on the talents, skills, and engagement of our leadership team. We generally measure the Company’s performance by growth in sales, earnings, and free cash flow, and these metrics are reflected in our incentive plans. By focusing on these performance metrics, we believe our incentive plans will drive broader shareholder value creation. We tie our executives’ long-term interests with those of our shareholders through equity compensation awards. The equity is typically delivered in the form of performance stock units (PSUs), stock options, and restricted stock units (RSUs). PSUs typically make up 50% of the grant to ensure value is delivered only to the extent long-term performance objectives are achieved. Our executives are also measured by their individual contributions to the Company’s success, and this is a consideration in base salary adjustment decisions.

Aramark’s Executive Compensation Principles and Operating Framework

Aramark’s executive compensation program is overseen by our Compensation and Human Resources Committee (the “Committee”) to support Aramark’s business strategy, and we have evolved our executive pay program, when needed, while maintaining an overarching philosophy aimed at promoting strong alignment between long-term strategic goals and shareholders’ interests. We use the following guiding principles as a cornerstone against which to evaluate our executive compensation decisions, which are made within a framework that considers broader implications, including risks, regulations, fiscal affordability, and shareholder dilution.

Executive Compensation Guiding Principles

1. Pay for Performance	2. Shareholder Alignment	3. Attract and Retain Key Talent

The vast majority of executive pay is at-risk and performance-based with metrics aligned to the Company’s strategy and long-term shareholder value creation. Our approach strikes a balance between achieving both short- and long-term performance objectives.

Programs align executives’ interests with those of our shareholders. The majority of executive pay is provided through equity and linked to stock price. We also maintain stock ownership guidelines for all executives reinforced with conditional holding requirements for executives who have not met their guideline.

We provide competitive pay and benefits to attract and retain talented, high-performing executives with specific skill sets and relevant experience to drive the Company’s business, create shareholder value, and develop future leaders.

General Executive Compensation Operating Framework

Risk Management – We manage risk in incentive programs, while ensuring alignment between pay and performance, and with shareholder interests.	Governance Considerations – We consider applicable requirements, as well as our corporate values and behavioral expectations in designing our incentive structures and making compensation decisions.	Affordability / Shareholder Dilution – We conduct recurring reviews that balance goals and objectives of the program with fiscal soundness and shareholder dilution.

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2022 Shareholder Advisory Vote on Aramark’s Executive Compensation Program

The Committee considers shareholder feedback and results of the annual advisory vote on executive pay (Say-on-Pay) in determining the structure of the executive pay program and whether changes should be considered. Members of the Committee and management regularly engage with shareholders to better understand their views on governance and pay practices. The feedback received from shareholders enables the Committee to better understand shareholder perspectives, which resulted in meaningful changes to our programs over the past several years.

96% of the shares voted were in favor of our Say-on-Pay proposal last year. We were pleased by this result. In 2022, we engaged with a significant number of our shareholders to seek their feedback. This shareholder engagement effort provided feedback regarding plan design and preferences and confirmation of changes the Committee already implemented for 2022 and/or committed to for 2023.

While the Board retains the authority to exercise judgment in assessing performance and to make one time awards, we confirm that we expect that we would exercise such judgment only in exceptional circumstances. No one-time awards were made to executives and discretion was not exercised in assessing performance in 2022.

February Say-on Pay Voting and Annual Meeting February-August Review Say-on-Pay Results & Engage with Investors September-November Review Feedback and Implement Adjustments December File Proxy Statement and Engage Investors January Engage with Investors Aramark's General Shareholder Engagement Timeline

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Our executive pay program is grounded in a philosophy aimed at promoting alignment between long-term goals and shareholders’ interests. Shareholder feedback informs our Committee’s deliberations and ultimately, the decisions we make. We carefully consider both the level of voting support from shareholders as well as comments from shareholders. Below are specific actions we recently took based on shareholder feedback.

SCOPE OF SHAREHOLDER OUTREACH	Outreach 93% of Common Shares	Engagement 75% of Common Shares	Engaged with 100% of our top 15 institutional investors

SHAREHOLDER FEEDBACK	• Incentive pay should not be adjusted • Equity grants to NEOs should be at least 50% performance-based • General support for incorporating ESG metrics into executive pay programs	96% “FOR” SAY-ON-PAY

ARAMARK RESPONSE

• No further modifications to incentive plans

• Fiscal 2022 annual incentive payouts were based on actual financial results relative to pre-established goals; no discretionary adjustments or payouts were provided.

• 100% of PSUs granted in fiscal 2019 and fiscal 2020 were forfeited in November 2021 and November 2022 based on below threshold performance outcomes driven by the pandemic; the Committee made no discretionary adjustments.

• Equity grants are at least 50% performance-based and 80% fully at risk

• The Company’s fiscal 2022 annual equity grant consisted of 50% performance- based stock units, 30% stock options, and 20% restricted stock units.

• Inclusion of ESG Performance Metrics

• For 2022, the Committee reinforced ESG initiatives by including ESG metrics in executives’ individual performance objectives.

• For 2023, an ESG performance metric is included as a formal component in the annual incentive plan.

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Fiscal 2022 Performance Results

Our fiscal 2022 business performance resulted in the highest annual revenue in Aramark’s history driven by broad-based growth across all segments. Fiscal 2022 performance highlights are as follows:

Operational Excellence Our improved year-over-year results underscore the flexible operating model that we continue to focus on, while assisting our clients with their reopening initiatives.

Pandemic Response

We continued to prioritize the safety for our employees, clients, and consumers. Effective management of operating costs drove improved profitability from client re-openings as restrictions eased.

Supply Chain Initiatives

We continue to evaluate and react to the challenges from disrupted global supply chains by taking actions to mitigate risks associated with the inflationary pressure on food and product costs.

Commitment to ESG

We reinforced our commitment to environmental, social and governance (ESG) objectives by supporting our employees in need, strengthening our sustainability program, and launching new diversity programs. In 2022, we were recognized by DiversityInc as a top company for employee resource groups. We reinforced our commitment to ESG initiatives with the addition of ESG measures in the fiscal 2023 annual incentive plan.

Improved Financial Results

We delivered record new business for the second year in a row with strong growth performance coming from multiple lines of business and geographies. We continued to strategically manage the current inflationary environment and challenges by working with clients to implement target pricing actions to offset the impact of inflation on operational profitability.

Cultivating Talent

Hiring, developing and retaining employees is critically important to our operations and we are focused on creating experiences and programs that foster growth, performance and retention. Our efforts to ensure strong leadership across the Company continued to be a top priority in fiscal 2022.

Key Financial Highlights

We note the following key financial highlights as context in reviewing Aramark’s fiscal 2022 executive pay decisions.

Revenue	Annualized Gross New Business	Adj. Operating Income	Free Cash Flow
$16.3B	$1.6B	$780M	$330M
Strong, broad-based growth performance from multiple lines of business and geographies, as well as clients both large and small	Record Net New Business of $790M, over 50% higher than prior year	Improved profitability from higher sales volumes and operational cost management	Improvement driven by operational performance and CapEx management.

Reconciliation of the above measures to those calculated in accordance with generally accepted accounting principles (GAAP) provided in Annex A. Net New Business is an internal statistical metric used to evaluate Aramark’s new sales and retention performance and is defined as the annualized value of gross new business less the annualized value of lost business.

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Operational Footprint

Employees 273,875 Globally Countries 19 Across multiple continents

Executive Compensation Program and Practices Overview

Our executive compensation program adheres to high governance standards.

What We Do	What We Don’t Do

✓  Risk Mitigation – Multiple metrics and measurement periods in incentives mitigate risk that executives will be motivated to pursue results related to one metric.

✓  Compensation Recoupment Policy – Robust “clawback” policy for pay in certain circumstances.

✓  Stock Ownership Guidelines – All NEOs and directors are subject to ownership guidelines with conditional holding requirements.

✓  Double-Trigger Change-in-Control Provisions – Both a change-in-control and termination are required for equity vesting acceleration and other benefits to apply.

✓  Annual Say-on-Pay Vote – We seek annual shareholder feedback on our executive pay program and directly engage with our shareholders on executive pay matters.

✓  Annual Evaluation – We annually review our executive pay program to ensure it continues to align with market.

✓  Independent Advisor – Independent consultant provides advice directly to the Committee.

✓  Multiple LTI Vehicles – Use of PSUs, stock options, and RSUs provides a balanced approach that focuses executives on key financial achievements (PSUs), direct shareholder alignment (stock options), and retention and alignment with shareholders (RSUs).

×  No Guaranteed Bonuses – Our annual bonus plans are performance-based and do not include any minimum payment levels or guarantees.

×   No Executive Pensions or Supplemental Executive Retirement Plans

×   No Hedging and Restriction on Pledging – We prohibit directors and employees from engaging in hedging and prohibit directors and NEOs from pledging Aramark shares without specific pre-approval.[1]

×   No Dividends on Unvested Equity Awards – We do not pay dividends or dividend equivalents on equity awards prior to vesting.

×   No Repricing or Exchange of Underwater Stock Options

×   No Tax Gross-Ups – We do not provide gross-ups on benefits or perquisites in any employment agreements.

×   No Recycling of Shares withheld for taxes.

1.	The prohibition on hedging and requirements with respect to pledging do not apply to transactions by Mantle Ridge.

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Target Executive Pay Mix

A significant percentage of executive pay is variable, at risk, and performance-based. A majority is delivered as equity, which promotes alignment with shareholder interests and creates incentives for long-term value creation. The CEO’s target pay is 90% performance-based, while other NEOs, on average, have target pay that is 77% performance-based. PSUs comprised 50% of the fiscal 2022 equity grants. Below we show the fiscal 2022 target NEO pay mix with equity award values based on the grant date fair value. Actual equity amounts realized will differ.

CEO Target Annual Compensation Mix

The CEO’s compensation is 90% variable, based on performance and/or share price:

Salary 10%	+	Target Annual Incentive 17%	+	PSUs 36%	+	Options 22%	+	RSUs 15%

73% Linked to Aramark’s Share Price

90% Performance-Based

Average Other NEO Target Annual Compensation

The other NEOs’ compensation is, on average, 77% variable, based on performance and/or share price:

Salary 23%	+	Target Annual Incentive 22%	+	PSUs 28%	+	Options 17%	+	RSUs 11%

56% Linked to Aramark’s Share Price

77% Performance-Based

Percentages may not add exactly due to rounding.

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2022 Actual Performance Pay Outcomes Reflect Our Pay-for-Performance Philosophy

Fiscal 2022 Annual Incentives

Based on fiscal 2022 performance, annual incentive payouts were slightly above target. Below we show performance achievement relative to our consolidated metrics that were used to determine payouts. Each NEO’s bonus is determined 100% based on consolidated metric results except for Mr. Bruno’s whose payout is based 16% on consolidated metrics and 84% on U.S. Food & Facilities metric results – see CD&A details for performance achievement relative to Mr. Bruno’s U.S. F&F metrics.

Financial Measure Weight Threshold (25% of Target Payout) Target (100% of Target Payout) Maximum (200% of Target Payout) Actual Result % Earned Before Weighting % Earned After Weighting Net New Sales 40%$783 $783M 175.9% 70.4% $354M $567M $851M AOI Margin 40% 4.88% 4.88% 57.5% 23.0% 4.5% 5.4% 6.7% Free Cash Flow 20%$330 $330M 79.7% 15.9% $275M $350M $450M Total Earned (% of Target) 109.3%

Reconciliation of Free Cash Flow to measures calculated in accordance with generally accepted accounting principles (“GAAP”) is provided in Annex A

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Long-Term Incentives (2020–22 Performance Period granted in November 2019)

Threshold performance levels for the financial metrics were not achieved for the fiscal 2020 to 2022 performance period. The relative Total Shareholder Return (TSR) modifier, which measured the Company’s shareholder return relative to the performance peer group, did not impact the results, as it is a multipier, applied to the 0% result for the financial measures. Accordingly, 0% of the PSUs granted in fiscal 2020 paid out.

Financial Measure Weight Threshold (50% of Target Payout) Target (100% of Target Payout) Maximum (200% of Target Payout) Actual Result % Earned Before Weighting % Earned After Weighting Sales Growth 40% 0.9% 0.9% 0% 0% 2.0% 4.0% 5.0% AOI Growth 30% -10.2% -10.2% 0% 0% 1.4% 5.0% 6.7% ROIC 30% 6.5% 6.5% 0% 0% 10.2% 10.7% 11.2% Relative TSR +/- 25% 24P 24P 0% 0% 25P 75P Total Earned (% of Target) 0

END OF CD&A EXECUTIVE SUMMARY

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Detailed Compensation Program Discussion

COMPENSATION PROGRAM DESIGN

Overview of Compensation Components

As discussed in the CD&A Executive Summary, the principal components of Aramark’s executive compensation program are base salary, an annual cash incentive and long-term equity incentives. We also provide market competitive employee benefits, post-employment benefits, and a limited number of perquisites.

Element	Vehicle / Description	Link to Strategy

Base Salary 10% CEO 23% Other NEOs	• Cash • Base salaries are determined based on scope of responsibility, experience, and performance	• To attract and compensate high-performing and experienced leaders at a competitive level based on market (both internal and external)
Annual Incentives 17% CEO 22% Other NEOs	• Cash • 100% evaluated on a formulaic basis relative to pre-established financial performance goals	• To motivate and reward executives for achieving annual corporate, business, and function goals in key areas of financial performance
Fiscal 2022 Long-Term Incentives (LTI) granted in 2021 73% CEO 56% Other NEOs	• Performance Stock Units: 50% 36% CEO 28% Other NEOs

•  Focuses executives on the achievement of specific long-term performance goals directly aligned with our strategic operating plans

•  60% of PSUs are earned based on three-year adjusted revenue growth and three-year adjusted operating income growth. The results of which are then modified +/-25% based on three-year TSR performance relative to the performance peer group

•  40% of PSUs are earned based on three-year return on invested capital performance

	• Stock Options: 30% 22% CEO 17% Other NEOs	• Directly aligns the interests of executives with shareholders. Stock options only have value for executives if performance results in stock price appreciation after the grant date
	• Restricted Stock Units: 20% 15% CEO 11% Other NEOs	• Strengthens key executive retention to promote executive team consistency and successful execution of long-term strategies

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Base Salary

Base salary reflects the value of the executive position and attributes the executive brings to Aramark, including tenure, experience, skill level, and performance. The Committee annually reviews salaries of the Executive Leadership Team (ELT), including all NEOs, and adjusts them periodically as needed to maintain market positioning and consistency with evolving responsibilities and performance levels.

For fiscal 2023, based on the results of a market analysis conducted by the Committee’s external compensation consultant, the Committee provided salary increases of 4.4% to Mr. Ondrof, 4.6% to Mr. Bruno and 5.0% to Ms. Harrington effective January 1, 2023.

		Fiscal 2021		Fiscal 2022		Fiscal 2023
NEO	Job Title	Salary	% Increase	Salary	% Increase	Salary	% Increase

John Zillmer	CEO	1,300,000	0%	1,300,000	0%	1,300,000	0%

Thomas Ondrof	EVP, CFO	800,000	0%	800,000	0%	835,000	4.4%

Lynn McKee[1]	EVP, HR	717,738	0%	717,738	0%	717,738	0%

Marc Bruno	COO, US Food & Facilities	625,000	0%	655,000	4.8%	685,000	4.6%

Lauren Harrington	SVP, General Counsel	500,000	0%	600,000	20%	630,000	5.0%

1	Ms. McKee will retire from the Company effective as of December 31, 2022.

Target Annual Incentives

The annual cash incentive is designed to drive and reward performance and is based on financial objectives established by the Committee at the beginning of each fiscal year. The incentive targets for each executive are established based on market competitive data (see Market Benchmarking) related to each executive’s role. Annual incentive targets as a percentage of base salary are provided in the table below. Actual earned payouts can vary from 0% to 200% of target.

No changes to incentive targets were provided to executives in fiscal 2021, fiscal 2022 or fiscal 2023. Mr. Zillmer’s offer letter provides for a target bonus of at least 175% (of base salary).

		Fiscal 2021		Fiscal 2022		Fiscal 2023
NEO	Job Title	Target	% Change	Target	% Change	Target	% Change

John Zillmer	CEO	175%	N/A	175%	0%	175%	0%

Thomas Ondrof	EVP, CFO	100%	N/A	100%	0%	100%	0%

Lynn McKee	EVP, HR	100%	0%	100%	0%	100%	0%

Marc Bruno	COO, US Food & Facilities	100%	0%	100%	0%	100%	0%

Lauren Harrington	SVP, General Counsel	85%	0%	85%	0%	85%	0%

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Fiscal 2022 Annual Incentive Performance Metrics

The Annual Incentive Plan included three financial objectives – Net New Sales, Adjusted Operating Income Margin, and Free Cash Flow. The Company must attain a threshold performance on each measure for the participant to be entitled to receive any payout for such metric. If maximum performance was achieved across all metrics, maximum payout for fiscal 2022 would be 200% (of target).

Metric	Description	Rationale
Net New Sales	• Annualized new business less annualized lost business

•  Incentivize management to focus on a metric that the Committee believes executives can more directly impact and will contribute more immediately to the Company’s success by driving sales growth through and after the pandemic

Adjusted Operating Income Margin	• Adjusted operating income divided by adjusted sales	• Focuses management on driving profitable growth while managing expenses • Focuses management on overall profitability of the Company
Free Cash Flow	• Cash flows provided from operating activities less net purchases of property and equipment and other	• Focuses management on achievement of positive free cash flow through increased earnings and disciplined management of working capital levels and capital expenditures

Reconciliation of Free Cash Flow to measures calculated in accordance with generally accepted accounting principles (“GAAP”) is provided in Annex A. Net New Sales is an internal statistical measure used by the Company to evaluate Aramark’s new sales and retention performance.

The annual incentives of all NEOs except Mr. Bruno are based 100% on consolidated-level performance. Mr. Bruno’s annual incentive payout is determined based 84% on the financial performance of the businesses he oversees and 16% based on consolidated-level financial performance.

Fiscal 2022 Annual Goal-Setting Process

Performance targets established at the beginning of the fiscal year are designed to be challenging and consistent with the Company’s long-term expectations for the business which, in a normalized operating environment reflect (as highlighted at the December 2021 Analyst Day):

•	Organic annual revenue growth of 5% to 7%

•	Adjusted operating income growth of 7% to 10%

For fiscal 2022, targets additionally included the expectations for the ongoing recovery of COVID-19. The assigned targets of Net New Sales, Adjusted Operating Income Margin, and Free Cash Flow were set significantly above 2021 performance outcomes across all metrics.

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Fiscal 2022 Annual Incentive Outcomes

Based on the performance metrics established by the Committee and the Company’s 2022 performance, the Committee determined Aramark achieved 109.3% of target payout for executives assessed exclusively on consolidated performance and 91.5% of target for the COO of the U.S. Food & Facilities businesses based on a combination of consolidated and U.S. Food & Facilities performance.

U.S. Food & Facilities Results Corporate Results Performance Metric (Weighted %) Threshold 25% Target 100% Maximum 200% Actual Result % Payout % Earned % of Payout $154.5m $309M $463.5m $470.3M actual 200% 80% 1.25% 3.10% 4.65% 2.44%1 actual 73% 29.3% -$100M -$22M $200M $281.7M1 actual 200% 40% Total Payout-Corporate 149.30% $87.5M $175M $262.5M $234.5M1 Actual 168% 67.2% 2.05% 4.10% 6.15% 3.985%3 Actual 96% 38.3% $150M $200M $250M $414.9M4 Actual 200% 40% Total Payout- COO U.S. Food & Facilities5 146.27% Net New Sales 40% AOI Margin 40% Free Cash Flow 20% Net New Sales 40% AOI Margin 40% Free Cash Flow 20%

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[1]

The Net New Sales calculation represents the annualized value of gross new business less the annualized value of lost business. The Net New Sales calculation for purposes of the U.S. Food & Facilities business performance represents annualized value of gross new business less the annualized value of lost business for the businesses Mr. Bruno oversees. Net New Sales is an internal statistical metric used to evaluate Aramark’s net new sales and retention performance.

[2]

The AOI margin calculation represents the revenue and operating income for the businesses adjusted to exclude the revenue and operating income of the Next Level and Union Supply acquisitions. Operating income is also adjusted to exclude the amortization expense of acquisition-related intangible assets.

[3]	Reconciliation of Free Cash Flow to measures calculated in accordance with generally accepted accounting principles (“GAAP”) is provided in Annex A

[4]

The Free Cash Flow calculation for purposes of the U.S. Food & Facilities business performance represents net cash provided by operating activities less net purchases of property and equipment and other for the businesses Mr. Bruno oversees.

[5]

Payout under Mr. Bruno’s annual incentive award is based the financial metrics noted; however 32% is based on US Food & Facilities Net New Sales, 32% is based on US Food & Facilities AOI Margin, 20% on US Food & Facilities Free Cash Flow, 8% Consolidated Net New Sales, and 8% Consolidated AOI Margin.

Fiscal 2022 Annual Incentives Earned by NEO

Based on the results of the performance metrics approved by the Committee, the NEOs earned annual incentive award for 2022 as set forth in the table below.

NEO	Job Title	Base Salary	x	Target Award %	x	Actual Earned %	=	Actual Payout

John Zillmer	CEO	1,300,000		175%		109.3%		$2,486,757

Thomas Ondrof	EVP, CFO	800,000		100%		109.3%		$874,464

Lynn McKee	EVP, HR	717,738		100%		109.3%		$784,545

Marc Bruno	COO, US Food & Facilities	655,000		100%		91.5%		$599,280

Lauren Harrington	SVP, General Counsel	600,000		85%		109.3%		$557,471

*

Payout under Mr. Bruno’s annual incentive award is based on the same financial metrics noted above; however, 84% of Mr. Bruno’s annual incentive payout is determined based on the performance of the businesses he oversees (i.e., U.S. Food & Facilities) and 16% is determined based on corporate-level performance.

Fiscal 2023 Annual Incentive Performance Metrics and Weightings

The annual incentive plan for fiscal 2023 will use the same performance metrics that were used in 2022 with the addition of a separately weighted ESG metric. In 2022, we included ESG metrics in the individual performance components of performance evaluations. For fiscal 2023, building upon our Be Well. Do Well plan, we’ve implemented a standalone ESG scorecard in the Annual Incentive plan corporate scorecard to reinforce the company’s commitments to reducing greenhouse gas emissions, supporting governance practices, and building upon our DE&I initiatives.

FY23 Annual Incentive Design

Net New Sales 40% AOI Margin 40% Free Cash Flow 10% ESG Scorecard 10%

Long Term Incentives (LTI)

Long Term Incentive Grant Targets

For fiscal 2022, the Committee approved increasing Marc Bruno’s long term incentive equity grant value by 5.7% as compared to fiscal 2021 based on the results of a competitive market assessment for his role as COO of Aramark’s largest businesses. Mr. Zillmer’s offer letter provides for a long term incentive target of not less than $9,500,000 annually. For Fiscal 2023, the long-term incentive grant values remained unchanged from prior year.

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NEO	Job Title	Fiscal 2020 Grant (November 2019)	Fiscal 2021 Grant (September 4, 2020)		Fiscal 2022 Grant (November 18, 2021)		Fiscal 2023 Grant (November 17, 2022)
		LTI Target	LTI Target	% Increase	LTI Target	% Increase	LTI Target	% Increase
John Zillmer	CEO	$9,500,000	$9,500,000	0%	$9,500,000	0%	$9,500,000	0%
Thomas Ondrof	EVP, CFO	$2,000,000	$2,000,000	0%	$2,000,000	0%	$2,000,000	0%
Lynn McKee[1]	EVP, HR	$1,500,000	$1,500,000	0%	$1,500,000	0%	$—
Marc Bruno	COO, US Food & Facilities	$1,750,000	$1,750,000	0%	$1,850,000	5.7%	$1,850,000	0%
Lauren Harrington	SVP, General Counsel	$1,500,000	$1,500,000	0%	$1,500,000	0%	$1,500,000	0%

1	Ms. McKee will retire from the Company effective as of December 31, 2022.

Fiscal 2022 Long Term Incentive Grant Allocations (granted in November 2021)

Half of the fiscal 2022 LTI target grant value is comprised of PSUs, of which 60% of the resulting payout (if any) can be modified +/- 25% based on the Company’s TSR relative to the fiscal 2022 performance peer group.

PSUs 50% Stock Options 30% RSUs 20% 30% 3-Year Compound Annual Adjusted Revenue Growth Rationale: Long-term revenue growth critical as Company recovers from the pandemic. 30%3-Year Compound Annual AdjustedOperating Income Growth Rationale: Focuses management on drivinglong-term profitable growth. 40%3-Year Return onInvested Capital Rationale: Focuses management on generatingreturns through disciplined capital management.These PSUs, related to ROIC performance, arenot subject to the relative TSR payout modifier. Payout Modifier3-Year Relative TotalShareholder Return (TSR) -applies only to AdjustedRevenue and AdjustedOperating Income Metrics Rationale: Encouragesperformance that not onlyincreases shareholder value,but increases it to an extentthat compares favorablyrelative to companies in the performance peer group.

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Payout Outcomes for PSUs Related to Fiscal 2020 – 2022 Performance Period (granted in November 2019)

PSUs that were eligible to vest at the end of fiscal 2022 had performance targets based on three-year Sales Growth, AOI Growth and Return on Invested Capital for the fiscal 2020 – 2022 performance period. No payout was earned based on performance outcomes and no adjustments were made, so 100% of these awards were forfeited.

Fiscal 2020 - 2022 Results

Performance Metric (Weighted %)		Below Threshold	Threshold	Target	Maximum	Actual Result	% Payout	% Earned
	% of Payout	0%	50%	100%	200%			
Sales Growth 40%			2.0%	4.0%	5.0%	0.9% Actual	0%	0%
AOI Growth 30%			1.4%	5.0%	6.7%	-10.2% Actual	0%	0%
ROIC 30%			10.2%	10.7%	11.2%	6.5% Actual	0%	0%

Payout Modifier

Modifies Results by + /- 25%

Total Earned (% of Target) 0%

Performance Metric(Weighted %) BelowThreshold Threshold Target Maximum ActualResult %Payout %Earned % ofPayout 0% 50% 100% 200% Fiscal 2020 2022 Sales Growth 40% 2.0% 4.0% 5.0% 0.9% Actual 0% 0% AOI Growth 30% 1.4% 5.0% 6.7% -10.2% Actual 0% 0% ROIC 30% 10.2% 10.7% 11.2% 6.5% Actual 0% 0% TSR Performance relative to Performance Peer Group Payout Modifier Modifies Results by + /- 25% 25P 75P 24P No impact No impact Total Earned (% of Target) 0%

Fiscal 2023 Long Term Incentive Grants

The long term incentive plan for fiscal 2023 will use the same mix of PSUs, Stock Options and RSUs as fiscal 2022. The PSU performance targets will be based on three-year Sales Growth, Earnings Per Share, and Return on Invested Capital each weighted 20% plus a stand-alone relative TSR metric weighted 40% based on the total return to the Company’s shareholders relative to the performance of the fiscal 2023 performance peer group. The performance targets for the fiscal 2023 PSUs align with the long-term strategic goals outlined during the 2021 Company Analyst Day.

Ms. McKee’s Retirement

On November 30, 2022, Ms. McKee provided the Company with notice of her intent to retire effective December 1, 2023, which constituted Retirement with Notice under the terms of her employment agreement and certain of her award agreements. Following this, we entered into a letter agreement with Ms. McKee reflecting that the Company would be accelerating her planned retirement date to December 31, 2022 and confirming her entitlement to certain

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retirement payments and benefits applicable upon a Retirement with Notice, consistent with her existing employment agreement and outstanding equity-based awards, including: (1) that her base salary will be paid each month and her Company-paid benefits will continue until December 1, 2023, the end of the notice period, (2) her annual bonus will be paid based on the Company’s actual performance in fiscal 2023 and 2024, pro-rated for fiscal 2024 through the end of the notice period and (3) unvested equity-based awards will continue to vest until December 1, 2023 and subsequently, any unvested awards will follow the scheduled future vesting date(s) for those who provide Retirement with Notice, as applicable to those awards. All benefits and payments to which Ms. McKee is entitled are based upon (i) her Retirement with Notice pursuant to her existing employment agreement and equity awards agreements, including due to the Company’s acceleration of her retirement date. and (ii) her rights under the Company benefit plans in which she participates.

Other Compensation Components

The Compensation Committee provides additional benefits to the NEOs that are customary for executives of similar rank to enable our executives to focus on our business and enhance their commitment to us.

Savings Incentive Retirement Plan: We make available a non-qualified savings plan intended as a substitute for those employees ineligible to participate in our 401(k) plan because of certain legal requirements.

Severance Arrangements and Payments upon a Change of Control: We have employment agreements with all NEOs for indefinite periods terminable by either party, and in most cases our executives are entitled to certain payments and benefits in connection with certain terminations of employment. These provisions are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and our other constituents without concern over whether the transactions may jeopardize the executive’s own employment.

Equity awards granted since the IPO and agreements with our NEOs that provide for other payments in connection with a change of control contain a “double trigger” in order for the executive to receive compensation, meaning that awards will be accelerated only if the executive’s employment is terminated within a certain period following the change of control. For more information about change of control and severance payments for our NEOs, see the disclosure under “Potential Post-Employment Benefits.”

Perquisites: We provide our NEOs with other benefits that the Committee believes are reasonable and encourage retention. The costs of these benefits constitute a small percentage of each NEO’s total compensation. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table and include:

•	premiums paid on life insurance;

•

a closed survivor income protection plan in which Ms. McKee is the only remaining participant entitling a surviving spouse or domestic partner and dependent children to receive the executive’s full base salary for one year after the executive’s death and one half of the executive’s base salary for the subsequent nine years, or alternatively, an amount equal to his or her base salary upon retirement or death for a participant who is at least 65 years old and has attained five years of employment;

•	disability insurance and executive health insurance;

•	receipt of a taxable car allowance and no cost parking at a garage near Company offices;

•	an executive physical;

•	financial planning services;

•	personal use of Company tickets or the Company box and related items at sporting or other events.

In November 2019, the Committee amended the Company’s policy to no longer require the CEO to use company-provided aircraft or car and driver for all business and personal travel. The Chair of the Compensation and Human Resources Committee has approved members of the executive leadership team entering into Aircraft Time Sharing Agreements with the Company that permits each of them to reimburse the Company for incremental cost of their personal use of the corporate aircraft. During 2022, Messrs. Zillmer and Bruno used the Company aircraft for personal use for themselves and in some cases family members and reimbursed the Company for a portion of the incremental cost of such use pursuant to the Aircraft Time Sharing Agreements. Messrs. Zillmer and Bruno also had family members accompany them on business trips on the Company aircraft at no incremental cost.

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MARKET BENCHMARKING

Our compensation program is structured to enable us to maintain our competitive position for key executive talent. To establish market competitive compensation practices for all NEOs, our Committee refers, in part, to peer group data.

Fiscal 2022 Compensation Peer Group

The Committee worked with its independent consultant, Meridian Compensation Partners LLC (“Meridian”), to develop the Compensation Peer Group in early fiscal 2020. Hertz was removed from the Compensation Peer Group in 2021 due to bankruptcy. The Committee, based on input from Meridian, reviewed the Compensation Peer Group for fiscal 2022 and concluded that it remained appropriate. Peers focus on providing business services, have a logistics-centered business model, have a repeatable business model and are consumer facing with large workforces.

The following table lists relevant comparative information for the 2022 Compensation Peer Group.

Company Name	Sales ($M)	Mkt Cap ($M)	Ent. Value ($M)	Assets ($M)	# of Employees
Aramark	$16,327	$8,835	$16,746	$15,082	273,875
Executive Compensation Peer Group (n = 18)
ABM Industries Incorporated	$7,491	$3,003	$4,205	$4,608	124,000
Carnival Corporation & plc	$9,617	$14,046	$43,282	$51,917	40,000
C.H. Robinson Worldwide, Inc.	$26,132	$13,314	$15,568	$6,796	17,652
Cintas Corporation	$8,124	$40,693	$43,662	$8,261	43,000
Darden Restaurants, Inc.	$9,770	$15,496	$20,909	$10,015	178,956
Dollar General Corporation	$35,346	$54,571	$69,115	$28,239	163,000
Dollar Tree, Inc.	$27,169	$35,268	$44,175	$22,676	136,226
Expeditors Int’l of Washington, Inc.	$19,026	$16,835	$15,307	$6,608	19,070
Kohl’s Corporation	$18,901	$4,949	$11,350	$15,623	99,000
Macy’s, Inc.	$25,926	$5,540	$10,899	$16,342	88,857
ManpowerGroup Inc.	$20,401	$4,276	$5,003	$8,557	30,000
MGM Resorts International	$12,551	$14,249	$41,285	$47,330	60,500
Performance Food Group Company	$47,194	$7,415	$12,295	$12,378	34,825
Republic Services, Inc.	$12,934	$42,824	$53,449	$28,401	35,000
Royal Caribbean Cruises Ltd.	$7,219	$13,054	$34,029	$33,464	84,950
US Foods Holding Corp.	$32,154	$7,255	$12,877	$13,033	28,000
XPO Logistics, Inc.	$13,108	$6,091	$9,614	$8,503	44,000
Yum! Brands, Inc.	$6,713	$33,176	$44,993	$5,779	36,000

Source: S&P CapitalIQ (as of September 30, 2022).
All financial data as of September 30, 2022. Revenue represents trailing 12 months; Market Cap and Enterprise Value reflect a 6-month average, and Assets reflect most recent reported quarter.
Aramark’s Revenue and Assets reflect actual results as of year-end September 30, 2022.
Aramark Relative to Peer Group
Aramark Percentile Rank	50%	37%	48%	58%	Highest

Survey Data

In evaluating the compensation of certain of our NEOs, the Committee also references survey data. In fiscal 2022, the Committee referred to peer group data and a subset of the Willis Towers Watson 2021 CDB General Industry Executive Compensation Survey that is size-adjusted through regression analysis based on our revenue, to perform a market check of the individual components of compensation and total compensation for Ms. McKee, Mr. Bruno, and Ms. Harrington. We do not consider any specific company included in the survey to be a material factor in the review

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of the compensation of our NEOs. When making pay decisions the Committee generally targets a reasonable range around the market median of survey data but retains flexibility to position employees above or below median based on employee experience, skill-set, and performance.

Performance Peer Group for Total Shareholder Return

In 2019, the Committee worked with Meridian to create a Performance Peer Group to be used in determining relative total shareholder return performance for the PSUs subjective to relative TSR performance. For the fiscal 2022 and fiscal 2023 PSUs, the Performance Peer Group has remained relatively unchanged from fiscal 2020 and consists of companies in the Compensation Peer Group as well as a broader list of organizations that compete with us for investor capital and face similar business dynamics and challenges. The fiscal 2022 Performance Peer Group consists of the following companies:

2022 and 2023 Performance Peer Group (Relative TSR Peer Group for Fiscal 2022 – 2024 and Fiscal 2023—2025 PSUs)

1. ABM Industries Inc.	14. Expeditors International	27. Mondelez International	40. SSP Group

2. Autogrill S.p.A.	15. FedEx Corporation	28. Norwegian Cruise Line	41. Starbucks Corporation

3. C.H. Robinson Worldwide	16. Healthcare Service Group	29. Old Dominion Freight Line	42. Sysco Corporation

4. Carnival Corporation & Plc	17. Hilton Worldwide Holdings	30. PepsiCo, Inc.	43. Madison Square Garden

5. CBRE Group, Inc.	18. Hyatt Hotels Corporation	31. Premier, Inc.	44. The Wendy’s Company

6. Cinemark Holdings, Inc.	19. ISS A/S	32. Rentokil Initial plc	45. UniFirst Corporation

7. Cintas Corporation	20. J.B. Hunt Transport Svcs.	33. Republic Services, Inc.	46. United Parcel Service, Inc.

8. Compass Group PLC	21. Jones Lang LaSalle	34. Restaurant Brand Int’l	47. Waste Connection, Inc.

9. Darden Restaurants	22. Landstar System, Inc.	35. Robert Half International	48. Waste Management, Inc.

10. Domino’s Pizza	23. Manpower Group Inc.	36. Royal Caribbean Cruises	49. Wyndham Destinations

11. Elior Group S.A.	24. Marriott International	37. Ryder System, Inc.	50. YUM! Brands, Inc.

12. Elis SA	25. Marriott Vacations	38. Service Corporation

13. EMCOR	26. McDonald’s Corporation	39. Sodexo S.A.

COMPENSATION GOVERNANCE POLICIES

Independence of the Compensation Consultant

The Committee’s independent compensation consultant is selected and retained by the Committee to advise on executive and director compensation and it is not intended that the consultant will do any other work for the Company. The independent compensation consultant is Meridian. The Committee considered Meridian’s independence and determined that the engagements did not raise any conflict of interest or other issues that would adversely impact their independence, including using the six factors set forth in the SEC and New York Stock Exchange rules regarding compensation advisor conflict of interest and independence. Accordingly, the Committee determined Meridian to be independent and free from conflicts of interest. During fiscal 2022, Meridian did not provide other services to the Company outside of its relationship with the Committee.

Role of Independent Compensation Consultant

The Committee’s independent compensation consultant provides the Committee with general services related to executive and director compensation, and associated governance each year. These services include market intelligence, compensation trends, suggestions about compensation program design, general views on specific requests to the Committee from management regarding compensation program design or decisions, the review of the peer group, benchmarking executive pay relative to the peer group and the broader market for executive talent, and an analysis of the risk profile of the compensation system. In particular years, the services also have included thorough analyses of various compensation issues.

For fiscal 2022, Meridian:

•	Evaluated competitiveness of executive compensation and benefit programs, including base salary, annual incentives, long-term incentives, perquisites, and severance provisions;

•

Reviewed and helped to confirm the Company’s compensation peer groups used for compensation benchmarking and the performance peer group used for assessing relative TSR for the performance share unit modifier;

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•	Provided the Committee with updates on executive compensation and benefits trends and information on the latest regulatory, legislative, proxy advisor, and other relevant developments;

•	Reviewed and supported the Committee in preparing public filings related to compensation decisions;

•	Supported the Committee in assessing risk in the Company’s incentive plans, including participation in meetings where the Committee evaluated presentations on risk assessment; and

•	Addressed various other matters, as requested by the Committee

A Meridian representative attended all of the Compensation Committee’s meetings during fiscal 2022.

Interaction of the Compensation Committee with Executive Officers and Others

CEO: The Committee regularly seeks input from the CEO on the performance of his direct reports including other NEOs and his views on how performance metrics and goals will motivate other executives and the workforce. The Committee also discusses with the CEO matters relating to the retention of key executives and employees and seeks his input on his performance results and his objectives.

EVP, Human Resources: The Compensation Committee regularly asks the EVP, Human Resources to attend portions of the Committee’s meetings in order to discuss compensation design and award issues, allow her to review and respond to suggestions about compensation matters and ask for her input about compensation decisions.

Other Executive Officers: As necessary, the CFO attends Committee meetings to discuss and review financial metrics relating to our compensation programs. Additionally, the General Counsel or the Senior Vice President and Deputy General Counsel attends Committee meetings to advise about legal requirements and provide regulatory updates.

In administering the annual cash and long term equity incentive plans of the Company, the Committee approves cash and equity awards to executives and/or recommends such approval by a subcommittee of the Committee, as appropriate, for purposes of obtaining certain exemptions under Rule 16b-3 of the Exchange Act. References in this proxy statement to actions taken by the Committee may, in certain circumstances, refer to actions formally taken by a subcommittee of the Committee in conjunction with additional corresponding actions taken by the full Committee.

Long Term Incentive Grant Procedures

Timing of Awards: The Committee generally makes annual awards of equity incentives at its meeting held early in each fiscal year, typically in November. The Committee may make limited grants of long term incentives on other dates in connection with a promotion or to compensate newly hired executives for equity or other benefits forfeited upon termination of previous employment or to otherwise induce them to join our Company.

Grant Date and Exercise Price: The grant date of LTI to executives may be the date of Committee approval or, if specified in the approval, a later date, including a date of subcommittee approval if designated by the Compensation Committee. The exercise price of option grants may not be lower than the closing market price of our common stock on the date of grant.

RISK MITIGATION POLICIES

Stock Ownership Guidelines

The Committee adopted the following stock ownership guidelines to align the interests of each NEO with those of shareholders.

Executive	Job Title	Stock Ownership Guideline(1)
Mr. Zillmer	CEO	6x annual base salary
Mr. Ondrof	EVP, CFO	3x annual base salary
Ms. McKee	EVP, HR	3x annual base salary
Mr. Bruno	COO, US Food & Facilities	3x annual base salary
Ms. Harrington	SVP, General Counsel	3x annual base salary

(1)	Prior to attainment, absolute value is determined annually based on the then-current salary and the prior fiscal year’s average of month-end stock closing prices.

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For purposes of determining compliance with the guidelines, shares included are limited to those that are (1) directly or indirectly beneficially owned (held indirectly, such as through family trusts or by immediate family members) or (2) unvested restricted stock units. Therefore, unexercised vested and unvested stock options and unearned or unvested PSUs are not considered when determining compliance with the guidelines.

These guidelines require that the specified amount be attained by the fifth anniversary of the date the named executive officer became subject to their current ownership guideline. If an NEO has not attained the guideline amount by such date, one half of all shares delivered upon vesting of awards held by such NEO (net of withholding for tax obligations) must be retained until the guideline amount has been attained.

All of our named executive officers have met or are on track to meet/exceed their ownership guideline by their target ownership date.

Prohibitions on Hedging and Restrictions on Pledging

The Company’s Securities Trading Policy restricts pledging and prohibits our directors, officers and employees from engaging in hedging, speculative or other transactions that hedge or offset any decrease in the market value of Aramark stock (including swaps, forwards, options, futures, collars, exchange funds, and other derivative transactions or arrangements). While this policy applies to all executives and directors, the prohibition on hedging does not apply to Mantle Ridge. None of our directors or named executive officers or other executive officers has currently pledged Aramark stock.

Clawback Policy

The Committee and Board approved a robust incentive compensation recoupment, or “clawback” policy for executive officers and CEO direct reports in fiscal 2015. This policy provides that if an individual was overpaid incentive compensation (annual incentive and performance-based long-term incentives) as a result of reported financial or operating results that were misstated and that such person engaged in misconduct that contributed to a misstatement, the Company may seek to recover the amount of any overpayment or cancel such excess incentive compensation. In November 2018, the Committee expanded the scope of the policy to cover approximately 165 executives and to provide that the Company can recover incentive compensation if an executive commits a material violation of law that results in significant economic or reputational damage to the Company. The Company and Board intends to revisit the clawback policy when the New York Stock Exchange rulemaking regarding recoupment policies becomes effective.

Compensation Risk Disclosure

As part of its responsibility to set appropriate executive compensation, the Committee annually considers balance in the compensation program and its impact on Aramark’s risk management profile.

Specifically, in fiscal 2022, the Committee considered whether the mix of performance-based pay, the performance metrics and the degree of difficulty of the performance goals was sufficient to encourage management to strive for strong performance without encouraging risk taking beyond established risk parameters. The Committee also considered the input of its independent compensation consultant, Meridian, regarding the risk profile of the compensation program as well as various factors that would mitigate risks associated with Aramark’s compensation program. These factors include: an effective balance between the cash and equity mix and short and long-term focus; the use of multiple performance metrics; substantial stock ownership guidelines; a clawback policy; an anti-hedging policy; and independent committee oversight of the compensation programs.

After discussing all such matters, the Compensation Committee determined that in relation to fiscal 2022, Aramark’s compensation program is appropriately structured and does not motivate individuals or groups to take risks that are reasonably likely to have a material adverse effect on the Company.

Impact of Regulatory Requirements on Executive Compensation

Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code (the “Code”) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in the Code) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance and other payments from us that are contingent on or in connection with a change of control.

50

The Compensation Committee considered the adverse tax liabilities imposed by Sections 280G and 4999 of the Code, as well as other competitive factors, when it structured certain post-termination compensation payable to our named executive officers. The potential adverse tax consequences to us and/or the executive, however, are not necessarily determinative factors in such decisions. Our 2007 employment agreement with Ms. McKee required us to make a gross-up payment to compensate her for any excise taxes (and income taxes on such gross-up payment) that she incurs under Section 4999 of the Code; however, this benefit was eliminated in July 2020. Additionally, as market practices changed following 2007, the Compensation Committee determined it would no longer provide such gross-up payments in new agreements entered into with executive officers. As a result, no gross-up payment provisions were included in the employment agreements entered into with Messrs. Zillmer, Ondrof, and Bruno and Ms. Harrington.

Section 162(m). Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While Aramark’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for the current and future tax years (other than with respect to certain “grandfathered” arrangements as noted above).

Compensation Committee Interlocks and Insider Participation

From August 25, 2019, the date Eric Foss stepped down as Chairman, President & CEO through October 6, 2019, the date of Mr. Zillmer’s appointment as Chief Executive Officer, Mr. Sadove, a member of our Compensation Committee, served as a member of the Office of the Chairman, with Mr. Sadove effectively serving as the Company’s Principal Executive Officer during that time.

Paul Hilal, a member of our Compensation Committee, is Founder and Chief Executive Officer of Mantle Ridge LP. Please see “Certain Relationships and Related Transactions” on page 75 for additional information on the Company’s Stewardship Framework Agreement with Mantle Ridge.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and in this Proxy Statement relating to our 2023 Annual Meeting of Shareholders. Submitted by the Compensation Committee of the Board:

Susan Cameron, Chairman

Greg Creed

Paul C. Hilal

Patricia Lopez

Stephen I. Sadove

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COMPENSATION TABLES

2022 Summary Compensation Table

The following tables, narrative and footnotes discuss the compensation of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers serving at the end of fiscal 2022, who are referred to as named executive officers or NEOs.

Name and Principal position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non- Equity Incentive Plan Compen- sation(4) ($)	Change in Pension value And Non- Qualified Deferred Compensation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)

John J. Zillmer Chief Executive Officer	2022	1,300,000	—	6,650,055	2,850,008	2,486,757	—	38,008	13,324,828
	2021	1,293,750	—	—	340,279	3,396,484	—	21,206	5,051,719
	2020	1,118,750	682,500	11,400,063	13,600,026	227,500	—	65,189	27,094,029

Thomas Ondrof EVP and Chief Financial Officer	2022	800,010	—	1,400,108	600,004	874,464	—	30,044	3,704,630
	2021	796,163	—	—	—	1,194,368	—	31,994	2,022,525
	2020	485,385	180,000	2,400,037	3,600,272	60,000	—	94,983	6,820,677

Lynn B. McKee, EVP, Human Resources	2022	717,746	—	1,050,081	450,006	784,545	18,425	58,079	3,078,882
	2021	714,293	—	—	—	1,071,554	16,613	58,140	1,860,600
	2020	659,073	215,321	1,965,647	2,700,024	71,774	16,182	59,394	5,687,415

Marc Bruno COO, US Food & Facilities	2022	646,917	—	1,295,016	555,011	599,280	9,189	81,870	3,187,283
	2021	621,994	—	—	—	914,200	8,075	40,420	1,584,689
	2020	570,584	182,010	2,224,278	3,400,033	60,670	7,665	43,809	6,489,048

Lauren Harrington, General Counsel	2022	573,072	—	1,050,081	450,006	557,470	3,090	33,531	2,667,250
	2021	497,587	—	—	—	634,508	2,588	29,231	1,163,914
	2020	452,850	127,500	1,820,756	2,700,024	42,500	2,339	32,481	5,178,451

(1)

For 2020, 2021 and 2022, Mr. Bruno and Mses. McKee and Harrington deferred portions of their salaries under the 2007 Savings Incentive Retirement Plan. These amounts are reflected in this column, and, for fiscal 2022, are reflected in the Non-Qualified Deferred Compensation Table. Salaries for fiscal 2020 were subject to a 25% reduction from April 6, 2020, through October 2, 2020. Fiscal 2020 salary for Mr. Ondrof also reflects a partial year for service after January 7, 2020.

(2)

No restricted stock units or performance stock units were granted in fiscal 2021 because the Committee expedited the fiscal 2021 equity grants from November 2020 to September 2020, the last month of fiscal 2020. Includes the aggregate grant date fair value of restricted stock units and performance stock units granted in the respective fiscal year computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ending September 30, 2022. For previously granted PSUs, the grant date fair value reported is based upon the probable outcome of performance at the grant date. The grant date fair value of performance awards with market-based conditions like relative total shareholder return is determined based on a Monte Carlo simulation.

	Fiscal 2020 Grants		Fiscal 2022 Grants
	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)	Highest Level of Performance ($)

John Zillmer	$4,750,035	$11,875,086	$4,750,035	$8,170,067

Thomas Ondrof	$1,000,012	$2,500,029	$1,000,073	$1,720,133

Lynn McKee	$750,020	$1,875,049	$750,055	$1,290,100

Marc Bruno	$875,023	$2,187,557	$925,009	$1,591,019

Lauren Harrington	$750,020	$1,875,049	$750,055	$1,290,100

(3)

Includes the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The Committee expedited the fiscal 2021 equity grants from November 2020 to September 2020, the last month of fiscal 2020. Therefore, this column for fiscal 2021 only includes an equity grant to John Zillmer for a premium-priced stock option grant. For additional information on the valuation assumptions, refer to Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ending September 30, 2022.

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(4)	Represents fiscal year 2020, 2021 and 2022 payments made under the Management Incentive Bonus Plan.

(5)	Includes amounts earned on deferred compensation in excess of 120% of the applicable federal rate, based upon the above-market return at the time the rate basis was set.

(6)	The following are included in this column for 2022:

a)

The aggregate incremental cost to us of the following perquisites: car allowance ($13,200 for each NEO), premium payments for disability insurance, premium payments for an excess health insurance plan, payments for an executive physical, financial planning, and for Mr. Ondrof, personal use of Company-owned tickets or the Company-owned suite at sports stadiums and arenas, for Mr. Zillmer, costs associated with personal use of the Company aircraft and for Mr. Bruno $32,076 for costs associated with his personal use of the Company aircraft. Pursuant to Aircraft Time Sharing Agreements entered into with members of the executive leadership team, executives reimburse the Company for a portion of the aggregate incremental cost to the Company attributable to each of their personal use of the Company aircraft. The calculation of incremental cost for personal use of Company aircraft includes the variable costs incurred as a result of their personal flight activity, including charges for aircraft fuel, landing fees, and any travel expenses for the flight crew. The variable costs for the Company’s fractional ownership share include the regular hourly charge, the fuel variable charge, international flat fees and other fees. Mr. Zillmer and Mr. Bruno are not reimbursed by the Company for any personal income taxes associated with their personal use of the Company aircraft or the Company fractional ownership share. Personal guests of Mr. Zillmer and Mr. Bruno accompanied them on certain business flights which resulted in zero incremental cost to the Company.

b)

Premium payments for term life insurance or the Survivor Income Protection Plan as follows: for Mr. Zillmer, $1,176, for Mr. Ondrof, $1,176, for Ms. McKee, $10,344, for Mr. Bruno, $1,176, and for Ms. Harrington, $1,176.

c)	Amounts that constitute the Company match to the Savings Incentive Retirement Plan for fiscal 2022 of $9,750 for each of Mr. Bruno, and Mses. McKee and Harrington.

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Grants of Plan-Based Awards for Fiscal Year 2022

The following table provides information about equity and non-equity awards granted to our named executive officers in fiscal 2022.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards(2) ($)			Estimated Future Payouts under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Type(1)	Grant Date	Committee Meeting Date	Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum

Zillmer	ACI			568,750	2,275,000	4,550,000

	NQSOs(4)	11/18/2021	11/8/2021								214,609	$36.89	$2,850,008

	PSUs(5)	11/18/2021	11/8/2021				41,204	51,505	61,806				$1,900,019

	PSUs(6)	11/18/2021	11/8/2021				26,176	69,802	174,505				$2,850,016

	RSUs(7)	11/18/2021	11/8/2021							51,505			$1,900,019

Ondrof	ACI			200,000	800,000	1,600,000

	NQSOs(4)	11/18/2021	11/8/2021								45,181	$36.89	$600,004

	PSUs(5)	11/18/2021	11/8/2021				8,675	10,844	13,013				$400,035

	PSUs(6)	11/18/2021	11/8/2021				5,511	14,696	36,740				$600,038

	RSUs(7)	11/18/2021	11/8/2021							10,844			$400,035

McKee	ACI			179,435	717,738	1,435,476

	NQSOs(4)	11/18/2021	11/8/2021								33,886	$36.89	$450,006

	PSUs(5)	11/18/2021	11/8/2021				6,506	8,133	9,760				$300,026

	PSUs(6)	11/18/2021	11/8/2021				4,133	11,022	27,555				$450,028

	RSUs(7)	11/18/2021	11/8/2021							8,133			$300,026

Bruno	ACI			163,750	655,000	1,310,000

	NQSOs(4)	11/18/2021	11/8/2021								41,793	$36.89	$555,011

	PSUs(5)	11/18/2021	11/8/2021				8,024	10,030	12,036				$370,007

	PSUs(6)	11/18/2021	11/8/2021				5,097	13,593	33,983				$555,002

	RSUs(7)	11/18/2021	11/8/2021							10,030			$370,007

Harrington	ACI			127,500	510,000	1,020,000

	NQSOs(4)	11/18/2021	11/8/2021								33,886	$36.89	$450,006

	PSUs(5)	11/18/2021	11/8/2021				6,506	8,133	9,760				$300,026

	PSUs(6)	11/18/2021	11/8/2021				4,133	11,022	27,555				$450,028

	RSUs(7)	11/18/2021	11/8/2021							8,133			$300,026

(1)	ACI = Annual Cash Incentive; NQSO = Non-Qualified Stock Option, PSU = Performance Stock Unit, RSU = Restricted Stock Unit

(2)	The amounts represent the threshold, target, and maximum payouts under the Management Incentive Bonus Plan for the 2022 performance period.

(3)

This column shows the full grant date fair value of non-qualified stock options, performance stock units and restricted stock units granted to our named executive officers in fiscal 2022 under FASB ASC Topic 718. The grant date fair value for performance stock units granted in fiscal 2022 assumes achievement of the target amount. For additional information on the valuation assumptions, refer to Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. These amounts do not correspond to the actual value that will be received by the named executive officers.

(4)	These stock options were granted under the 2013 Stock Plan, vest 33% annually over three years and have a ten-year term, subject to grantee’s continued employment.

(5)

These performance stock units were granted under the 2013 Stock Plan and vest at the end of fiscal 2024, provided that the performance targets, based on Average ROIC, are met for the three-year period ending September 27, 2024.

(6)

These performance stock units were granted under the 2013 Stock Plan and vest at the end of fiscal 2024, provided that the performance targets, based on Adjusted Revenue Growth and Adjusted Operating Income Growth, modified by Relative TSR, are met for the three-year period ending September 27, 2024.

(7)	These restricted stock units were granted under the 2013 Stock Plan and vest annually 33% per year over three years, subject to the grantee’s continued employment.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by our NEOs at 2022 fiscal year-end.

		Option Awards						Stock Awards
Name	Type	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zillmer	NQSOs	150,158	150,159			$42.43	11/21/2029
	NQSOs	354,213	177,107			$28.30	9/4/2030
	NQSOs	—	132,451			$35.00	9/4/2030
	NQSOs	—	172,118			$45.00	9/4/2030
	NQSOs	—	271,740			$65.00	9/4/2030
	NQSOs	—	218,341			$55.00	9/4/2030
	NQSOs	—	341,804			$85.00	9/4/2030
	NQSOs	—	332,226			$75.00	9/4/2030
	NQSOs	—	59,803	(6)		$85.00	1/7/2031
	NQSOs	—	214,609			$36.89	11/18/2031
	PSUs(3)									68,222	$2,128,533
	RSUs(4)							132,722	$4,140,928
Ondrof	NQSOs	30,594	30,594			$43.57	1/7/2030
	NQSOs	74,571	37,286			$28.30	9/4/2030
	NQSOs	—	44,151			$35.00	9/4/2030
	NQSOs	—	57,373			$45.00	9/4/2030
	NQSOs	—	72,781			$55.00	9/4/2030
	NQSOs	—	90,580			$65.00	9/4/2030
	NQSOs	—	110,742			$75.00	9/4/2030
	NQSOs	—	133,869			$85.00	9/4/2030
	NQSOs	—	45,181			$36.89	11/18/2031
	PSUs(3)									14,364	$448,143
	RSUs(4)							27,803	$867,464
McKee(5)	NQSOs	30,817	—			$23.92	12/20/2023
	NQSOs	77,202	—			$28.66	11/19/2024
	NQSOs	67,582	—			$32.65	11/20/2025
	NQSOs	75,651	—			$34.08	11/18/2026
	NQSOs	54,858	—			$40.74	11/16/2027
	NQSOs	40,371	13,457			$36.74	11/15/2028
	NQSOs	23,709	23,710			$42.43	11/21/2029
	NQSOs	55,928	27,965			$28.30	9/4/2030
	NQSOs	—	33,113			$35.00	9/4/2030
	NQSOs	—	43,030			$45.00	9/4/2030
	NQSOs	—	54,586			$55.00	9/4/2030
	NQSOs	—	67,935			$65.00	9/4/2030
	NQSOs	—	83,057			$75.00	9/4/2030
	NQSOs	—	100,402			$85.00	9/4/2030
	NQSOs	—	33,886			$36.89	11/18/2031

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		Option Awards					Stock Awards
Name	Type	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	PSUs(3)								10,773	$336,108
	RSUs(4)						23,106	$720,915
Bruno	NQSOs	12,327	—		$23.92	12/20/2023
	NQSOs	13,176	—		$27.05	5/12/2024
	NQSOs	48,251	—		$28.66	11/19/2024
	NQSOs	35,903	—		$32.65	11/20/2025
	NQSOs	56,738	—		$34.08	11/18/2026
	NQSOs	41,143	—		$40.74	11/16/2027
	NQSOs	40,371	13,457		$36.74	11/15/2028
	NQSOs	23,709	23,710		$42.43	11/21/2029
	NQSOs	3,964	3,965		$42.24	12/4/2029
	NQSOs	65,250	32,625		$28.30	9/4/2030
	NQSOs	—	44,151		$35.00	9/4/2030
	NQSOs	—	57,373		$45.00	9/4/2030
	NQSOs	—	72,781		$55.00	9/4/2030
	NQSOs	—	90,580		$65.00	9/4/2030
	NQSOs	—	110,742		$75.00	9/4/2030
	NQSOs	—	133,869		$85.00	9/4/2030
	NQSOs	—	41,793		$36.89	11/18/2031
	PSUs(3)								13,285	$414,506
	RSUs(4)						27,152	$847,134
Harrington	NQSOs	9,452	—		$16.21	7/9/2023
	NQSOs	3,082	—		$23.92	12/20/2023
	NQSOs	9,651	—		$28.66	11/19/2024
	NQSOs	5,703	—		$32.65	11/20/2025
	NQSOs	6,383	—		$34.08	11/18/2026
	NQSOs	6,858	—		$40.74	11/16/2027
	NQSOs	3,633	1,212		$36.74	11/15/2028
	NQSOs	17,633	5,878		$30.59	3/4/2029
	NQSOs	15,390	5,130		$37.66	8/8/2029
	NQSOs	23,709	23,710		$42.43	11/21/2029
	NQSOs	55,928	27,965		$28.30	9/4/2030
	NQSOs	—	33,113		$35.00	9/4/2030
	NQSOs	—	43,030		$45.00	9/4/2030
	NQSOs	—	54,586		$55.00	9/4/2030
	NQSOs	—	67,935		$65.00	9/4/2030
	NQSOs	—	83,057		$75.00	9/4/2030
	NQSOs	—	100,402		$85.00	9/4/2030
	NQSOs	—	33,886		$36.89	11/18/2031
	PSUs(3)								10,773	$336,108
	RSUs(4)						22,699	$708,199

(1)	The amounts in this column are time vesting options that have vested, generally based on the vesting schedules described below in footnote 2.

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(2)

These are options subject to time vesting and vest 25% at the end of each of the first four years from the date of grant, other than fiscal 2021 annual equity grant, with an exercise price of $28.30 (made in September 2020), which vests 33% at the end of each of the first three years; and premium priced option grants, with exercise prices ranging from $35—$85, which vest 33% after three years, 33% after four years, and 33% after five years) and the fiscal 2022 annual equity grant, with an exercise price of $36.89 (made in November 2021) which vests 33% at the end of each of the first three years from the date of grant., provided that the NEO is still employed, with certain exceptions (disability, retirement or death). See “Potential Post-Employment Benefits”. All options were granted on the date that is ten years prior to the listed expiration date.

(3)

Performance Stock Units granted in fiscal 2022 are subject to three-year cumulative Adjusted Revenue Growth (ARG) weighted 30% and Adjusted Operating Income Growth (AOIG) weighted 30%, both modified by Relative TSR. The awards vest between 37.5% and 250% of target amount based on actual performance during the performance periods, assuming the threshold performance requirement is met. The remaining 40% of the performance stock units are subject to three-year Average Return on Invested Capital (ROIC) which vests between 80% and 120% of target amount based on actual performance during the performance period, assuming threshold performance is met. Performance Stock Units are not eligible to vest prior to the end of the performance period, and vest provided that the named executive officer is still employed on such dates with certain exceptions (disability, retirement or death). See “Potential Post-Employment Benefits”. Performance stock units accrue dividend equivalent units that are delivered only upon vesting of the underlying shares and such dividend equivalent units are included in the table. In all cases, outstanding awards are reflected at threshold payout levels.

(4)

Restricted stock units granted prior to September 4, 2020 are subject to time-vesting conditions and vest in four equal annual installments and restricted stock units granted on September 4, 2020 and November 18, 2021 are subject to time-vesting conditions and vest in three equal annual installments, in each case, provided that the NEO is still employed by us on such dates, with certain exceptions (disability, retirement, retirement with notice or death). See “Potential Post-Employment Benefits”. The number of restricted stock units listed includes dividend equivalents accrued with respect to such award:

Name	Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Name	Award Date	Number of Shares or Units of Stock That Have Not Vested (#)
Zillmer	11/21/2019	23,253	Bruno	11/15/2018	2,148
	9/4/2020	57,320		11/21/2019	3,673
	11/18/2021	52,149		12/4/2019	615
Ondrof	1/7/2020	4,756		9/4/2020	10,560
	9/4/2020	12,068		11/18/2021	10,155
	11/18/2021	10,980	Harrington	11/15/2018	194
McKee	11/15/2018	2,148		3/4/2019	855
	11/21/2019	3,673		8/8/2019	692
	9/4/2020	9,051		11/21/2019	3,673
	11/18/2021	8,235		9/4/2020	9,051
				11/18/2021	8,235

(5)

If a participant’s service with the Company or any of its subsidiaries terminates due to retirement (as defined in the 2013 Stock Plan), the installment of stock options and restricted stock units that are scheduled to vest on the next vesting date following such termination will immediately vest. With regards to performance stock units, a participant is eligible to vest in a portion of the award proportionate to the timing of the retirement and performance period (subject to achievement of the performance targets). In addition, if a participant’s service with the Company or any of its subsidiaries terminates due to retirement with notice (as defined in the 2013 Stock Plan), the next two installments of outstanding unvested equity awards (with the exception of premium priced stock options) will remain outstanding and eligible to vest on their original terms (with vesting of performance based equity incentives to remain subject to the achievement of the relevant performance condition), without regard to a requirement that the executive remain in service with the Company. Additionally, in such event of retirement with notice, any vested stock options granted beginning in fiscal 2018 would remain exercisable for up to three years following the later of such retirement with notice or applicable vesting date. For the premium priced stock options, upon a regular retirement, those that were scheduled to vest over the next year will continue to vest. Upon a retirement with notice, premium priced options that were scheduled to vest over the next two years will continue to vest. Only Ms. McKee was retirement and retirement with notice eligible as of the end of fiscal 2022. Subsequent to the end of fiscal 2022, Ms. McKee gave notice of her retirement on November 30, 2022 and will retire from the Company effective as of December 31, 2022. The unvested equity-based awards held by Ms. McKee on November 30, 2022 that are scheduled to vest between November 30, 2022 and December 1, 2023 will remain outstanding and become vested and non-forfeitable on the normal scheduled future vesting date(s) applicable to such awards. After December 1, 2023, any unvested awards will follow the scheduled future vesting date(s) for those who provide retirement with notice, as applicable to those awards, based on the retirement notice date of December 1, 2023. For more information see “Ms. McKee’s Retirement” above. For information on the value of equity awards which would have vested upon retirement as of the end of fiscal 2022, see the table of estimated payments presented in “Potential Post-Employment Benefits” below.

(6)

Subsequent to the 2020 fiscal year end, Mr. Zillmer agreed to forfeit 59,803 options because the total number of options granted to him on September 4, 2020 (fiscal 2020) inadvertently exceeded the annual limit of 2,000,000 options granted to an individual under the 2013 Stock Plan. These stock options are premium priced options, granted at an exercise price that exceeded the market value of the common stock on the date of grant, intended to motivate superior performance over the long term. The amount Mr. Zillmer agreed to forfeit was granted in calendar year and fiscal 2021.

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Option Exercises and Stock Vested Table for Fiscal Year 2022

The following table sets forth information with respect to the named executive officers concerning the exercise of options and the vesting of restricted stock units, and performance stock units in fiscal 2022.

Name	Option Awards		Stock Awards
	Number Of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)(1)	Number Of Shares Acquired On Vesting(2)(3) (#)	Value Realized On Vesting(1) ($)

Zillmer	—	$ —	68,802	$2,450,400

Ondrof	—	$ —	14,423	$514,189

McKee	—	$ —	15,048	$545,767

Bruno	—	$ —	16,341	$589,834

Harrington	—	$ —	12,854	$459,048

(1)	Value realized on exercise and vesting is calculated based upon the closing price of our common stock on the NYSE at the date of exercise or vesting, as applicable.

(2)	This column includes restricted stock units that have vested during the fiscal year. For restricted stock units the number of shares acquired on vesting includes dividend equivalents.

(3)	For each named executive officer, shares actually delivered upon vesting of restricted stock units were net of amounts withheld related to taxes.

Pension Benefits for Fiscal 2022

No named executive officer participated in a pension benefit plan during fiscal 2022.

Non-Qualified Deferred Compensation for Fiscal Year 2022

Our named executive officers are eligible to participate in a deferred compensation plan; the Second Amended and Restated Aramark Savings Incentive Retirement Plan, which is discussed in further detail below. Ms. McKee participated in predecessor plans to the 2007 Savings Incentive Retirement Plan, all of which are reflected in the table.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(3)(4) ($)

John Zillmer

2007 SIRP	—	—	—	—	—

Thomas Ondrof

2007 SIRP	—	—	—	—	—

Lynn McKee

2007 SIRP	43,065	9,750	93,981	—	2,891,174

Marc Bruno

2007 SIRP	51,753	9,750	46,868	—	1,463,580

Lauren Harrington

2007 SIRP	34,384	9,750	15,760	—	508,942

(1)

All amounts in this column were deferred under the 2007 Savings Incentive Retirement Plan during fiscal 2022; such amounts are included in the named executive officer’s salary amount in the Summary Compensation Table.

(2)

These amounts constitute the Company matching contributions to the 2007 Savings Incentive Retirement Plan for fiscal 2022, which were made in November 2022. These amounts are reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)

To the extent that participants’ earnings on their account balances for the 2007 Savings Incentive Retirement Plan exceeded 120% of the applicable federal rate, those excess earnings were reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table as follows: for Mr. Bruno, $9,189, for Ms. McKee, $18,425, and for Ms. Harrington, $3,090.

(4)

The Aggregate Balance at Fiscal Year End includes amounts that were reported in the Summary Compensation Table for the last three fiscal years for Ms. McKee, $129,822, Mr. Bruno, $125,771 and Ms. Harrington, $76,578.

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The Second Amended and Restated Aramark Savings Incentive Retirement Plan enables our named executive officers to defer up to 25% of their base salaries, which become our unfunded deferral obligations. We credit the deferral amounts with interest at the Moody’s Long Term Corporate Baa Bond Index rate for October of the previous year, which was 3.35% beginning January 1, 2022. From October 1, 2021 until December 31, 2021, we credited amounts deferred with an interest rate equal to 3.44%. Employees who participate in the Savings Incentive Retirement Plan are eligible to receive a Company matching contribution equal to 25-75% of the first 6% of their salary deferred up to the Internal Revenue Code maximum deferral limit ($20,500 for fiscal 2022). This match is intended to replicate what the employee would have received if he or she had been able to participate in our 401(k) plans. For fiscal 2022, the Company matching contribution was 50%. Participants in the Savings Incentive Retirement Plan may only make account withdrawals if there occurs an unforeseeable emergency as defined in the plan and the withdrawal is approved by the plan administrative committee. Company match amounts are not available for a hardship withdrawal. The Savings Incentive Retirement Plan is settled in cash following termination of employment and in compliance with certain requirements of Section 409A of the Internal Revenue Code.

The interest rate for both the Savings Incentive Retirement Plan and the Deferred Compensation Plan will be adjusted on January 1, 2023, based on the Moody’s Long Term Corporate Baa Bond Index rate for October 2022 which is 6.26%.

Potential Post-Employment Benefits

Our named executive officers may be eligible to receive benefits in the event their employment is terminated (1) upon their retirement, disability or death, (2) by Aramark without cause (or by the executive in certain cases of “good reason”), or (3) in certain circumstances following a change of control. The amount of benefits will vary based on the reason for the termination.

The following sections present a discussion and calculations, as of September 30, 2022, of the estimated benefits the named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions discussed in the footnotes to the table and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Each of our NEOs has entered into an agreement relating to employment and post-employment competition, which we refer to herein as an employment agreement. On July 16, 2020, Aramark entered into amended and restated employment agreements with each of the NEOs to promote general consistency in post-employment terms and conditions. In addition to the amounts disclosed in the following sections, each of our NEOs would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans and previously vested equity awards. For further information about previously earned and accrued amounts, see “Summary Compensation Table,” “Outstanding Equity Awards at 2022 Fiscal Year-End” and “Non-Qualified Deferred Compensation for Fiscal Year 2022.”

Termination without Cause / Resignation for Good Reason in the Absence of a Change of Control

If we terminate the NEO without cause (or Mr. Zillmer terminates employment for Good Reason), he or she will receive:

•	severance payments equal to his or her monthly base salary and target annual incentive for 18 months (24 months in the case of Mr. Zillmer) made in the course of our normal payroll cycle;

•	pro rata bonus provided for the year of termination at time of the regular payment based on actual performance outcomes;

•

participation in our basic medical and life insurance programs (basic medical, dental, and vision for Mr. Ondrof) during the period over which he or she receives severance payments, with the employee’s share of premiums deducted from the severance payments (provided until the age of 65 for Mr. Ondrof);

•	continuation of his or her monthly car allowance payments during the severance period;

•

reimbursement for professional outplacement services incurred during the applicable severance pay period, in an amount not to exceed 10% of the executive’s salary at the time of the termination (not provided to Mr. Zillmer); and

•	all of his or her vested stock options, with 90 days following termination of employment to exercise, with all other unvested equity awards automatically canceled.

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Termination without Cause / Resignation for Good Reason in Relation to a Change of Control

Our NEO employment agreements contain a “double trigger” change of control termination provision. If employment is terminated by us without cause during the two-year period following a change of control (or his or her employment is terminated prior to such change of control either at the request of a party to the change of control transaction or otherwise in connection with or in anticipation of such change of control which subsequently occurs) or if he or she resigns with Good Reason (as defined in his or her employment agreement and described below), following a change of control, he or she would receive:

•

cash severance benefits based on a multiple of two times his or her base salary and two times his or her target bonus (two and one-half times in the case of Mr. Zillmer) payable over a two-year period according to our payroll cycle (as a lump sum for Mr. Zillmer);

•	a lump sum payment equal to the portion of his or her target bonus attributable to the portion of the fiscal year served prior to termination, plus any earned but unpaid amounts;

•

continued medical, life and disability insurance at our expense (except for Mr. Ondrof who is eligible for continued medical, dental, and vision and responsible for paying the employee cost of his benefit continuation) for a two-year period following termination (two and one-half years in the case of Mr. Zillmer and until the age of 65 in the case of Mr. Ondrof);

•	outplacement counseling in an amount not to exceed 10% of base salary (not provided to Mr. Zillmer);

•	continued payment of his or her monthly car allowance payments, if provided at the time of termination, for a period of 24 months (30 months in the case of Mr. Zillmer); and

•

accelerated vesting of outstanding equity-based awards (as described below under “Change of Control Vesting of Equity Awards”) or retirement plan benefits as is specified under the terms of the applicable plans.

Termination for Cause / Resignation without Good Reason

Upon termination for cause or resignation without good reason, Aramark NEOs are not entitled to any severance benefits under their respective employment agreements and all vested stock options (on termination for cause) and unvested equity awards held by them would be immediately canceled. Termination for cause means termination of employment due to conviction or plea of guilty or nolo contendere to a felony, intentional fraud or dishonesty with regard to us that causes us demonstrable harm, willful and continuous failure to perform his or her lawfully assigned duties that are consistent with his or her position, willful violation of our Business Conduct Policy that causes material harm to us or our business reputation or intentionally working against our best interests, in each case after notice and failure to cure the conduct within 10 business days.

Upon a voluntary termination, Mr. Ondrof is eligible for continued basic group medical, dental, and vision coverage on substantially the same terms as applied immediately prior to the separation until Mr. Ondrof reaches the age of 65.

Retirement, Death or Disability

Named executive officers do not receive any special severance benefits upon retirement, death or disability, other than those under the Survivor Income Protection Plan and/or life insurance policies, as applicable, in the case of death (or, in the case of the Survivor Income Protection Plan, upon retirement after age 65). Additionally, Mr. Ondrof is eligible for continuation of basic group medical, dental, and vision coverage through the age of 65 if he resigns for any reason.

Equity Treatment for the CEO: With regard to equity awards, upon death or retirement with notice (for which Mr. Zillmer is not eligible unless he remains employed at the Company until October 7, 2024, and provides the Company at least six months of written notice of his intent to retire), Mr. Zillmer will be eligible to vest in all outstanding equity awards according to their pre-established vesting terms and performance conditions. In such event of retirement with notice, stock options would remain exercisable for their full remaining contractual terms.

Upon disability, Mr. Zillmer is eligible to vest in one additional tranche, or year of continued vesting in the case of the September 2020 and January 2021 premium priced option grants, of time-vesting equity awards and become vested in Performance Awards based on the following schedule: 1/3 of the award is eligible to vest based on actual performance as measured at the end of the three-year performance period if the disability event occurs during the first year of the three-year performance period, 2/3 of the award is eligible to vest based on actual performance as measured at the end of the three-year performance period if the disability event occurs during the second year of the

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three-year performance, and all of the award is eligible to vest based on actual performance as measured at the end of the three-year performance period if the disability event occurs during the third year of the three-year performance period. In addition, vested stock options remain exercisable for one year following termination of employment due to disability.

Equity Treatment for other NEOs: With regard to their equity awards, upon retirement (defined as reaching 60 years of age with five years of total service), death or disability, NEOs (excluding the CEO) are eligible to vest in one additional tranche, or year of continued vesting in the case of the September 2020 premium priced option grant, of time-vesting equity awards and become vested in Performance Awards based on the following schedule: 1/3 of the award is eligible to vest based on actual performance as measured at the end of the three-year performance period if the termination occurs during the first year of the three-year performance period, 2/3 of the award is eligible to vest based on actual performance as measured at the end of the three-year performance period if the termination occurs during the second year of the three-year performance, and all of the award is eligible to vest based on actual performance as measured at the end of the three-year performance period if the termination occurs during the third year of the three-year performance period. In addition, vested stock options remain exercisable for one year following termination of employment due to death, disability or retirement.

Beginning for awards granted in fiscal 2018, if any NEO has been employed with the Company for at least five years, is at least 62 years old and gives the Company at least one year’s written notice of his or her intent to retire, then upon such a retirement with notice (using the retirement date provided in the written notice regardless of any Board action to accelerate the retirement date), the next two tranches of outstanding, unvested equity awards will remain outstanding and eligible to vest on their original terms (with the vesting of performance based equity incentives to remain subject to the achievement of the relevant performance condition), without regard to a requirement that the executive remain in service with the Company. The premium priced option grant will continue vesting for two additional years post retirement with notice. Additionally, in such event of retirement with notice, any vested stock options granted beginning in fiscal 2018 would remain exercisable for up to three years.

Change of Control Vesting of Equity Awards

In the event of a change of control with respect to equity awards granted under the 2013 Stock Plan, upon a termination without cause (or, if applicable, a resignation for Good Reason) during the two-year period following a change of control, all time-vesting equity awards become immediately vested and all Performance Awards will become vested (i) at the target level if the termination date occurs prior to the end of the performance period and (ii) based on the actual performance level if the termination date occurs on or after the end of the performance period; provided that in the case of equity awards granted subject to the achievement of solely a relative total shareholder return condition, the vesting will remain subject to the achievement of such condition.

280G Golden Parachute Provisions

Each named executive officer agreement provides that if any payments in connection with a change of control of the Company would constitute excess parachute payments that are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be subject to a reduction to avoid any such excise taxes that may be due, if such reduction results in the executive retaining a greater after-tax amount than if executive received the full unreduced amount and paid all taxes (including the excise taxes) due. No employees are eligible to receive a gross-up payment in respect of any such excise taxes he or she may pay, including Ms. McKee whose agreement was amended in July 2020 to eliminate her excise tax gross-up benefit. If a change of control were to have occurred at the end of fiscal 2022, excise tax would have been imposed on Mr. Zillmer and he would have retained a greater after-tax amount if he paid the excise tax than if payments were reduced. If a change of control were to have occurred at the end of fiscal 2022, excise tax would have been imposed on Ms. Harrington and she would have retained a greater after-tax amount if her payments were reduced than if she paid the excise tax.

Restrictive Covenants

Named executive officers are each subject to (i) non-disclosure and non-disparagement obligations, (ii) a two-year non-competition covenant (two and one-half years in the case of Mr. Zillmer) if his or her employment is terminated in the absence of a change of control, provided that such period of restriction is reduced to one and one-half years (two years in the case of Mr. Zillmer) if he or she is terminated without cause or he or she resigns for good reason, in each case, following a change of control, and (iii) a two-year non-solicitation covenant (two and one-half years in the case of Mr. Zillmer) following his or her termination of employment.

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Good Reason Definitions

For Mr. Zillmer, “Good Reason” means any of the following actions absent a Change of Control or on or after a Change of Control, without Mr. Zillmer’s express prior written approval, other than due to Mr. Zillmer’s permanent disability or death:

•	removal by the Company’s Board of Directors from the position of Chief Executive Officer of the Company;

•	any decrease in Base Salary or Target Bonus;

•

any relocation of Mr. Zillmer’s principal place of business of 50 miles or more from the Company’s headquarters in Philadelphia, Pennsylvania, other than normal travel consistent with past practice; or

•

the Company’s material breach of the employment letter agreement between the Company and Mr. Zillmer dated October 6, 2019, which for the avoidance of doubt does not include the provisions of the Aramark Agreement relating to Employment and Post Employment Competition, but includes, without limitation, a diminution of Mr. Zillmer’s duties or authority as Chief Executive Officer (including reporting relationships).

Mr. Zillmer has twelve months from the time Mr. Zillmer first becomes aware of the existence of Good Reason to resign. Mr. Zillmer must provide notice of the existence of the condition within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company will have 30 days during which it may remedy the condition required to pay the amount.

For other NEOs, “Good Reason” means any of the following actions on or after a Change of Control, without the Executive’s express prior written approval, other than due to the Executive’s permanent disability or death:

•	any decrease in Base Salary or Target Bonus;

•

any decrease in the Executive’s pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to the Executive immediately prior to the Change of Control, but not including any such decrease or diminution that is inadvertent and that is cured within 30 days following written notice of such decrease or diminution by the Executive to the Company;

•

any diminution in the Executive’s title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which the Company immediately thereafter is no longer publicly held); or

•	any relocation of the Executive’s principal place of business of 35 miles or more, other than normal travel consistent with past practice.

The Executive shall have twelve months from the time the Executive first becomes aware of the existence of Good Reason to resign for Good Reason. The Executive must provide notice to the Company of the existence of the condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company will have a period of 30 days during which it may remedy the condition and not be required to pay the amount.

Definition of Change of Control

Change of control is defined in each of our named executive officers’ agreements relating to employment and post-employment competition to include the following:

•	an entity or group other than us, our former private equity sponsor owners or one of our employee benefit plans acquires more than 50% of our voting stock;

•

the Company experiences a reorganization, merger or sale or disposition of substantially all of our assets or we purchase the assets or stock of another entity unless the shareholders prior to the transaction own at least 50% of the voting stock after the transaction and no person owns a majority of the voting stock (unless that ownership existed before the transaction); or

•	a majority of the members of the Board are replaced during any 12-month period and the new directors are not endorsed by a majority of the Board before the replacement.

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Estimated Benefits Upon Termination – Subject to Change

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a termination of employment, assuming a September 30, 2022, termination date unless otherwise indicated and using the closing price of our common stock on the NYSE as of September 30, 2022 ($31.20). The named executive officers would also be eligible to receive their accrued deferred compensation (see “Nonqualified Deferred Compensation for Fiscal Year 2022”), which does not automatically accelerate upon a change of control, and the value of any vested stock options. Certain of the named executive officers have optional life insurance for which they pay 100% of the premium.

(1)

Represents acceleration of unvested stock options, restricted stock units and performance stock units that would vest upon the occurrence of the specified event. Calculations are based upon the closing price of our common stock on the NYSE as of September 30, 2022 ($31.20).

Name	Retirement ($)	Retirement with Notice ($)	Death(3) ($)	Disability ($)	Termination With Cause ($)	Termination Without Cause(4) ($)	Change Of Control(5) ($)
Zillmer(6)

Cash Payment (Lump Sum)	—	—	2,000,000	—	—	—	11,212,500

Cash Payment (Over Time)	—	—	—	—	—	7,150,000	—

Acceleration of Unvested Equity(1)	—	—	8,486,708	4,484,497	—	—	8,486,638

Benefit Continuation(2)	—	—	—	—	—	52,755	92,780

Total	—	—	10,486,708	4,484,497	—	7,202,755	19,791,918

Ondrof(7)

Cash Payment (Lump Sum)	—	—	2,000,000		—	—	800,000

Cash Payment (Over Time)	—	—	—	—	—	2,400,000	3,200,000

Acceleration of Unvested Equity(1)	—	—	941,981	941,981	—	—	1,782,405

Benefit Continuation(2)	—	—	—	181,154	—	280,954	287,554

Total	—	—	2,941,981	1,123,135	—	2,680,954	6,069,959

McKee(8)

Cash Payment (Lump Sum)	—	—	1,500,000	—	—	—	717,738

Cash Payment (Over Time)	—	—	3,447,559	—	—	2,153,214	2,870,952

Acceleration of Unvested Equity(1)	775,174	1,119,840	775,174	775,174	—	—	1,407,122

Benefit Continuation(2)	—	—	—	—	—	92,567	99,498

Total	775,174	1,119,840	5,722,733	775,174	—	2,245,781	5,095,310

Bruno(9)

Cash Payment (Lump Sum)	—	—	2,000,000	—	—	—	655,000

Cash Payment (Over Time)	—	—	—	—	—	1,965,000	2,620,000

Acceleration of Unvested Equity(1)	—	—	912,489	912,489	—	—	1,688,000

Benefit Continuation(2)	—	—	—	—	—	114,902	143,686

Total	—	—	2,912,489	912,489	—	2,079,902	5,106,686

Harrington(10)

Cash Payment (Lump Sum)	—	—	2,000,000	—	—	—	510,000

Cash Payment (Over Time)	—	—	—	—	—	1,665,000	2,060,165

Acceleration of Unvested Equity(1)	—	—	766,061	766,061	—	—	1,397,991

Benefit Continuation(2)	—	—	—	—	—	109,402	138,186

Total	—	—	2,766,061	766,061	—	1,774,402	4,106,342

(a)

Ms. McKee has attained the eligible retirement age of 60 under the 2013 Stock Plan and has been employed by the Company for at least five years. Therefore, the accelerated vesting for equity awards on retirement would apply only to Ms. McKee where applicable. Ms. McKee has also attained the eligible retirement with notice age of 62 under the 2013 Stock Plan and has been employed by the Company for at least five years. Therefore, the accelerated vesting for equity awards on retirement with notice would apply only to Ms. McKee as well, where applicable. . Ms. McKee will retire from the Company effective as of December 31, 2022. For more information see “Ms. McKee’s Retirement” above.

(b)

In the case of death or disability of any named executive officer, amounts were calculated assuming that all time-vesting options and restricted stock units scheduled to vest in fiscal 2023 vest with the exception of Mr. Zillmer who would vest in all outstanding equity awards

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upon death. With regard to unearned performance stock units, amounts were calculated assuming target performance levels were achieved, and proration applied, if applicable.

(c)

Unvested stock options, restricted stock units and performance stock units granted under the 2013 Stock Plan would become fully vested if the named executive officer is terminated without cause (or, if applicable, resigns for good reason) during the two-year period following the change of control (which, for purposes of this table, is assumed to have occurred on the last day of fiscal 2022).

(2)

The following assumptions were used in our calculation of the cost of benefits in connection with termination of employment: a 7% increase annually for health insurance premiums, dental insurance premiums, vision insurance premiums and excess health, with 2022 used as the base year, and no increase annually for life and accident insurance premiums. Due to her Retirement with Notice, Ms. McKee will be able to participate in the Company’s basic medical and life insurance programs until December 1, 2023.

(3)

Includes amounts payable under the Survivor Income Protection Plan (for Ms. McKee), various term life insurance policies and accidental death and dismemberment policies for which we pay all or part of the premium, which amounts are reflected in the “Summary Compensation Table.”

(4)	“Termination Without Cause” column means termination without cause (as defined in employment arrangements, if applicable) in the absence of a change of control.

(5)

Cash payments and benefit continuation included in this column will only be paid to or received by the named executive officers if they are terminated without cause (or, if applicable, resigns for good reason) following a change of control (or they are terminated prior to such change of control either at the request of a party to the change of control transaction or otherwise in connection with or in anticipation of such change of control which subsequently occurs.). Lump sum cash payments equate to the entire cash severance owed for Mr. Zillmer, and, for other NEOs, equates to the pro rata bonus which would be owed at target levels based on termination date. Equity awards granted under the 2013 Stock Plan vest if the named executive officer is terminated without cause (or, if applicable, resigns for good reason) during the two-year period following the change of control. With regard to performance-based equity, valuation is based on achieving target performance.

(6)

(a)

Mr. Zillmer would incur excise tax if a change of control of the Company had occurred on September 30,2022, as a portion of his payout would be considered an excess parachute payment. He is not entitled to a 280G gross up, but under the terms of his employment agreement, if his payout on a change of control would be considered an excess parachute payment, we would reduce his payments if that reduction (to avoid the excise tax) would result in him receiving a greater after tax amount than he would have received had he been paid the full amount and then paid the excise tax. For a termination as of September 30, 2022, it would be more beneficial for Mr. Zillmer to pay the excise tax than having his payments reduced. The Company would lose the deduction for all amounts it paid to Mr. Zillmer above the “base amount” as defined in the Internal Revenue Code.

(b)

Included in Mr. Zillmer’s benefit continuation: (i) in the case of termination without cause, are basic medical and life insurance coverage and a car allowance over a 24-month severance period; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within two years following, a change of control, are medical, disability and life insurance premiums for 30 months (at the Company’s expense) and a car allowance for 30 months.

(7)

(a)	Mr. Ondrof’s payout upon a change of control of the Company on September 30, 2022, would not be considered an excess parachute payment and subject to excise tax.

(b)

Included in Mr. Ondrof’s benefit continuation: (i) in the case of a termination due to disability are basic medical, dental, and vision coverage (until the age of 65); (ii) in the case of a termination without cause, are basic medical, dental, and vision coverage (until the age of 65) and a car allowance over an 18-month severance period, as well as outplacement benefits of 10% of his base salary; and (iii) in the case of termination without cause or resignation for good reason in connection with, or within two years following, a change of control, are basic medical, dental, and vision coverage until the age of 65, a car allowance for 24 months, as well as outplacement benefits of 10% of his base salary.

(8)

(a)

Ms. McKee has attained the eligible retirement age of 60 and retirement with notice age of 62 under the 2013 Stock Plan and has been employed by the Company or any of its subsidiaries for at least five years. Therefore, the accelerated vesting for equity awards on retirement and retirement with notice would apply to Ms. McKee, where applicable.

(b)	Ms. McKee’s payout upon a change of control of the Company on September 30, 2022, would not be considered an excess parachute payment and subject to excise tax.

(c)

Included in Ms. McKee’s benefit continuation: (i) in the case of termination without cause, are basic medical and life insurance coverage and a car allowance over an 18-month severance period, as well as outplacement benefits of 10% of her base salary; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within two years following, a change of control, are medical, life insurance, and disability premiums (if applicable) for two years (at the Company’s expense), a car allowance for 24 months, as well as outplacement benefits of 10% of her base salary.

(9)

(a)	Mr. Bruno’s payout upon a change of control of the Company on September 30, 2022, would not be considered an excess parachute payment and subject to excise tax.

(b)

Included in Mr. Bruno’s benefit continuation: (i) in the case of termination without cause, are basic medical and life insurance coverage and a car allowance over an 18-month severance period, as well as outplacement benefits of 10% of his base salary; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within two years following, a change of control, are medical, life insurance, and disability premiums for two years (at the Company’s expense), a car allowance for 24 months, as well as outplacement benefits of 10% of his base salary.

(10)

(a)

Ms. Harrington would incur excise tax if a change of control of the Company had occurred on September 30, 2022, as a portion of her payout would be considered an excess parachute payment. She is not entitled to a 280G gross up, but under the terms of her employment agreement, if her payout on a change of control would be considered an excess parachute payment, we would reduce her payments if that reduction (to avoid the excise tax) would result in her receiving a greater after tax amount than she would have received had she been paid

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the full amount and then paid the excise tax. If a change of control occurred on September 30, 2022, the total amount of $2,730,000 payable to Ms. Harrington would be reduced by $159,835 to $2,570,165, which is reflected in the table. The Company would lose the deduction for all amounts it paid to Ms. Harrington above the “base amount” as defined in the Internal Revenue Code.

(b)

Included in Ms. Harrington’s benefit continuation: (i) in the case of termination without cause, are basic medical and life insurance coverage and a car allowance over an 18-month severance period, as well as outplacement benefits of 10% of her base salary; and (ii) in the case of termination without cause or resignation for good reason in connection with, or within two years following, a change of control, are medical, life insurance, and disability premiums for two years (at the Company’s expense), a car allowance for 24 months, as well as outplacement benefits of 10% of her base salary.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we have calculated the ratio of the annual total compensation of our CEO to that of our median employee for fiscal 2022 (the “CEO pay ratio”). As described in this proxy statement, Mr. Zillmer served as our CEO for the entirety of fiscal 2022. The Company believes this ratio is a reasonable estimate, calculated as described below.

Measurement Date

We initially identified our median employee for purposes of our pay ratio disclosure for fiscal 2021 by annualizing (where applicable) fiscal 2021 base cash compensation for our full-time and part-time employees (other than the CEO) globally who were employed on July 3, 2021, the first day of our 4th fiscal quarter. The regulations allow organizations to retain the same median employee for up to three years as long as their underlying workforce demographics did not significantly change. As of September 30, 2022, we employed approximately 273,875 employees globally. Since the employee initially identified as the median employee in 2021 was no longer an employee of the Company at the end of fiscal 2022, for the fiscal 2022 CEO pay ratio analysis, we are using a similarly situated employee to the employee initially identified as the median employee, whose compensation is substantially similar to that of the original median employee identified.

Consistently Applied Compensation Measure

We chose base cash compensation as our consistently applied compensation measure, which we believe encompasses the principal method of cash compensation we use for our employees and provides a reasonable estimate of annual compensation for our employees.

We included all full-time, part-time, seasonal and temporary workers employed on such date in the calculation other than approximately 3,466 employees in Mexico who were excluded using the de minimis exemption allowed by applicable SEC rules. The excluded employees represent less than 5% of our total global population of 230,924 as of July 3, 2021 consisting of 121,306 U.S. employees and 106,152 non-U.S. employees.

Findings

Using this methodology, in fiscal 2021 we identified our median employee as a full-time custodial services worker working in the U.S. At that time, a sample of similarly situated employees within proximity of the median employee was identified. As of September 30, 2022, the median employee from fiscal 2021 is no longer employed with the Company. For fiscal 2022, the similarly situated median employee was selected from the sample identified in fiscal 2021. This employee has been employed as a food service employee working in the U.S. since 2018.

We then calculated the fiscal 2022 total annual compensation of our similarly situated median employee to be $15,154 using the same methodology we used for our named executive officers as set forth in the Summary Compensation Table. The total compensation of the CEO for fiscal 2022 in the Summary Compensation Table is $13,342,828. Based on these calculations, the CEO pay ratio for fiscal 2022 was 880 to 1.

This CEO pay ratio represents a reasonable good faith estimate, calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Aramark common stock that may be issued under all of Aramark’s existing equity compensation plans as of September 30, 2022, including the 2021 Employee Stock Purchase Plan, 2013 Stock Plan and the 2007 Management Stock Incentive Plan (the “2007 Stock Plan”).

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights(1)(2)	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance (Excluding Securities Reflected In Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	17,570,581	$47.97	16,403,990
Equity compensation plans not approved by security holders:	—	—	—
Total:	17,570,581	$47.97	16,403,990

(1)

Under the 2007 Stock Plan, options, restricted stock units and restricted stock were granted to employees of or consultants to the Company. Deferred stock units were granted to directors of the Company under the 2007 Stock Plan. As of December 12, 2013, no further grants were made or may be made under the 2007 Stock Plan. Under the 2013 Stock Plan, options, stock appreciation rights, restricted shares, restricted stock units, shares and deferred stock units and dividend equivalent awards may be granted, but the 2013 Stock Plan does not separately segregate the shares used for each type of award. As of September 30, 2022, 10,766,862 shares were available under the 2021 Employee Stock Purchase Plan and 5,637,128 shares were available for grant under the 2013 Stock Plan.

(2)

In addition to shares issuable upon exercise of stock options, includes shares issuable upon the settlement of 201,998 deferred stock units, and 3,463,735 restricted stock units; in each case issuable under the 2007 Stock Plan or the 2013 Stock Plan at a rate of one share for each unit. Also includes shares issuable upon the settlement of performance awards issued under the 2013 Stock Plan for awards granted in FY2022. The deferred stock units, restricted stock units and performance stock units do not have an exercise price. Therefore, these awards are not included in the calculation of weighted average exercise price in column (b).

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PROPOSAL NO. 4 — VOTE TO APPROVE ARAMARK 2023 STOCK INCENTIVE PLAN

PROPOSAL SUMMARY

What Are You Voting On?

Shareholders are being asked to consider and approve a proposal to approve the Aramark 2023 Stock Incentive Plan (the “2023 Stock Plan”).

Voting Recommendation

The Board recommends that you vote “FOR” the approval of the 2023 Stock Plan.

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” this proposal, which would be your vote to approve, the 2023 Stock Plan.

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APPROVAL OF THE ARAMARK 2023 STOCK INCENTIVE PLAN

Shareholders are being asked to consider and approve a proposal to approve the Aramark 2023 Stock Incentive Plan (the “2023 Stock Plan”) to replace the Third Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”). The 2023 Stock Plan, if approved, will permit the Company to continue making equity-based and other incentive awards to its employees, directors, consultants and advisors in a manner intended to properly incentivize such individuals by aligning their interest with the interests of the Company’s shareholders. When the 2013 Plan was amended most recently in January 2021, the Company had reserved 36,500,000 shares for issuance of awards, and as of December 12, 2022, 3,295,157 shares remained available for future grants of awards. The proposed 2023 Stock Plan would reserve for issuance 8,500,000 shares to be available for future grants. Following the approval of the 2023 Stock Incentive Plan by the shareholders of the Company, the Company will no longer make grants under the 2013 Plan, other than the 2023 annual DSU grants to directors that will take place on the date of the 2023 Annual Meeting. However, to the extent an award under the 2013 Plan is forfeited, canceled, terminated or expires unexercised, in each case, after the effective date of the 2023 Stock Plan, the number of shares of common stock subject to such award will become available again for grant under the 2023 Stock Plan.

If approved by shareholders at the 2023 Annual Meeting, the proposed 2023 Stock Plan would:

•	Provide for 8,500,000 shares available for issuance under the 2023 Stock Plan[1]

Number of shares that will be authorized for future grant after stockholder approval of 2023 plan[1]	8,500,000
Number of options outstanding at December 12, 2022	13,139,536
Number of Full-Value Awards (Restricted Stock Units, Deferred Stock Units, and target Performance-based Stock Units) outstanding at December 12, 2022	4,681,028
Weighted Average Remaining Term of Outstanding Options	7.19
Weighted Average Exercise Price of Outstanding Options	$48.14

•

The share reserve in the 2023 Stock Plan is projected to cover two years of employee equity grants (see Aramark historical burn rate below). Please note that the burn rate below for fiscal 2020 includes both the fiscal 2020 annual equity grant (made in November 2019) and the fiscal 2021 annual equity grant (accelerated from November 2020 to September 2020). The fiscal 2021 burn rate was significantly lower than the prior three years because fiscal 2021 did not include an annual equity grant.

Fiscal Year	Stock Options Granted	Restricted Stock Units and Deferred Stock Units Granted	Performance Stock and Performance Stock Units Earned	Total number of Full Value Awards Granted	Weighted Average Common Shares Outstanding	Burn Rate
2022	1,186,281	2,161,287	0	2,161,287	257,314,000	1.09%
2021	162,000	423,646	0	423,646	254,748,000	0.20%
2020	10,059,000	3,404,733	590,000	3,995,000	251,282,000	2.74%
Three-Year Average						1.34%

The Company is not currently contemplating any specific grants under the 2023 Stock Plan, other than, at this time, we anticipate that if the 2023 Stock Plan is approved by our shareholders, grants to directors under our Director Deferred Compensation Plan following the 2023 Annual Meeting would be made under the 2023 Stock Plan. If the 2023 Stock Plan is not approved by our shareholders, such grants will instead be made under the 2013 Plan.

1	Shares subject to awards that expire or are forfeited or otherwise become available for grant under the 2013 Plan will also be available for future grants under the 2023 Stock Plan.

The principal purpose of the proposed 2023 Stock Plan is to facilitate our continued ability to grant contemplated long-term performance awards to key employees, directors and consultants of the Company. Our ability to make equity-based awards helps us attract, retain and motivate key employees and directors as well as foster long-term value creation. The Board of Directors believes that the number of shares requested to be reserved for equity-based awards under the 2023 Stock Plan represents a reasonable amount of potential equity dilution and will allow the Company to continue to grant equity-based awards, which are an important component of our overall compensation program. Based on the Company’s historical equity grant practices, the Company believes that the share reserve under the 2023 Stock Plan of 8,500,000 shares will enable the Company to make equity grants at appropriate levels

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for approximately the next 2 years. Other than the changes set forth below, we are not seeking to make other material changes to the terms of the 2013 Plan document. The 2023 Stock Plan removes most of the individual annual limits that were in the 2013 Plan that are no longer required under Section 162(m) of the Internal Revenue Code, increases the non-employee director annual limit on equity and cash fees from $750,000 to $1,000,000 and permits the Committee to exercise positive or negative discretion.

The Company’s Board of Directors has approved the adoption of the 2023 Stock Plan and, if the 2023 Stock Plan is approved by shareholders at the 2023 Annual Meeting, it will become immediately effective as of the date of the 2023 Annual Meeting. If shareholders do not approve the 2023 Stock Plan, the 2013 Plan will continue as currently in effect.

For a discussion of the 2023 Stock Plan, see “2023 Stock Incentive Plan” below. Because this is only a summary, it does not contain all the information about the 2023 Stock Plan that may be important to you and is qualified in its entirety by the full text of the 2023 Stock Plan as set forth in Appendix A hereto.

The Company’s Board of Directors recommends that shareholders vote for the approval of the 2023 Stock Plan.

2023 Stock Incentive Plan

Purpose and Eligibility. The purpose of the 2023 Stock Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our current and prospective directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, which may (but need not) be measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our shareholders. As of December 12, 2022, approximately 2,200 employees, directors and consultants including our executive officers, would be eligible to participate in the programs approved under the 2023 Stock Plan. In addition, a small number of consultants that we may engage from time-to-time, along with the members of the Board, are eligible to participate in the 2023 Stock Plan.

Administration. The 2023 Stock Plan will be administered by the Compensation Committee, a sub-committee or other committee of the Board as may be appointed pursuant to the 2023 Stock Plan or the Board (as applicable, for purposes of this Proposal No. 4, the “Committee”). The Committee has the sole and plenary authority to establish the terms and conditions of any award and any amendments thereto consistent with the provisions of the 2023 Stock Plan. The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2023 Stock Plan and any instrument or agreement relating to, or any award granted under, the 2023 Stock Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of the 2023 Stock Plan; accelerate the vesting or exercisability of, payment for or lapse of restrictions on awards; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2023 Stock Plan.

Shares Subject to the 2023 Stock Plan. The 2023 Stock Plan provides that the total number of shares of common stock that may be issued under the 2023 Stock Plan is 8,500,000. Additionally, no more than 2,000,000 shares of common stock may be issued upon the exercise of incentive stock options and the maximum number of shares of common stock that may be granted during any calendar year to any non-employee director serving on our board of directors, taken together with any cash fees earned by such non-employee director during such calendar year, shall not exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). To the extent an award under the 2023 Stock Plan or the 2013 Plan is forfeited, canceled, terminated or expires unexercised, in each case, after the effective date of the 2023 Stock Plan, the number of shares of common stock subject to such award will become available again for grant under the 2023 Stock Plan. Notwithstanding the above, shares of common stock that are used to pay the exercise price of an award or to satisfy tax withholding obligations, including shares redeemed as part of a “net exercise” settlement, will no longer be available for future grant under the 2023 Stock Plan.

Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by us or with which we combine (referred to as “substitute awards”). The number of shares of common stock underlying any substitute awards will not be counted against the total number of shares of common stock available for awards under the 2023 Stock Plan. No award may be granted

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under the 2023 Stock Plan during any suspension of the 2023 Stock Plan or after the tenth anniversary of the effective date of the 2023 Stock Plan, but awards theretofore granted may extend beyond that date.

Minimum Vesting Term on Employee Awards. Subject to certain acceleration events as proscribed in the 2023 Stock Plan or any award agreement thereunder, awards will be subject to a one-year minimum vesting requirement, excluding for this purpose, (i) any Award granted to a Non-Employee Director on the date of the Company’s annual meeting of stockholders that vests (or, if applicable, becomes exercisable) on the date of the Company’s next annual meeting of stockholders, provided that such next annual meeting is held no earlier than 50 weeks after the prior annual meeting, and (ii) any Award granted as a Substitution Award (as defined in Section 5(e)); provided, however, that shares of Common Stock up to 5% of the total share authorization set forth in Section 5(b) may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

Options. The Committee may grant non-qualified stock options and incentive stock options, under the 2023 Stock Plan. All stock options granted under the 2023 Stock Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date the option is granted, and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the option is intended to qualify as an incentive stock option, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Internal Revenue Code. The maximum term for stock options granted under the 2023 Stock Plan will be ten years from the initial date of grant, or five years with respect to any stock options intended to qualify as incentive stock options granted to a participant who owns stock representing more than 10% of the voting power of all classes of stock of us or any of our affiliates.

The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law and subject to the limitations set forth in the 2023 Stock Plan: (i) in cash, (ii) by surrender of shares of common stock having a fair market value equal to the aggregate exercise price for the shares being purchased, (iii) through a “net exercise” arrangement where a number of shares with a fair market value equal to the exercise price is withheld by us in satisfaction of the exercise price and/or tax withholding obligations; (iv) in other property having a fair market value on the date of exercise equal to the purchase price; (v) through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, or (vi) a combination of the foregoing methods. No fractional shares will be issued or delivered pursuant to the 2023 Stock Plan or any award, and the Committee will determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto will be canceled, terminated or otherwise eliminated.

Stock Appreciation Rights. The Committee may grant stock appreciation rights under the 2023 Stock Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (ii) the numbers of shares of common stock covered by the stock appreciation right being exercised. The strike price per share of a stock appreciation right granted in tandem with an option will be the exercise price of the related option and in the case of a stock appreciation right granted independent of an option, the fair market value on the date of grant (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units. The Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon the expiration of the applicable restricted period, one share of common stock for each restricted stock unit, or, if provided in a restricted stock unit award agreement, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of the 2023 Stock Plan, the holder will generally have the rights and privileges of a shareholder as to such restricted shares of common stock, including without limitation the right to vote such restricted shares of common stock. A holder of restricted stock units will have no rights as a shareholder until such time as the award has vested and any other applicable conditions and/or criteria have been satisfied and the shares of common stock underlying the award have been issued to the holder.

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Stock Bonus Awards. The Committee may issue unrestricted common stock, or other awards denominated in shares of common stock, either alone or in tandem with other awards, under the 2023 Stock Plan.

Deferred Stock Units. The Committee may grant deferred stock units under the 2023 Stock Plan. Generally, each deferred stock unit will entitle the holder thereof to receive one share of common stock on the date the deferred stock unit becomes vested or upon a specified settlement date thereafter (which settlement date may, but is not required to, be the date of the participant’s termination of relationship). A holder of deferred stock units will have no rights as a shareholder until such time as the award has vested and any other applicable conditions and/or criteria have been satisfied and the shares of common stock underlying the award have been issued to the holder.

Dividend Equivalents. The Committee may grant dividend equivalents based on dividends declared on the common stock, to be credited as of the dividend payment dates during the period between the date an award is granted to a participant and the date such award vests, is exercised, is distributed or expires, as determined by the Committee. Such dividend equivalents will be converted to cash, additional awards or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the Committee. The 2023 Stock Plan precludes the payment of dividends or dividend equivalent rights on performance-based awards unless and until the corresponding performance-based award has been earned in accordance with its terms.

Performance Compensation Awards. The Committee may also grant stock or cash-based performance-based awards under the 2023 Stock Plan. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply.

The Committee will establish the objective performance goals for each participant. The performance criteria that will be used to establish the performance goals will be based on the attainment of target levels of, a targeted percentage increase in, or solely the achievement of, one or more of the following Company or business group measures (which may be expressly modified by the Committee with respect to the relevant performance period): (i) earnings before interest and taxes (“EBIT”), (ii) return on net assets, (iii) net income, (iv) after tax return on investment, (v) sales, (vi) revenues, (vii) earnings per share, (viii) total shareholder return, (ix) return on equity, (x) return on investment, (xi) total business return, (xii) return on gross investment, (xiii) operating cash flow, (xiv) free cash flow, (xv) operating income, (xvi) pretax income, (xvii) return on invested capital, (xviii) stock price appreciation, (xix) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (xx) margin based upon any of EBIT, operating income, pretax income, EBITDA or any other profit measure or (xxi) any other measure selected by the Committee. The measures may be based on our absolute performance or our performance relative to a peer group or other external measure of selected performance. The performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. The Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance criteria specified above.

Change in Capital Structure and Similar Events. Subject to Section 13 of the 2023 Stock Plan, in the event of (a) any dividend, extraordinary cash dividend or other distribution (whether in the form of securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of our shares of common stock or other securities, issuance of warrants or other rights to acquire our shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock, or (b) unusual or nonrecurring events affecting us, any of our affiliates, or the financial statements of us or any of our affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee must make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of: (i) adjusting any or all of (A) the number of our shares of common stock or other securities which may be delivered in respect of awards or with respect to which awards may be granted under the 2023 Stock Plan and (B) the terms of any outstanding award, including, without limitation, (1) the number of shares of common stock subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution

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or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders, in cash, shares of common stock, other securities or other property, or any combination, the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of common stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price thereof.

Effect of Change of Control. Except to the extent otherwise provided in an award agreement, in the event of (i) the occurrence of a change of control of us (“Change of Control”) and (ii) thereafter, a termination of relationship of a participant by us without cause or by the participant for good reason (if applicable) that occurs prior to the second anniversary of the date of such Change of Control, then notwithstanding any provision of the 2023 Stock Plan to the contrary, (including the provisions authorizing mandatory adjustments upon an equity restructuring and equitable adjustments upon certain events as set forth in Section 12 of the 2023 Stock Plan), with respect to all or any portion of the participant’s outstanding award or awards: (a) the then outstanding options and stock appreciation rights will become immediately exercisable on the date of the termination of relationship; (b) the period of restriction applicable to awards will expire as of the date of the termination of relationship (including without limitation a waiver of any applicable performance goals); (c) performance periods in effect on the date the termination of relationship will end on such date, and all applicable performance goals will be deemed to have been achieved at the applicable “target” levels of performance; and (d) all awards that have been previously deferred are to be settled in full as soon as practicable, but if and only if, with respect to an award which provides for the deferral of compensation and is subject to Section 409A of the Internal Revenue Code, (I) such termination of relationship occurs prior to the second anniversary of the Change of Control and (II) such settlement does not contradict any pre-existing deferral election under any other plan, program or arrangement of the Company or any of its Affiliates then in effect.

Nontransferability of Awards. An award will not be transferable or assignable by a participant except by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant’s family members, any trust established solely for the benefit of participant or such participant’s family members, any partnership or limited liability company of which participant, or participant and participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our board of directors may amend, alter, suspend, discontinue, or terminate the 2023 Stock Plan or any portion thereof at any time, except that no such amendment, alteration, suspension, discontinuation or termination may be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement (including the rules or requirements of any securities exchange or inter-dealer quotation system on which our shares may be listed). In addition, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

Plan Duration. The 2023 Stock Plan will expire on the tenth anniversary of the effective date of the 2023 Stock Plan (i.e., February 3, 2033), and no awards may be granted after such expiration, but awards theretofore granted may be extended beyond that date.

Clawback Provisions. All awards (including any proceeds, gains or other economic benefit actually or constructively received by the participant in respect of such awards) will be subject to the provisions of any clawback policy implemented by the Company or set forth in the applicable award agreement, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law and New York Stock Exchange rules and regulations.

Certain United States Federal Income Tax Consequences

Stock Options. An employee to whom an incentive stock option (“ISO”) that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such option. No federal

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income tax deduction will be allowable to the Company upon the grant or exercise of such ISO. However, upon the exercise of an ISO, special alternative minimum tax rules apply for the employee.

When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and the Company will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Any subsequent sale of the shares by the employee will result in long- or short-term capital gain or loss, depending on the applicable holding period. Subject to applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Stock. Unless an election is made by the Participant under Section 83(b) of the Code, the grant of an award of restricted stock will have no immediate tax consequences to the Participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted stock agreement between the Participant and the Company), a Participant will recognize ordinary income in an amount equal to the product of (x) the fair market value of a share of common stock of the Company on the date on which the restrictions lapse, less any amount paid with respect to the award of restricted stock, multiplied by (y) the number of shares of restricted stock with respect to which restrictions lapse on such date. The Participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The Participant’s holding period will commence on the date on which the restrictions lapse.

A Participant may make an election under Section 83(b) of the Code within 30 days after the date of transfer of an award of restricted stock to recognize ordinary income on the date of award based on the fair market value of common stock of the Company on such date. An employee making such an election will have a tax basis in the shares of restricted stock equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted stock, and the employee’s holding period for such restricted stock for tax purposes will commence on the day after such date.

With respect to shares of restricted stock upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Stock Units. A Participant to whom a restricted stock unit (“RSU”) or performance stock unit (“PSU”) is granted generally will not recognize income at the time of grant (although the Participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of shares of common stock of the Company in respect of an RSU or PSU, a Participant will recognize ordinary income in an amount equal to the product of (x) the fair market value of a share of common stock of the Company on the date on which the common stock of the Company is delivered, multiplied by (y) the number of shares of common stock of the Company delivered.

Other Stock-based Awards. With respect to other stock-based awards paid in cash or common stock, Participants will generally recognize income equal to the fair market value of the award on the date on which the award is delivered to the recipient.

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Code Section 409A. Section 409A of the Code (“Section 409A”) generally sets forth rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2023 Stock Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Committee intends to administer and operate the 2023 Stock Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a Participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event the Company is required to delay delivery of shares or any other payment under an award in order to avoid the imposition of an additional tax under Section 409A, the Company will deliver such shares (or make such payment) on the first day that would not result in the Participant incurring any tax liability under Section 409A. The Committee may amend the 2023 Stock Plan and outstanding awards to preserve the intended benefits of awards granted under the 2023 Stock Plan and to avoid the imposition of an additional tax under Section 409A.

General. Ordinary income recognized by virtue of the exercise of non-qualified options, the lapse of restrictions on restricted stock or RSUs or payments made in cash or shares of common stock of the Company are subject to applicable tax withholding as required by law. To the extent permitted by the Committee, Participants may be allowed to satisfy tax withholding requirements by withholding in shares (including, to the extent permitted by the Committee, at rates exceeding the minimum statutory withholding rates, if such withholding arrangements are permitted under Internal Revenue Service withholding rules and will not result in adverse accounting consequences to the Company).

The Company generally will be entitled to a federal tax deduction to the extent permitted by the Code at the time and in the amount that ordinary income is recognized by Participants.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of options or other awards or to their employers or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

The Company anticipates filing a registration statement on Form S-8 with the SEC to register shares of common stock under the 2023 Stock Plan, subject to and effective upon stockholder approval, as soon as practicable following stockholder approval of the 2023 Stock Plan.

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Certain Relationships and Related Transactions

Review of Related Party Transactions

The Board adopted a written Policy Regarding Transactions with Related Persons, which is administered by the Audit Committee, provided that in lieu of approval by the Audit Committee, any such transaction may be reviewed and approved or ratified by a committee of disinterested members of the Board. This policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person (as defined in Item 404(a) of SEC Regulation S-K) has a direct or indirect material interest; provided, however, the Board has determined that certain transactions not required to be reported pursuant to Item 404(a) of SEC Regulation S-K are not considered to be transactions covered by the Policy. Under the policy, a related person transaction must be reported to the Company’s General Counsel and be reviewed and approved or ratified by the Audit Committee (or disinterested members of the Board) in accordance with the terms of the policy, prior to the effectiveness or consummation of the transaction, whenever practicable. The Audit Committee will review all relevant information available to it about the potential related person transaction. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

On October 6, 2019, the Company entered into the Stewardship Framework Agreement with Mantle Ridge pursuant to which, (i) Mr. Zillmer was appointed as Chief Executive Officer of the Company, (ii) each of Mr. Beckers-Vieujant, Ms. Bisaccia, Ms. Morrison and Mr. Quelch resigned from the Board of Directors, (iii) the Company appointed each of Mr. Zillmer, Mr. Hilal, Ms. Cameron, Ms. King and Mr. Winkleblack to the Board, and Mr. Hilal as Vice Chairman of the Board, and (iv) the Company agreed to subsequently nominate each of such individuals, as well as Mr. Creed, for election as directors at the 2020 Annual Meeting, (v) the Company agreed to limit the size of the Board at eleven directors until the end of the Company’s fiscal year ending September 30, 2022, and (vi) the Company agreed to submit a proposal to its shareholders to amend the Amended and Restated Certificate of Incorporation of the Company to permit holders of at least 15% of the outstanding shares of Common Stock to call special meetings of the Company’s shareholders. With respect to the 2020 Annual Meeting, Mantle Ridge agreed to vote its shares in favor of each of the Company’s director nominees and to approve an increase in the equity issuable under the Company’s benefit plans. On December 14, 2020 the Company and Mantle Ridge amended the Stewardship Framework Agreement to increase the limit on the size of the Board prior to October 6, 2022 to twelve directors; provided that if at any time prior to October 6, 2022, any director (other than Mr. Hilal or his designee) ceased to serve on the Board, then the limit would again be eleven directors. Mr. Darden retired from the Board in July 2021. On December 15, 2021, Mantle Ridge waived that limitation under the Stewardship Framework Agreement. This limitation has now expired. The obligations under the Stewardship Framework Agreement will terminate upon Mantle Ridge ceasing to have an economic ownership position of at least 2.0% of the outstanding common stock (as calculated under the Stewardship Framework Agreement), subject to certain specified obligations that will terminate at a later date.

Pursuant to the Stewardship Framework Agreement, the Company and Mantle Ridge entered into a registration rights agreement on December 14, 2020 (the “Registration Rights Agreement”). The Registration Rights Agreement entitles the Mantle Ridge Group to certain demand and “piggy-back” registration rights with respect to securities of the Company that they hold. In addition, the Company is required to use commercially reasonable efforts to file and maintain a shelf registration statement covering the shares beneficially owned by the Mantle Ridge Group. The Company is also required to pay registration fees and certain expenses of the Mantle Ridge Group relating to such registrations and indemnify the Mantle Ridge Group for certain liabilities under the federal and state securities laws.

From time to time in the ordinary course of our business we may enter into commercial transactions, including the sale and purchase of goods and services, on an arm’s-length basis with entities that, together with their affiliates, beneficially own five percent or more of our common stock. We believe that none of these transactions is significant enough to be considered material to either party.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership, as of December 12, 2022, of (i) each individual or entity known by us to beneficially own more than five percent of the shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and director nominees and (iv) all of our directors and executive officers as a group. As of December 12, 2022, we had approximately 950 holders of record.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is Aramark, 2400 Market Street, Philadelphia, Pennsylvania 19103.

Name of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class (%)(1)

Capital International Investors(2)	26,197,149	10.14%

Mantle Ridge LP(3)	25,683,393	9.94%

The Vanguard Group(4)	22,903,642	8.87%

RBC Capital Markets, LLC(5)	21,551,515	8.34%

Morgan Stanley(6)	18,175,784	7.04%

Affiliates of Farallon Partners, L.L.C.(7)	17,962,483	6.95%

Nomura Global Financial Products, Inc.(8)	17,885,524	6.92%

John J. Zillmer(9)	983,981	*

Thomas G. Ondrof(10)	176,281	*

Lynn B. McKee(11)	798,633	*

Marc Bruno(12)	530,112	*

Lauren A. Harrington(13)	220,472	*

Susan M. Cameron(14)	—	*

Greg Creed(15)	12,474	*

Daniel J. Heinrich(16)	3,750	*

Bridgette P. Heller(17)	—	*

Paul C. Hilal(18)	25,683,393	9.94%

Kenneth M. Keverian(19)	—	*

Karen M. King(20)	14,359	*

Patricia E. Lopez(21)	—	*

Stephen I. Sadove(22)	28,511	*

Kevin G. Wills	—	—

Arthur B. Winkleblack(23)	13,626	*

Directors and Executive Officers as a Group (16 Persons)(24)	28,465,594	11.02%

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*	Less than one percent

(1)	As of December 12, 2022, we had 258,348,348 shares outstanding.

(2)

Information based on a Schedule 13G/A filed December 9, 2022 by Capital International Investors reporting beneficial ownership by Capital International Investors consisting of sole voting power with respect to 25,231,199 of these shares and sole dispositive power with respect to all of these shares. The address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(3)

Information based on a Schedule 13D/A filed August 16, 2022 by Mantle Ridge LP, MR BridgeStone Advisor LLC and Mr. Paul C. Hilal reporting beneficial ownership, consisting of shared voting power and shared dispositive power over all of these shares. The address of Mantle Ridge LP is 712 Fifth Avenue, Suite 17F, New York, NY 10019.

(4)

Information based on a Schedule 13G/A filed February 9, 2022 by The Vanguard Group, reporting beneficial ownership by The Vanguard Group, and certain of its subsidiaries, consisting of shared voting power with respect to 197,247 of these shares, sole dispositive power over 22,417,076 of these shares and shared dispositive power over 486,566 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Information based on a Schedule 13G/A filed February 14, 2022 by RBC Capital Markets, LLC, reporting beneficial ownership by RBC Capital Markets, LLC, consisting of shared voting power and shared dispositive power over all of these shares. The address of RBC Capital Markets, LLC is 200 Vesey Street, New York, NY 10281.

(6)

Information based on a Schedule 13G/A filed February 10, 2022 by Morgan Stanley, reporting beneficial ownership by Morgan Stanley, consisting of shared voting power with respect to 16,651,248 of these shares and shared dispositive power over all of these shares. The address of Morgan Stanley is 1585 Broadway New York, NY 10036.

(7)

Information based on a Schedule 13G/A filed February 8, 2022 by Farallon Partners, L.L.C. and the following associated entities and persons: Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital F5 Master I, L.P., Farallon Capital (AM) Investors, L.P., Farallon Equity Partners Master, L.P., Farallon Partners, L.L.C., Farallon Institutional (GP) V, L.L.C., Farallon F5 (GP), L.L.C., Farallon Equity Partners (GP), L.L.C., Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren, and Mark C. Wehrly (collectively, the “Farallon Reporting Persons”), reporting beneficial ownership, consisting of shared voting power and shared dispositive power over all of these shares. The address of the Farallon Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(8)

Information based on a Schedule 13G/A filed February 14, 2022 by Nomura Global Financial Products, Inc. and Nomura Holdings, Inc., reporting beneficial ownership, consisting of shared voting power and shared dispositive power over all of these shares. The address of Nomura Global Financial Products, Inc. is Worldwide Plaza, 309 West 49th Street, New York, NY 10019 and the address of Nomura Holdings, Inc. is 13-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan.

(9)	Shares shown as beneficially owned by Mr. Zillmer reflect 650,986 shares subject to stock options exercisable as of December 12, 2022 or within 60 days of December 12, 2022.

(10)	Shares shown as beneficially owned by Mr. Ondrof reflect 135,522 shares subject to stock options exercisable as of December 12, 2022 or within 60 days of December 12, 2022.

(11)

Includes beneficial ownership of shares held by a general partnership for which Ms. McKee serves as a general partner and shares held in trusts over which Ms. McKee may be deemed to have investment control. Shares shown as beneficially owned by Ms. McKee reflect 462,725 shares subject to stock options exercisable as of December 12, 2022 or within 60 days of December12, 2022.

(12)	Shares shown as beneficially owned by Mr. Bruno reflect 382,057 shares subject to stock options exercisable as of December 12, 2022 or within 60 days of December 12, 2022.

(13)	Shares shown as beneficially owned by Ms. Harrington reflect 181,784 shares subject to stock options exercisable as of December 12, 2022 or within 60 days of December 12, 2022.

(14)

Does not include 17,789 deferred stock units that are vested or will vest within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Ms. Cameron six months following her termination.

(15)

Includes beneficial ownership of shares held through a trust over which Mr. Creed has investment control. Does not include 21,644 deferred stock units that are vested or will vest within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Mr. Creed six months following his termination.

(16)

Represents beneficial ownership of shares held through a trust over which Mr. Heinrich has investment control. Does not include 43,118 deferred stock units that are vested or will vest or within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Mr. Heinrich six months following his termination as a director.

(17)

Does not include 9,314 deferred stock units that are vested or will vest or within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Ms. Heller six months following her termination as a director.

(18)	Mr. Hilal is the Chief Executive Officer of Mantle Ridge LP and may be deemed to have investment control over the shares described in footnote 2 above.

(19)

Does not include 4,686 deferred stock units that are vested or will vest within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Mr. Keverian six months following his termination.

(20)

Does not include 4,472 deferred stock units that are vested or will vest or within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Ms. King six months following her termination as a director and includes 4,686 deferred stock units that are vested or will vest within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Ms. King upon vesting on February 2, 2023.

(21)

Does not include 4,686 deferred stock units that are vested or will vest within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Ms. Lopez six months following her termination.

(22)

Does not include 37,808 deferred stock units that are vested or will vest or within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Mr. Sadove six months following his termination as a director. Includes beneficial ownership of shares held through a trust over which Mr. Sadove has investment control.

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(23)

Includes 4,686 deferred stock units that are vested or will vest within 60 days of December 12, 2022, and that will convert to shares of common stock and be delivered to Mr. Winkleblack upon vesting on February 2, 2023.

(24)

Shares shown as beneficially owned by directors and executive officers as a group: (i) reflect 1,813,074 shares subject to stock options exercisable currently, or within 60 days of December 12, 2022; and (ii) does not include 143,640 deferred stock units that are vested or will vest within 60 days of December 12, 2022 that are described in footnotes 15 to 17 and 19 to 23 above.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership of such stock with the SEC. Based solely on a review of forms filed and on written representations from certain reporting persons that no Form 5 was required to be filed, we believe our directors, executive officers and 10% beneficial owners complied during fiscal year 2022 with all applicable Section 16(a) filing requirements in a timely manner.

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General Information

2023 ANNUAL SHAREHOLDERS MEETING

What is a proxy or proxy statement? What is included in the proxy materials?

A proxy is your legal designation of another person to vote the stock you own – that person is sometimes called “your proxy.” A proxy statement is a document that SEC regulations require us to provide to you when we ask you to sign a proxy designating someone to vote on your behalf.

The Board is soliciting your proxy to vote at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”). You received proxy materials because you owned shares of Aramark common stock at the close of business on December 12, 2022, the record date, and that entitles you to vote at the Annual Meeting. Proxy materials are first being made available to shareholders on December 23, 2022.

Proxy materials include the Notice of Internet Availability, notice of annual meeting of shareholders, this proxy statement and our annual report for the year ended September 30, 2022 (the “Annual Report”). If you received a paper copy of the proxy materials, they also include a proxy card or voting instruction form. This proxy statement describes the matters on which the Board would like you to vote, and provides information about Aramark that we must disclose under SEC regulations when we solicit your proxy. You may refer to the Annual Report for financial and other information about us.

Your proxy will authorize specified persons, or proxies, to vote on your behalf at the Annual Meeting. We have designated three of our officers – John J. Zillmer, Lauren A. Harrington and Harold B. Dichter – as proxies for the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting.

When and where will the Annual Meeting be held?

The 2023 Annual Meeting will be a virtual meeting of stockholders and will take place on Friday, February 3, 2023 at 10:00 AM EST. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/ARMK2023.

Why is the Annual Meeting being webcast online?

This year the Annual Meeting will be a virtual meeting of stockholders held via a live audio webcast. The virtual meeting provides the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting through www.virtualshareholdermeeting.com/ARMK2023, providing our stockholders with the opportunity for meaningful engagement with the Company.

How can I participate in the meeting?

To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/ARMK2023. You will be able to submit questions during the meeting by typing your question into the “ask a question” box on the meeting page. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting 15 minutes prior to the meeting.

The virtual meeting format for the Annual Meeting enables full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We will take the following steps to ensure such an experience by (1) providing shareholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per shareholder unless time otherwise permits; and (2) answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

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How can I get electronic access to the proxy materials?

The proxy materials are available for viewing on www.proxyvote.com. The Notice of Internet Availability or proxy card that you received also provides instructions on how to:

•	vote your shares; and

•	select a future delivery preference of paper or electronic copies of the proxy materials.

What is “householding”?

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability, annual report or proxy statement addressed to those shareholders. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps to reduce costs. Your materials may be househeld based on your prior express or implied consent.

A number of brokerage firms with account holders who are Aramark shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. Householding benefits both you and Aramark because it reduces the volume of duplicate information received at your household and helps Aramark reduce expenses and conserve natural resources.

If you would like to receive your own set of Aramark’s Notice of Internet Availability, proxy statement and annual report now or in the future, or if you share an address with another Aramark shareholder and together both of you would like to receive only a single set of Aramark’s proxy materials in the future, please contact your broker (if you hold your shares in “street name”) or write or call Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number(s). You can also request prompt delivery of a copy of the Notice of Internet Availability, proxy statement and annual report by contacting Aramark’s Investor Relations Department at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

What am I voting on at the Annual Meeting?

Proposal	Item	Board’s Vote Recommendation	Page

1	To elect the 11 director nominees listed herein to serve until the 2024 annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR nominees listed herein	2

2	To ratify the appointment of Deloitte & Touche LLP as Aramark’s independent registered public accounting firm for the fiscal year ending September 29, 2023	FOR	24

3	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers	FOR	28

4	To approve the Aramark 2023 Stock Incentive Plan	FOR	67

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, we did not know of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the

Annual Meeting, Messrs Zillmer and Dichter and Ms. Harrington will have the authority to vote shares represented by properly executed proxies in their discretion on such matters.

How many votes can be cast by all shareholders?

Each share of Aramark common stock is entitled to one vote on each of the directors to be elected and one vote on each of the other matters properly presented at the Annual Meeting. There is no cumulative voting in the election of directors. We had 258,348,348 shares of common stock outstanding and entitled to vote on December 12, 2022.

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How many votes must be present to hold the Annual Meeting?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares of Aramark common stock entitled to vote at the Annual Meeting are present either in person or by proxy at the Annual Meeting. Abstentions and broker shares that include broker non-votes will be counted as present for purposes of determining whether a quorum exists. A broker non-vote occurs when shareholders who hold shares in street name do not provide voting instructions to the nominee that holds the shares and the nominee is not permitted to exercise voting discretion. Under the NYSE rules, a nominee may exercise its discretion to vote your shares in routine matters (Proposal 2 – Ratification of Independent Registered Public Accounting Firm) but not for non-routine matters (Proposals 1, 3 and 4).

How many votes are needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?

The Company’s Third Amended and Restated By-laws (the “By-laws”) provide for a majority voting standard in uncontested elections of directors. Under the By-laws, in an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with “abstentions” and “broker non-votes” not counting as a vote cast either “for” or “against” that nominee’s election) in order to be elected. Director nominees are required to agree to submit a resignation to the Board, which would be effective if the number of shares voted “against” a director exceeds the number of shares voted “for” such director in any election. In such an event, the Board shall decide, through a process managed by the Nominating, Governance and Corporate Responsibility Committee, whether to accept the resignation. A contested election will generally include any situation in which the Company receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard continues to apply in contested director elections.

The following table summarizes the vote threshold required for approval of each proposal, assuming a quorum is present, and the effect on the outcome of the vote of abstentions and broker non-votes.

Proposal Number	Item	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	To elect the 11 director nominees listed herein to serve until the 2024 annual meeting of shareholders and until their respective successors have been duly elected and qualified	Majority of votes cast at the meeting upon the election	No effect	Not voted/No effect

2	To ratify the appointment of the independent registered public accounting firm	Majority of shares present and entitled to vote on the matter	Counted “Against”	No broker non-votes; shares may be voted by brokers in their discretion

3	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers	Majority of shares present and entitled to vote on the matter	Counted “Against”	Not voted/No effect

4	To approve the 2023 Stock Incentive Plan	Majority of votes cast	Counted “Against”	Not voted/No effect

Signed but unmarked proxy cards will be voted in accordance with the recommendation of the Board: “for” each of the director nominees listed herein, “for” Proposal No. 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), “for” Proposal No. 3 (Approval of Compensation Paid to Our Named Executive Officers), and “for” Proposal No. 4 (Approval of 2023 Stock Incentive Plan).

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How do I vote if I own shares as a record holder?

If your name is registered on Aramark’s shareholder records as the owner of shares, you are the “record holder.” If you hold shares as a record holder, there are four ways that you can vote your shares.

•

Over the Internet. Vote at www.proxyvote.com. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Standard Time on Thursday, February 2, 2023. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•	You will need the 16-digit number included on your Notice of Internet Availability or your proxy card (if you received a paper copy of the proxy materials) to obtain your records and to vote.

•

By telephone. You can vote by calling 1-800-690-6903. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Standard Time on Thursday, February 2, 2023. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•	You will need the 16-digit number included on your Notice of Internet Availability or your proxy card (if you received a paper copy of the proxy materials) in order to vote by telephone.

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By mail. If you received a paper copy of the proxy materials, mark your voting instructions on the proxy card and sign, date and return it in the postage-paid envelope provided. If you received only a Notice of Internet Availability but want to vote by mail, the Notice includes instructions on how to request a paper proxy card. For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Standard Time on Thursday, February 2, 2023.

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Online at the Annual Meeting. You may vote and submit questions while attending the Annual Meeting online via live audio webcast. Shares held in your name as the stockholder may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/ARMK2023 during the meeting.

•

You will need the 16-digit number included on your Notice of Internet Availability or your proxy card (if you received a paper copy of the proxy materials) in order to be able to vote and enter the meeting.

•

Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

How do I vote if my Aramark shares are held by a bank, broker or custodian?

If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the holder of your shares will provide you with a Notice of Internet Availability or a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone. Unless you provide voting instructions, your shares may not be voted on any matter except for ratifying the appointment of our independent auditors. To ensure that your shares are counted in the other proposals to come before the Annual Meeting, we encourage you to provide instructions on how to vote your shares. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before it is voted at our annual meeting. If you are a record holder, you may:

•

Write to the Corporate Secretary at Aramark, 2400 Market Street, Philadelphia, Pennsylvania 19103. Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Your letter must be received by the Corporate Secretary before 3:00 p.m. Eastern Standard Time on Thursday, February 2, 2023

•

Send a new proxy card with a later date than the card submitted earlier (which automatically revokes the earlier proxy). We must receive your new proxy card before 11:59 p.m. Eastern Standard Time on Thursday, February 2, 2023;

•	Enter new instructions by telephone or Internet voting before 11:59 p.m. Eastern Standard Time on Thursday, February 2, 2023; or

•	Vote online at the Annual Meeting.

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If you hold your shares in street name, you may:

•	Submit new voting instructions in the manner provided by your bank, broker or other custodian; or

•	Contact your bank, broker or other custodian to request a proxy to vote online at the Annual Meeting.

Who will count the votes? Is my vote confidential?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as Inspectors of Election. The vote will be certified by the Company’s Inspector of Election. During the proxy solicitation period, the Company will receive vote tallies from time to time, but such tallies will provide aggregate figures rather than names of shareholders. Individual proxy voting and voting instructions will be kept confidential by Broadridge and will not be provided to the Company.

Who pays for the proxy solicitation and how will Aramark solicit votes?

Aramark pays the cost of preparing our proxy materials and soliciting your vote. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for an estimated fee of $20,000 plus expenses. Aramark will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. Proxies may be solicited on our behalf by our directors, officers, employees and agents, without additional remuneration, by telephone, electronic or facsimile transmission or in person.

Where can I find the voting results of the Annual Meeting?

We will publish the voting results of the Annual Meeting on a Current Report on Form 8-K filed with the SEC. The Form 8-K will be available online at www.Aramark.com within four business days following the end of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on Friday, February 3, 2023; This proxy statement, along with our Annual Report for the fiscal year ended September 30, 2022, are available free of charge on www.proxyvote.com.

2024 ANNUAL SHAREHOLDERS MEETING

When do you expect to hold the 2024 annual meeting of Shareholders?

We expect to hold the 2024 annual meeting on or around January 30, 2024, at a time and location to be announced later. The Board may change this date in its discretion.

How can I submit a recommendation of a director candidate for the 2024 Annual Meeting of Shareholders?

Shareholders who wish to submit director candidates for consideration by the Nominating Committee for election at our 2024 Annual Meeting of Shareholders may do so by submitting in writing such candidates’ names, along with the other information set forth in our By-laws, to the Corporate Secretary, at Aramark, 2400 Market Street, Philadelphia, PA 19103. All director candidates recommended by shareholders will be evaluated in the same manner as all other director candidates, regardless of who recommended the candidate.

How can I nominate a director or submit a Shareholder proposal for the 2024 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2024 Annual Meeting of Shareholders must submit their proposals to the Corporate Secretary, at Aramark, 2400 Market Street, Philadelphia, PA 19103. Proposals must be received on or before August 25, 2023. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2024 Annual Meeting of Shareholders.

Pursuant to our proxy access By-law provision, a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, may nominate and

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include in the Company’s annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the shareholder(s) and the nominee(s) meet the requirements specified in our By-laws. Notice of director nominations submitted under the proxy access By-law provision for the 2024 Annual Meeting of Shareholders must be received by the Corporate Secretary no earlier than October 6, 2023 and no later than November 5, 2023.

In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors, to be brought before an annual meeting of shareholders. In accordance with our By-laws, for a matter not included in our proxy materials to be properly brought before the 2024 Annual Meeting of Shareholders, a Shareholder’s notice of the matter that the Shareholder wishes to present must be delivered to the Corporate Secretary, at Aramark, 2400 Market Street, Philadelphia, PA 19103, not less than 90 nor more than 120 days prior to the first anniversary of the 2023 Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than October 6, 2023, and no later than November 5, 2023. If the date of the 2024 Annual Meeting of Shareholders is more than 30 days earlier or later than the anniversary date of the 2023 Annual Meeting, notice must be received not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition to satisfying the foregoing requirements under the Company’s By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 5, 2023. Copies of the Company’s By-laws may be obtained free of charge by contacting our Investor Relations Department, at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

Company Documents and Communications

How do I obtain copies of Aramark’s corporate governance and other company documents?

The Corporate Governance Guidelines, committee charters and Aramark’s code of ethics contained in its Business Conduct Policy are posted at www.aramark.com/investorrelations/corporategovernance. In addition, these documents are available in print without charge to any Shareholder who submits a written request to the Corporate Secretary at the address listed above.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.aramark.com) and click on “Investor Relations”. Copies of our proxy statement, form of proxy and our Annual Report for the year ended September 30, 2022, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: Investor Relations, Aramark, 2400 Market Street, Philadelphia, PA 19103. You may also contact our Investor Relations Department at Aramark, 2400 Market Street, Philadelphia, Pennsylvania, 19103, Attention: Investor Relations, telephone: (215) 409-7287, e-mail: investorrelations@aramark.com.

How can I communicate with the Board?

Shareholders and interested parties may contact any director, the Board, the Audit, Nominating or Compensation Committees, or the non-management or independent members of the Board as a group by addressing the particular person or group in care of the General Counsel of Aramark, 2400 Market Street, Philadelphia, PA 19103, who will forward such communications to the addressee.

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Annex A

Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide additional financial information that is meaningful and uses these measures to help evaluate operational results and make financial, operating and planning decisions. We believe these non-GAAP measures should be considered by investors and others when reviewing the Company’s performance.

Selected Operational and Financial Metrics

Adjusted Operating Income

Adjusted Operating Income represents operating income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of certain material acquisitions; merger and integration related charges; spin-off related charges and other items impacting comparability.

Free Cash Flow

Free Cash Flow represents net cash provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

Net New Business

Net New Business is an internal statistical metric used to evaluate our new sales and retention performance. The calculation is defined as the annualized value of gross new business less the annualized value of lost business.

We use Adjusted Operating Income and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to operating income determined in accordance with GAAP. Adjusted Operating Income and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Annex-1

Aramark and Subsidiaries

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED CONSOLIDATED OPERATING INCOME

(Unaudited) ($ in thousands)

Fiscal 2022

Operating Income (as reported)	$628,365

Amortization of Acquisition-Related Intangible Assets	108,676

Severance and Other Charges	19,606

Effect of Certain Acquisitions	1,813

Spin-off Related Charges	9,309

Gains, Losses and Settlements impacting comparability	12,535

Adjusted Operating Income	$780,304

Annex-2

Aramark and Subsidiaries

RECONCILIATION OF NON-GAAP MEASURES

FREE CASH FLOW

(Unaudited) ($ in thousands)

	Fiscal Year Ended 9/30/2022	Fiscal Year Ended 10/1/2021

Net Cash provided by operating activities	$694,499	$657,079

Net purchases of property and equipment and other	(364,755)	(375,344)

Free Cash Flow	$329,744	$281,735

Change	$48,009

Annex-3

Appendix A

Aramark 2023 Stock Incentive Plan

1. Purpose. The purpose of the Aramark 2023 Stock Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

2. Definitions. The following definitions shall be applicable throughout the Plan:

(a) “Affiliate” means with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this Plan, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

(b) “Effective Date” means the date on which the Plan is approved by the stockholders of the Company.

(c) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Dividend Equivalent award, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(d) “Award Agreement” means any agreement or other instrument (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) setting forth the terms of an Award that has been duly authorized and approved by the Committee.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, in the case of a particular Award with respect to a Participant, (i) if such Participant is at the time of termination a party to any employment, consulting or other similar agreement (any such agreement, an “Individual Agreement”) that defines such term, the meaning given in such Individual Agreement; (ii) otherwise if such Participant is at the time of termination a party to an Award Agreement which was entered into under this Plan and defines such term, the meaning given in the Award Agreement; and (iii) in all other cases, such Participant’s (A) commission of a felony or a crime of moral turpitude; (B) commission of a willful and material act of dishonesty involving the Company; (C) material breach of the Company’s Business Conduct Policy that causes harm to the Company or its business reputation; or (D) willful misconduct that causes material harm to the Company or its business reputation.

(g) “Change of Control” means, unless otherwise provided in an Award Agreement, the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

(ii) any person or group is or becomes the “beneficial owner” (as such term is used for purposes of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting stock of the Company, including by way of merger, consolidation or otherwise;

(iii) during any period of twenty-four (24) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iv) a complete liquidation or dissolution of the Company.

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In addition, if a Change of Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), or (iii) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

(i) “Committee” means the Compensation and Human Resources Committee of the Board, or a Sub-Committee as may be appointed pursuant to Section 4(a) or the Board.

(j) “Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

(k) “Company” means Aramark, a Delaware corporation, and any successor thereto.

(l) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(m) “Deferred Stock Unit” or “DSU” means the right to receive cash or one whole share of Common Stock for each whole Deferred Stock Unit awarded under Section 10(b) of the Plan.

(n) “Disability” means, unless the Award granted to the applicable Participant is subject to Section 409A of the Code, with respect to each Participant, the Participant is (i) unable to perform the material and substantial duties of the Participant’s Regular Occupation (as defined herein below) due to the Participant’s sickness or injury; and (ii) the Participant is under the regular care of a qualified doctor; and (iii) the Participant has incurred a twenty percent (20%) or more loss in the Participant’s monthly earnings due to that sickness or injury (or such other definition of disability that results in a termination of employment and commencement of receipt of benefits under the Company or its Affiliate’s long term disability plan, as in effect at the applicable time (the “LTD Plan”)). In the event that the Award granted to the applicable Participant is subject to Section 409A of the Code, the term Disability, shall instead have the meaning of “Disability” as defined under Section 409A of the Code or any successor provision of the Code at the applicable time. For purposes of this definition, the term “Regular Occupation” means the occupation the Participant is routinely performing when the Participant’s Disability begins, which shall be determined by the LTD Plan Claims Administrator as provided in the LTD Plan.

(o) “Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, reduce or increase the size of a Performance Compensation Award.

(p) “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 10(c) of the Plan.

(q) “Eligible Director” means a person who is with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act,

(r) “Eligible Person” means any (i) individual employed by the Company or any of its Affiliates; (ii) director of the Company or an Affiliate; or (iii) consultant or advisor to the Company or any of its Affiliates who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(t) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(u) “Fair Market Value’’ means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on one or more established U.S. national or regional securities exchanges, its Fair Market Value shall be the closing sale price for such Common Stock (or if no closing sale price is reported, the closing price on the last preceding date on which such prices of the Common Stock are so reported) on such date as reported in composite transactions for the principal exchange on which the Common Stock is listed (as determined by the Committee); (ii) if the Common Stock is not listed on a U.S. national or regional securities exchange but is traded over the counter at the time determination of its Fair Market Value is required to be

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made, its Fair Market Value shall be equal to the average between the high and low sales prices of the Common Stock on the most recent date on which the Common Stock was traded, as reported by Pink OTC Markets Inc. or a similar organization (as selected by the Committee); or (iii) if the Common Stock is not so traded, the Fair Market Value thereof shall be determined by the Committee in good faith.

(v) “Good Reason”, to the extent a Participant is party to an agreement relating to employment and post-employment competition, or other similar agreement, with the Company or any of its Affiliates (including any exhibits and schedules thereto) (an “ELC Agreement”) that contains a definition of “Good Reason”, has the meaning given to such term in a Participant’s ELC Agreement. For the avoidance of doubt, if a Participant is not party to an ELC Agreement or if a Participant’s ELC Agreement does not contain a definition of Good Reason, then such Participant shall not have grounds to effect a Termination of Relationship for Good Reason.

(w) “Immediate Family Members” shall have the meaning set forth in Section 15(b) of the Plan.

(x) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(y) “Indemnifiable Person” shall have the meaning set forth in Section 4(d) of the Plan.

(z) “Net Exercise” means a Participant’s ability to exercise an Option by directing the Company to deduct from the shares of Common Stock issuable upon exercise of such Option, a number of shares of Common Stock having an aggregate Fair Market Value equal to the sum of the aggregate Exercise Price therefor plus the amount of the Participant’s Tax Withholding, and the Company shall thereupon issue to the Participant the net remaining number of shares of Common Stock after such deductions.

(bb) “Nonqualified Stock Option’’ means an Option that is not designated by the Committee as an Incentive Stock Option.

(cc) “Option” means an Award granted under Section 7 of the Plan.

(dd) “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(ee) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ff) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(gg) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(hh) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(ii) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(jj) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(kk) “Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan.

(ll) “Person” means a “person” as such term is used for purposes of 13(d) or 14(d) of the Exchange Act, or any successor section thereto.

(mm) “Plan” means this 2023 Stock Incentive Plan.

(nn) “Prior Plan” means the Company’s Third Amended and Restated 2013 Stock Incentive Plan.

(oo) “Prior Plan Award” means an equity award granted under the Prior Plan which remained outstanding as of February 3, 2023.

(pp) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

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(qq) “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(rr) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(ss) “Retirement” means, with respect to a Participant, unless otherwise provided in an Award Agreement, the retirement of such Participant upon or after achieving age 60 and five (5) years of employment with the Company, any of its Affiliates, and/or any of their respective predecessors and giving 30 days’ written notice of such retirement to the Company; provided that such notice may be waived by the Chief Executive Officer or the Executive Vice President, Human Resources.

(tt) “SAR Period” has the meaning given such term in Section 8(b) of the Plan.

(uu) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(vv) “SEC” means the Securities and Exchange Commission.

(ww) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(xx) “Stock Bonus Award” means an Award granted under Section 10(a) of the Plan.

(yy) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(zz) “Sub-Committee” has the meaning given to such term in Section 4(a) of the Plan.

(aaa) “Substitute Award” has the meaning given to such term in Section 5(e) of the Plan.

(bbb) “Tax Withholding” means a Participant’s tax withholding for any federal, state, local and non-U.S. income and employment taxes that are withheld with respect to any Award granted hereunder pursuant to Section 15(c) of the Plan.

(ccc) “Termination of Relationship” means (i) if the Participant is an employee of the Company or any Affiliate, the termination of the Participant’s employment with the Company and its Affiliates for any reason; (ii) if the Participant is a consultant to the Company or any Affiliate, the termination of the Participant’s consulting relationship with the Company and its Affiliates for any reason; and (iii) if the Participant is a director of the Company or any Affiliate, the termination of the Participant’s service as a director of the Company or such Affiliate for any reason; including, in the case of clauses (i), (ii) or (iii), as a result of such Affiliate no longer being an Affiliate of the Company because of a sale, divestiture or other disposition of such Affiliate by the Company (whether such disposition is effected by the Company or another Affiliate thereof).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration.

(a) The Committee shall administer the Plan; provided, however, that the Compensation and Human Resources Committee may also delegate, at any time and from time to time, to any sub-committee of the Compensation and Human Resources Committee and the Board may also delegate, at any time and from time to time, to any other committee of the Board (in either case which shall consist of one or more members of the Compensation and Human Resources Committee or Board, respectively, and may consist solely of the Chief Executive Officer of the Corporation so long as he or she is a member of the Board) (a “Sub-Committee”), subject to such guidelines as the Board or the Compensation and Human Resources Committee may establish from time to time, the authority to act on behalf of the Compensation and Human Resources Committee or the Board with respect to

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any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, except that to the extent required to obtain exemption from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated thereunder, (i) the Compensation and Human Resources Committee or such Sub-Committee must consist of two or more members of Board and (ii) each member of the Compensation and Human Resources Committee or Sub-Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Compensation and Human Resources Committee or Sub-Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Compensation and Human Resources Committee or Sub-Committee that is otherwise validly granted under the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by the Committee shall be deemed the acts of the Committee. The Committee may also delegate to an executive officer or other employee of the Company the authority to grant Awards to non-executive officers or persons who are not “officers” (as defined in Section 16 of the Exchange Act) of the Company, to the extent permitted by applicable law.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Award and any amendments thereto; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(d) No member of the Board, the Committee, delegate of the Committee or any officer, employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud, gross negligence or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons

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may be entitled under the Company’s Certificate of Incorporation or Bylaws or as a matter of law or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(e) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan Limitations.

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent awards, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, the Committee is authorized to deliver under the Plan 8,500,000 shares of Common Stock and (ii) subject to Section 12 of the Plan, no more than 2,000,000 shares of Common Stock may be issued upon the exercise of Incentive Stock Options. Additionally, the maximum number of shares of Common Stock subject to Awards granted during a single calendar year to any Non-Employee Director, taken together with any cash fees earned by such Non-Employee Director during such calendar year, shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(c) Shares of Common Stock that are subject to or underlie Options, SARs, Restricted Stock, Restricted Stock Units or other Awards granted under the Plan and any Prior Plan Awards that are forfeited, cancelled, expire unexercised, or for any reason are canceled or terminated without having been exercised or delivered (including Shares of Common Stock that are subject to or underlie the unexercised, unvested or undelivered portion of any such Awards or Prior Plan Awards, in the case of Awards or Prior Plan Awards that were partially exercised, vested or delivered at the time of their expiration, cancellation or termination) shall, notwithstanding anything herein to the contrary, be available again for other Awards under the Plan. Shares of Common Stock that are settled in cash, redeemed as part of a Net Exercise settlement or as part of the payment of the required Exercise Price or Tax Withholding obligations, or that are purchased by the Company using proceeds received from Option exercises shall not be available again for other Awards under the Plan.

(d) Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. The number of shares of Common Stock reserved pursuant to Section 5(b) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Common Stock subject to Awards before and after the substitution.

(f) Awards granted under the Plan shall be subject to a minimum one-year vesting period, subject to potential acceleration of vesting in the event of a Participant’s death, disability or Retirement (to the extent provided in the applicable award agreement), ), excluding for this purpose, (i) any Award granted to a Non-Employee Director on the date of the Company’s annual meeting of stockholders that vests (or, if applicable, becomes exercisable) on the date of the Company’s next annual meeting of stockholders, provided that such next annual meeting is held no earlier than 50 weeks after the prior annual meeting, and (ii) any Award granted as a Substitution Award (as defined in Section 5(e)); provided, however, that shares of Common Stock up to 5% of the total share authorization set forth in Section 5(b) may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options.

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(a) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any of its Affiliates, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant; and provided, further, that a Nonqualified Stock Option may be granted with an Exercise Price lower than that set forth herein if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) and Section 409A of the Code.

(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any of its Affiliates; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Tax Withholding obligations of the Participant. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. Unless otherwise expressly provided by the Committee in any Award Agreement, the aggregate Exercise Price (and any Tax Withholding due) shall, to the extent permitted by applicable law, be payable:

(i) in cash (by wire transfer of immediately available funds to a bank account of the Company, by delivery of a certified check payable to the Company);

(ii) by surrender of shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company);

(iii) pursuant to a Net Exercise arrangement; provided, however, that in such event, the Committee may exercise its discretion to limit or prohibit the use of a Net Exercise solely with respect to Tax Withholding if the Committee determines in good faith that to allow for a Net Exercise with respect to Tax Withholding would result in a material negative impact on the Company’s and its subsidiaries, near-term liquidity needs;

(iv) in other property having a fair market value on the date of exercise equal to the Exercise Price,

(v) by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or

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(vi) a combination of the methods set forth in this Section 7(d).

Notwithstanding the foregoing, if on the last day of the Option Period, the Fair Market Value exceeds the Exercise Price, the Participant has not exercised the Option, and the Option has not otherwise expired, such Option shall be deemed to have been Net Exercised by the Participant on such last day prior to the expiration of the Option Period and the Company shall make the appropriate payment therefor.

(e) Notice of Exercise. A Participant (or other person, as provided in Section 15(b)) may exercise an Option (for the shares of Common Stock represented thereby) granted under the Plan in whole or in part (but for the purchase of whole shares only), as provided in the Award Agreement evidencing his Option, by delivering a notice (the “Notice”) to the Company in accordance with the Option exercise notice practices and procedures in effect at the Company from time to time. In accordance therewith, the Notice may include the following:

(i) that the Participant elects to exercise the Option;

(ii) the number of shares of Common Stock with respect to which the Option is being exercised (the “Option Shares”);

(iii) the method of payment for the Option Shares (which method must be available to the Participant under the terms of his or her Award Agreement);

(iv) the date upon which the Participant desires to consummate the purchase of the Option Shares (which date must be prior to the termination of such Option); and

(v) any additional provisions with respect to Notice consistent with the Plan as the Committee may from time to time require.

The exercise date of an Option shall be the date on which the Company receives the Notice and any payment due from the Participant.

(f) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option.

(g) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the SEC or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights.

(a) Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR.

(c) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have

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been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(d) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Tax Withholding obligations of the Participant. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee.

9. Restricted Stock and Restricted Stock Units.

(a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Book Entry and Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a Participant’s ownership to be recognized through uncertificated book entry. If the

Company elects to issue stock certificates, then stock certificates registered in the name of the Participant shall be issued and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c) Vesting. The Restricted Stock Period with respect to any shares of Restricted Stock shall lapse and the Restricted Stock Units shall vest in such manner and on such date or dates as determined by the Committee.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii) Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, provide in an Award Agreement the Company’s ability to elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any Tax Withholding obligations of the Participant.

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(e) Legends on Restricted Stock. To the extent applicable, all book entries (or stock certificates, if any) representing Restricted Stock awarded under the Plan shall bear a book entry notation or legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE ARAMARK 2023 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN ARAMARK AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF ARAMARK.

10. Stock Bonus Awards; Deferred Stock Units; Dividend Equivalents.

(a) Stock Bonus Awards. The Committee may issue unrestricted Common Stock, or other Awards denominated in Common Stock under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award Agreement. Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Deferred Stock Units. Each grant of Deferred Stock Units shall be evidenced by an Award Agreement. Each such grant shall be subject to the conditions set forth in this Section 10(b), and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Each Deferred Stock Unit shall entitle the holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Participant’s Termination of Relationship). Shares of Common Stock underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Committee shall not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Committee, a holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the shares of Common Stock underlying the Award have been issued to the Holder.

(c) Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash, additional Awards or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. No Dividend Equivalent shall be payable with respect to any Award unless specified by the Committee in the Award Agreement. Notwithstanding the above, no Dividend Equivalents shall be payable with respect to outstanding (i) Options or SARs or (ii) unearned Awards subject to vesting conditions unless and until the corresponding Award has vested in accordance with its terms.

11.	Performance Compensation Awards.

(a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to grant a performance-based Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award.

(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c) Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of target levels of, a targeted percentage increase in, or solely the achievement of, one or more of the following Company or business group measures (all capitalized terms not defined herein shall have the meanings contained in the Company’s audited financial statements for the relevant performance period as such terms and definitions may be expressly modified and established by the Committee with respect to the relevant performance period): (i) Earnings Before Interest and Taxes (“EBIT”), (ii) Return on Net Assets

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(“RONA”), (iii) Net Income, (iv) After Tax Return on Investment (“ATROI”), (v) Sales, (vi) Revenues, (vii) Earnings Per Share, (viii) Total Shareholder Return, (ix) Return on Equity (“ROE”), (x) Return on Investment (“ROI”), (xi) Total Business Return, (xii) Return on Gross Investment (“ROGI”), (xiii) Operating Cash Flow, (xiv) Free Cash Flow, (xv) Operating Income, (xvi) Pretax Income, (xvii) Return on Invested Capital (“ROIC”), (xviii) stock price appreciation, (xix) Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), (xx) Margin based upon any of EBIT, Operating Income, Pretax Income, EBITDA or any other profit measure or (xxi) any other measure selected by the Committee. The measures may be based on absolute Company performance or Company performance relative to a peer group or other external measure of selected performance. Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period and thereafter promptly communicate such Performance Criteria to the Participant.

(d) Modification of Performance Goal(s). In the event that applicable tax and/or securities laws permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. The Committee is authorized at any time, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events:

(i) a change in accounting standards or principles, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, infrequently occurring, nonrecurring items, to the extent such adjustments are stated at the time that the performance goals are determined. The Committee may also adjust, upward or downward, as applicable, the Performance Goals to reflect any other item or event, so long as any such item or event is separately identified as an item or event requiring adjustment of such Performance Goals at the time the Performance Goals are determined.

(e) Payment of Performance Compensation Awards.

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii) Use of Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate or increase the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Discretion if, in its sole judgment, such reduction, elimination or increase is appropriate.

(f) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11, but in no event later than two-and-one-half months following the end of the fiscal year during which the Performance Period is completed.

12. Changes in Capital Structure and Similar Events. Subject to Section 13, in the event of (a) any stock dividend, extraordinary cash dividend or other distribution (whether in the form of securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock, or (b) unusual or nonrecurring events affecting the Company, any of its Affiliates, or the financial statements of the Company or any of its Affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-

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dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and

(iii) cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).

For the avoidance of doubt, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards Codification Topic 718, Stock Compensation), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section l2 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, to the extent applicable. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13. Effect of Change of Control. Except to the extent otherwise provided in an Award Agreement, in the event of (i) the occurrence of a Change of Control, and (ii) thereafter, a Termination of Relationship of any given Participant by the Company or any of its Affiliates (or successors in interest) without Cause or by the Participant for Good Reason that occurs prior to the second anniversary of the date of such Change of Control, then notwithstanding any other provision of the Plan to the contrary (including the provisions authorizing mandatory adjustments upon an equity restructuring and equitable adjustments upon certain events, as set forth in Section 12), with respect to all or any portion of the Participant’s then outstanding Award or Awards:

(a) the then outstanding Options and SARs shall become immediately exercisable on the date of the Termination of Relationship;

(b) the Restricted Period shall expire on the date of the Termination of Relationship (which includes, without limitation the waiver of any applicable Performance Goals);

(c) Performance Periods in effect on of the date of the Termination of Relationship occurs shall end on such date, and with respect to each such Performance Period, all applicable Performance Goals shall be deemed to have been achieved at the applicable “target” levels of performance have been attained; and

(d) All Awards that have been previously deferred shall be settled in full as soon as practicable, but if any only if, with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the

Code, (I) such Termination of Relationship occurs prior to the second anniversary of the Change of Control and (II) such settlement does not contradict any pre-existing deferral election under any other plan, program or arrangement of the Company or any of its Affiliates then in effect.

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To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (d) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change of Control transactions with respect to the Common Stock subject to their Awards.

14.	Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no amendment to Section 11(c) or Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or interdealer quotation system on which the shares of Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, and (ii) the Committee may not cancel any outstanding Option or SAR when the per share Exercise Price or Strike Price exceeds the Fair Market Value in exchange for cash or another Award, and the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

(c) Extension of Termination Date. A Participant’s Award Agreement may provide that if the exercise of the Option or SAR, as applicable, following the Participant’s Termination of Relationship (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 7(c) and (ii) the expiration of a period of 30 days after the Participant’s Termination of Relationship during which the exercise of the Option would not be in violation of such registration requirements or other applicable requirements.

(d) Restriction on Grant of Awards. No Awards may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of the Effective Date.

15.	General.

(a) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or Termination of Relationship of a Participant, or of such other events as may be determined by the Committee. The terms of any Award issued hereunder shall be binding upon the executors, administrators, beneficiaries, successors and assigns of the Participant.

(b) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the satisfaction of any applicable vesting conditions and consequences of the Participant’s Termination of Relationship under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option or SAR shall be exercisable by the Permitted Transferee only if such Option or SAR has vested due to the Participant’s satisfaction of the applicable vesting criteria and only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Tax Withholding.

(i) A Participant shall be required to pay to the Company or any of its Affiliates, and the Company or any of its Affiliates shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii) Without limiting the generality of clause (i) above, the Committee shall, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (i) the deduction from any amount payable to the Participant in cash or the delivery of shares of Common Stock owned by the Participant having a Fair Market Value equal to such withholding liability, or (ii) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award, including, for the avoidance of doubt, shares redeemed as part of a Net Exercise settlement, a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules); provided, however, that in such event, the Committee may exercise its discretion to limit or prohibit the use of shares of Common Stock for such Tax Withholding if the Committee determines in good faith that to allow for the use of such shares with respect to Tax Withholding would result in a material negative impact on the Company’s and its Affiliates’ near-term liquidity needs.

(d) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any of its Affiliates, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards

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and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any of its Affiliates, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g) Termination of Relationship.

(i) Unless determined otherwise by the Committee, neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with any of its Affiliates (or vice-versa) shall be considered a Termination of Relationship with the Company or such Affiliate.

(ii) Notwithstanding anything in this Plan to the contrary, with respect to any Award, a Termination of Relationship shall not be deemed to have occurred if a Participant remains an employee or a member of the Board of the Company or any Affiliate, but a Termination of Relationship shall be deemed to have occurred if a Participant terminates employment but remains a consultant of the Company or any Affiliate; provided that this paragraph shall not be effective if its existence or its application would result in imposition of taxes under Section 409A of the Code.

(h) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.

Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the SEC or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of the Company or any of its Affiliates delivered under the Plan shall be subject to such stop transfer orders and other

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restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(n) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

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(o) Governing Law. All questions concerning the construction, interpretation and validity of the Plan and the instruments evidencing the Awards granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(p) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(s) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(t) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.

(u) Non-Qualified Deferred Compensation. To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Section 409A of the Code. Further, if any Award is subject to Section 409A of the Code, (a) references under the Plan or the applicable Award Agreement to the Participant’s Termination of Relationship shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code and (b) any installment of Shares or cash due under any such Award shall constitute a “separate payment” within the meaning of Section 409A of the Code. In addition, if at the time of the Participant’s separation from service with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable under any Award as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a Termination of Relationship. In addition, and notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and related Award Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an Award to fail to comply with Section 409A of the Code, to the extent applicable to such Award. However, in no event shall any member of the Board, the Company or any of its Affiliates (including their respective employees, officers, directors or agents) have any liability to any Participant (or any other person) with respect to this Section 15(v).

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(v) Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

(w) No Liability with Respect to Any Corporate Action. Subject to Section 15(v), nothing contained in the Plan or in any Award Agreement will be construed to prevent the Company or any Affiliate of the Company from taking any corporate action which is deemed by the Company or by its Affiliates to be appropriate or in its best interest and no Participant or beneficiary of a Participant will have any claim against the Company or any affiliate as a result of any such corporate action.

(x) Affiliate Employees. In the case of a grant of an Award to an employee or consultant of any Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the employee or consultant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.

(y) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to individuals who are eligible to participate in the plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(z) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

As adopted and approved by the Board of Directors of Aramark on December 15, 2022 and the stockholders of Aramark on February 3, 2023 to be effective as of February 3, 2023.

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ARAMARK

2400 MARKET STREET

PHILADELPHIA, PA 19103

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Standard Time on February 2, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ARMK2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 11:59 p.m. Eastern Standard Time on February 2, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D63634-P64084 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  ARAMARK

The Board of Directors recommends you vote FOR each of the director nominees listed below.

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Susan M. Cameron	☐	☐	☐

	1b. Greg Creed	☐	☐	☐

	1c. Bridgette P. Heller	☐	☐	☐

	1d. Paul C. Hilal	☐	☐	☐

	1e. Kenneth M. Keverian	☐	☐	☐

	1f. Karen M. King	☐	☐	☐

	1g. Patricia E. Lopez	☐	☐	☐

	1h. Stephen I. Sadove	☐	☐	☐

	1i. Kevin G. Wills	☐	☐	☐

	1j. Arthur B. Winkleblack	☐	☐	☐

	1k. John J. Zillmer	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as Aramark’s independent registered public accounting firm for the fiscal year ending September 29, 2023.	☐	☐	☐

3.	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.	☐	☐	☐

4.	To approve the Aramark 2023 Stock Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on February 3, 2023:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D63635-P64084

Aramark

Annual Meeting of Shareholders

February 3, 2023, 10:00 AM EST

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) John J. Zillmer, Lauren A. Harrington, and Harold B. Dichter, and each of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Aramark that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Standard Time, on February 3, 2023, live via the internet at www.virtualshareholdermeeting.com/ARMK2023, and any adjournment or postponement thereof and further authorize(s) such proxies to vote in his/her discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side